Exhibit 10.1

[EXECUTION COPY]

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of April 20, 2022

by and among

B. RILEY RETAIL SOLUTIONS WF, LLC,

as a Borrower,

THE OTHER BORROWERS FROM TIME TO TIME PARTY HERETO,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as the U.S. Lender,

and

Wells Fargo Capital Finance Corporation Canada,

as the Canadian Lender

i

4.	REPRESENTATIONS AND WARRANTIES	61

4.1	Limited Liability Company Existence; Compliance with Law.	61

4.2	Executive Offices; FEIN; Organizational Number.	62

4.3	Company Power, Authorization, Enforceable Obligations.	62

4.4	Material Adverse Effect.	62

4.5	Agreements Entered Into by Borrowers.	62

4.6	Ownership of Property; Liens.	63

4.7	Operations of Borrower.	63

4.8	Ventures, Subsidiaries and Affiliates, and Indebtedness.	63

4.9	Requirements of Law.	63

4.10	Margin Regulations.	64

4.11	Taxes.	64

4.12	ERISA and Canadian Plans.	64

4.13	No Litigation.	64

4.14	Brokers.	64

4.15	Full Disclosure.	64

4.16	Environmental Matters.	65

4.17	Deposit and Disbursement Accounts.	65

4.18	Government Contracts.	65

4.19	Solvency; Fraudulent Transfer.	65

4.20	Liquidation Sales Agreements.	66

4.21	Patriot Act, Foreign Assets, Etc.	66

4.22	No Events of Default.	67

4.23	Use of Proceeds.	67

4.24	Investments.	67

4.25	Indebtedness.	67

5.	FINANCIAL STATEMENTS AND INFORMATION	67

5.1	Reports and Notices.	67

5.2	Reports Relating to Liquidation Sales.	67

5.3	Financial Reports and SEC Filings.	67

6.	AFFIRMATIVE COVENANTS	69

6.1	Maintenance of Existence and Conduct of Business.	69

6.2	Payment of Obligations.	69

6.3	Books and Records.	70

6.4	Insurance.	70

6.5	Compliance with Laws.	71

6.6	Supplemental Disclosure.	71

6.7	Intellectual Property.	71

6.8	Environmental Matters.	71

6.9	Further Assurances.	71

6.10	Liquidation Related Agreements.	72

6.11	Investment Proceeds, Etc.	72

6.12	Immediate Notice to the Lenders.	72

6.13	Solvency.	73

6.14	Tax Matters.	73

6.15	Borrower’s Activities.	74

6.16	Applications under the CCAA and BIA.	75

6.17	OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws.	75

7.	NEGATIVE COVENANTS	75

7.1	Mergers, Subsidiaries, Etc.	75

7.2	Liquidation Related Agreements.	75

7.3	Investments, Loans and Advances.	75

7.4	Indebtedness.	75

7.5	Affiliate Transactions.	76

7.6	Capital Structure and Business.	76

7.7	Guaranteed Indebtedness.	76

7.8	Liens.	76

7.9	Sale of Membership Interests and Assets.	76

7.10	ERISA.	77

7.11	Hazardous Materials.	77

7.12	Sale-Leasebacks.	77

7.13	Cancellation of Indebtedness.	77

7.14	Restricted Payments.	77

7.15	Change of Company Name or Location; Change of Fiscal Year.	77

7.16	No Speculative Transactions.	77

7.17	Leases.	77

7.18	Change of Control.	77

7.19	Accounting Methods.	77

7.20	Suspension.	78

7.21	Benefit Plans.	78

7.22	Preferred Stock.	78

7.23	Canadian Pension Plans.	78

7.24	Use of Proceeds.	78

8.	TERM	78

8.1	Termination.	78

8.2	Survival of Obligations Upon Termination of Financing Arrangements.	79

9.	EVENTS OF DEFAULT; RIGHTS AND REMEDIES	79

9.1	Events of Default.	79

9.2	Remedies.	81

9.3	Remedies Cumulative.	82

9.4	Waivers by Borrower.	82

10.	SUCCESSORS AND ASSIGNS	83

11.	MISCELLANEOUS	83

11.1	Complete Agreement; Modification of Agreement.	83

11.2	Amendments.	83

11.3	Releases.	83

11.4	Fees and Expenses.	84

11.5	Tax and Expenses.	84

11.6	No Waiver.	84

11.7	Remedies.	84

11.8	Severability.	85

11.9	Conflict of Terms.	85

11.10	Confidentiality.	85

11.11	CHOICE OF LAW AND VENUE.	85

11.12	Notices.	86

11.13	Section Headings.	87

11.15	WAIVER OF JURY TRIAL.	87

11.16	Press Releases.	88

11.17	Reinstatement.	88

11.18	Advice of Counsel.	88

11.19	No Strict Construction.	88

11.20	Effectiveness.	88

11.21	Intentionally Omitted.	88

11.22	Right of Set-Off.	88

11.23	Pledges To Federal Reserve Banks.	88

11.24	USA Patriot Act Notice.	89

11.25	Canadian Anti-Money Laundering Legislation.	89

11.26	No Joint Venture.	89

11.27	Judgment Currency.	89

11.28	Appointment for Perfection.	89

11.29	Loss Sharing.	90

11.26	Amendment & Restatement.	90

11.31	Appointment of Hypothecary Representative.	90

11.32	Keepwell.	90

11.33	Acknowledgment and Consent to Bail-In of EEA Financial Institutions.	91

v

INDEX OF ANNEXES, EXHIBITS AND SCHEDULES

Annexes

Annex A	Schedule of Documents

Annex B	Provisions Governing Letters of Credit

Exhibits

Exhibit 2.1-1	Form of Notice of Revolving Credit Advance

Exhibit 2.1-2	Form of Notice of Letter of Credit Request

Exhibit 2.1(a)(i)	Form of Liquidation Loan Proposal

Exhibit 2.1(a)(ii)	Form of Lender’s Offer

Exhibit 2.1(i)	Form of Note

Exhibit 10.3	Form of Assignment and Acceptance

Schedules

Schedule A	Borrower’s Authorized Representatives

Schedule 2.1	Lender’s Representative

Schedule 2.1(a)(i)	Due Diligence Requirements for Each Proposed Revolving Credit Advance

Schedule 2.6	Cash Management Banks and Accounts & DDA’s

Schedule 4.8	List of B. Riley Group Affiliates

Schedule 4.17	Deposit and Disbursement Accounts

Schedule 5.2	Reporting Requirements for Each Liquidation Sale

THIRD AMENDED AND RESTATED CREDIT AGREEMENT, dated as of April 20, 2022, by and among (a) B. RILEY RETAIL SOLUTIONS WF, LLC, a California limited liability company (the “Lead Borrower”), (b) B. RiLEY Retail, INc., a California corporation (“B. Riley Retail”), (c) B. RILEY RETAIL CANADA, ULC, an unlimited liability company formed under the laws of the Province of British Columbia (the “Canadian Borrower”), (d) any Subsidiary of Intermediate Holdings (as hereinafter defined) that becomes a party hereto from time to time in accordance with Section 2.18 hereof (any such Subsidiary, together with Lead Borrower, B. Riley Retail and the Canadian Borrower, each a “Borrower” and collectively, the “Borrowers”), (d) WELLS FARGO BANK, NATIONAL ASSOCIATION (together with its successors or assigns, the “U.S. Lender”), and (e) WELLS FARGO CAPITAL FINANCE CORPORATION CANADA (together with its successors or assigns, the “Canadian Lender”).

RECITALS

A. Each Borrower is a direct or indirect wholly-owned Subsidiary of Intermediate Holdings and may conduct Liquidation Sales of certain Retail Inventory and Other Assets of various Merchants, all of which may be financed in part by the Applicable Lender, in the Applicable Lender’s discretion, pursuant to this Agreement.

B. Each Borrower conducts such Liquidation Sales pursuant to certain Liquidation Sales Agreements between a Merchant and such Borrower or a Liquidator JV. When a Liquidation Sale is conducted through a Liquidator JV, the applicable Borrower participates in such Liquidation Sale pursuant to an Agency Agreement, with the other members of the Liquidator JV. The terms of the Agency Agreements set forth the relative rights, obligations, and duties of the various joint venturers party thereto and establish provisions for the sharing of payments and other interests among such joint venturers.

C. In conducting the Liquidation Sales, the applicable Liquidator will be obligated to make certain payments as consideration for the purchase by such Liquidator of the Retail Inventory or Other Assets covered by the applicable Liquidation Sales Agreements and/or the right to conduct the going out of business, liquidation, store closing sales, or other sales contemplated by such Liquidation Sales Agreements.

D. Borrowers, U.S. Lender and Canadian Lender are party to that certain Second Amended and Restated Credit Agreement, dated as of July 15, 2013 (as amended, amended and restated, restated, supplemented or otherwise modified and in effect immediately prior to the effectiveness of this Agreement on date hereof, the “Existing Credit Agreement”), pursuant to which U.S. Lender and Canadian Lender agreed, on an uncommitted basis, to provide loans and letters of credit to finance a portion of the payments Borrowers were required to make under certain Liquidation Sales Agreements.

E. Borrowers have requested that each Lender, and each Lender have agreed, to amend and restate the Existing Credit Agreement in its entirety pursuant to this Agreement in order to (i) extend the maturity of the credit facility under the Existing Credit Agreement and (ii) make certain other amendments, all pursuant to and on the terms and conditions set forth herein, including Section 11.30 hereof.

F. Borrowers acknowledge that (i) each Lender is entering into this Agreement on an uncommitted and discretionary basis, with no obligation to fund any Inventory Advance, Other Assets Advance, or to cause the issuance of any Letter of Credit; provided, however, that if a Lender does fund an Inventory Advance or Other Assets Advance, such Lender may commit to fund Initial Expense Advances, Subsequent Expense Advances or Sales Tax Advances in connection therewith; and (ii) the making by a Lender of any Inventory Advance or Other Assets Advance, or the issuance of any Letter of Credit, requested hereunder shall not obligate, or represent a commitment or promise by a Lender, to make any future Revolving Credit Advances or cause the issuance of any other Letter of Credit.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the parties hereto agree that the Existing Credit Agreement shall be amended and restated in its entirety and shall remain in full force and effect as set forth herein:

1. DEFINITIONS AND CERTAIN RULES OF CONSTRUCTION

1.1 Definitions. For all purposes of this Agreement, capitalized terms used in this Agreement (including in the preamble or recitals to this Agreement) shall have, unless otherwise provided elsewhere in this Agreement, the following respective meanings when used herein:

“Accounts” means all of any Borrower’s now owned or hereafter acquired right, title, and interest with respect to “accounts” (as such term is defined from time to time in the Code, the PPSA or other Law applicable to a Borrower), and any and all supporting obligations in respect thereof.

“ACH Transactions” means any cash management or related services (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) provided by a Lender or its Affiliates for the account of any Borrower and its Affiliates.

“Administrative Fee” has the meaning set forth in Section 2.5(e).

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, as applied to any Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of Capital Stock, by contract, or otherwise; provided, however, that for purposes hereof: (a) any Person which owns directly or indirectly 10.00% or more of the securities having ordinary voting power for the election of directors or other members of the governing body of a Person or 10.00% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed to control such Person (except for any such Person who is a member of the B. Riley Group, in which case the foregoing “10%” threshold shall instead be “40%” in all cases); (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person; and (c) each partnership or joint venture in which a Person is a partner or joint venturer shall be deemed to be an Affiliate of such Person; provided, however, that no Person (other than a Credit Party or a Subsidiary of a Credit Party) who is a party to any Liquidation Sales Agreement, or Liquidator Joint Venture Agreement (or any similar agreement or arrangement) shall be deemed to be an “Affiliate” of a Borrower by virtue of being a party to such agreement or arrangement.

“Agency Agreement” means an Agency Agreement, entered into between a Liquidator and a Merchant in form and substance satisfactory to the Lenders (including without limitation as to compliance with all applicable Laws), pursuant to which a Liquidator is given the right to conduct a Liquidation Sale.

“Agreement” means this Third Amended and Restated Credit Agreement, dated as of the date hereof, by and among Borrowers and Lenders, including all annexes, exhibits and schedules, as it may subsequently be amended, amended and restated, restated, supplemented, modified, replaced, or refinanced.

“Aggregate Consideration” means with respect to each Liquidation Sale conducted by a Borrower (or through a Liquidator JV), the sum of (a) 100% of the cash consideration payable by a Borrower (including, but not limited to, a Borrower’s share of the consideration payable by any Liquidator JV under a Liquidation Sales Agreement) under any Liquidation Sales Agreement (including any Guaranteed Amount or Purchase Price), plus (b) the full undrawn amount of any Letter of Credit a Borrower or a Liquidator JV, as applicable, is required to post under the applicable Liquidation Sales Agreement to ensure payment of any portion of the Guaranteed Amount or Purchase Price which has not been paid in cash.

“Anti-Corruption Laws” means the FCPA, the U.K. Bribery Act of 2010, as amended, and all other applicable laws and regulations or ordinances concerning or relating to bribery, money laundering or corruption in any jurisdiction in which any Credit Party or any of its Subsidiaries or Affiliates is located or is doing business.

“Anti-Money Laundering Laws” means the applicable laws or regulations in any jurisdiction in which any Credit Party or any of its Subsidiaries or Affiliates is located or is doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

“Applicable Lender” means (a) with respect to U.S. Revolving Credit Advances and U.S. Letters of Credit, the U.S. Lender and (b) with respect to Canadian Revolving Credit Advances and Canadian Letters of Credit, the Canadian Lender.

“Authorized Person” means those Persons listed on Schedule A or any other individual designated in writing by such Person to act on behalf of a Borrower.

“Auto-Extension Letter of Credit” has the meaning set forth in Annex B.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.4(m)(iv).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“BA Equivalent Rate” means, on any day, the average rate per annum as reported on the Reuters Screen CDOR Page (or any successor page or such other page or commercially available service displaying Canadian interbank bid rates for CAD bankers’ acceptances as the Canadian Lender may designate from time to time, or if no such substitute service is available, the rate quoted by a Schedule I bank under the Bank Act (Canada) selected by the Canadian Lender at which such bank is offering to purchase CAD bankers’ acceptances) as of 10:00 a.m. Eastern (Toronto) time on the date of commencement of the requested Interest Period, for a term, and in an amount, comparable to the Interest Period and the amount of the BA Rate Loan requested by Canadian Borrower in accordance with this Agreement (and, if any such reported rate is below zero, then the rate determined pursuant to this definition shall be deemed to be zero). Each determination of the BA Equivalent Rate shall be made by the Canadian Lender and shall be conclusive in the absence of manifest error.

“BA Rate Loan” means each Revolving Credit Advance that bears interest at a rate determined by reference to the BA Equivalent Rate.

“Backend L/C” means a Letter of Credit which Liquidator is required to have issued for the benefit of the applicable Merchant pursuant to a Liquidation Sales Agreement in order to secure a final payment of the Guaranteed Amount or Purchase Price in connection with a Liquidation Sale where the Liquidation Sales Agreement does not require the Liquidator to pay to such Merchant a substantial portion of the Guaranteed Amount or Purchase Price upon the closing of the transaction.

“Backend L/C Cash Collateral” has the meaning set forth in Annex B.

“Bank Product Agreements” means those certain cash management service agreements entered into from time to time by a Credit Party in connection with any of the Bank Products.

“Bank Product Obligations” means all obligations (including, for the avoidance of doubt, Hedging Obligations), liabilities, contingent reimbursement obligations, fees, and expenses owing by a Credit Party to the Lenders or their Affiliates pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that a Credit Party is obligated to reimburse to the Lenders as a result of a Lender purchasing participations or executing indemnities or reimbursement obligations with respect to the Bank Products provided to a Credit Party pursuant to the Bank Product Agreements.

“Bank Products” means any service or facility extended to a Credit Party by a Lender or any Affiliate of a Lender including: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH Transactions, (f) cash management, including controlled disbursement, accounts or services, (g) Hedge Agreements, or (h) Factored Receivables and other arrangements with respect to the factoring, sale, put, or other conditional sale or transfer of any Accounts of a Credit Party or accounts payable of a Credit Party.

“Bankruptcy Code” means the United States Bankruptcy Code as in effect from time to time.

“Base Rate” means (a) with respect to Revolving Credit Advances denominated in Dollars, U.S. Base Rate and (b) with respect to Revolving Credit Advances denominated in CAD, Canadian Base Rate.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.4(m)(i)(A).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Applicable Lender and the Lead Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar-denominated syndicated credit facilities and (b) the related Benchmark Replacement Adjustment; provided that if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement shall be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Applicable Lender and the Lead Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of Benchmark Transition Event, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of Benchmark Transition Event, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date;

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative or in compliance with.

For the avoidance of doubt, if the then-current Benchmark has any Available Tenors, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than ninety (90) days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.4(m)(i) and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.03(m).

“Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA) for which a Borrower or any ERISA Affiliate of a Borrower has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years.

“BIA” means the Bankruptcy and Insolvency Act (Canada) as amended from time to time (or any successor statute).

“Blocked Account” has the meaning set forth in Section 2.6(d).

“Board of Directors” means, with respect to any Person, the board of directors (or equivalent governing body or Person) of such Person or, if such Person does not have such a board of directors (or equivalent governing body or Person) and is owned or managed by another entity or entities, the board of directors (or equivalent governing body or Person) of such entity or entities.

“Books” means all of each Borrower’s now owned or hereafter acquired books and records (including all of its Records indicating, summarizing, or evidencing its assets (including the Collateral) or liabilities, all of each Borrower’s Records relating to its business operations or financial condition, and all of its goods or General Intangibles related to such information).

“Borrower” and “Borrowers” has the meanings given such terms in the preamble to this Agreement.

“Borrower Equity Amount” means, with respect to each Liquidation Sale, the Aggregate Consideration to be provided for by a Borrower in respect thereto less the aggregate Liquidation Borrowings to be made by the Applicable Lender in respect thereto.

“Borrower Equity Percentage” means, with respect to each Liquidation Sale, the percentage ratio of the Borrower Equity Amount to the Aggregate Consideration in respect thereto.

“Borrower Joinder” means a joinder agreement, in form and substance satisfactory to the Lenders, from a wholly-owned Subsidiary of Intermediate Holdings pursuant to which such Subsidiary joins this Agreement as a Borrower.

“Budget” means, with respect to each Liquidation Sale, the budget for such Liquidation Sale prepared by a Borrower and delivered to the Applicable Lender with the Liquidation Loan Proposal for such Liquidation Sale, together with any modifications thereto agreed to in writing by a Borrower and the Applicable Lender, all in such form and substance as may be reasonably acceptable to the Applicable Lender.

“Business Day” means any day that is not a Saturday, a Sunday, any day on which banks are required or permitted to be closed in the Commonwealth of Massachusetts, or any other day on which the Federal Reserve Bank of New York is closed.

“B. Riley” means B. Riley and Co., LLC, a Delaware limited liability company.

“B. Riley Group” means a collective reference to each Credit Party, and each of their respective Subsidiaries now in existence or hereafter formed or acquired, including, but not limited to, the entities listed on Schedule 4.8.

“B. Riley Guaranty” means the Third Amended and Restated Guaranty, dated as of July 15, 2013, Holdings, Intermediate Holdings, and U.S. Lender, as may be amended, restated, modified, supplemented or replaced from time to time.

“CAD” or “C$” means the lawful currency of Canada.

“Canadian Anti-Money Laundering & Anti-Terrorism Legislation” means the Criminal Code, R.S.C. 1985, c. C-46, The Proceeds of Crime (Money Laundering) and Terrorist Financing Act, S.C. 2000, c. 17 and the United Nations Act, R.S.C. 1985, c.U-2 or any similar Canadian legislation, together with all rules, regulations and interpretations thereunder or related thereto including the Regulations Implementing the United Nations Resolutions on the Suppression of Terrorism and the United Nations Al-Qaida and Taliban Regulations promulgated under the United Nations Act.

“Canadian Base Rate” means, for any day, a rate per annum equal to the greater of (a) the BA Equivalent Rate existing on such day (which rate shall be calculated based upon an Interest Period of 1 month), plus 1.00%, and (b) the “prime rate” for CAD commercial loans made in Canada as reported by Thomson Reuters under Reuters Instrument Code <CAPRIME=> on the “CA Prime Rate (Domestic Interest Rate) – Composite Display” page (or any successor page or such other commercially available service or source (including the CAD “prime rate” announced by a Schedule I bank under the Bank Act (Canada)) as the Canadian Lender may designate from time to time). Each determination of the Canadian Base Rate shall be made by the Canadian Lender and shall be conclusive in the absence of manifest error.

“Canadian Base Rate Loans” means each Revolving Credit Advance that bears interest at a rate determined by reference to the Canadian Base Rate.

“Canadian Benefit Plan” means all material employee benefit plans of any nature or kind whatsoever that are not Canadian Pension Plans and are maintained or contributed to by a Credit Party.

“Canadian Blocked Person” means any Person that is a “designated person”, “politically exposed foreign person” or “terrorist group” as described in any Canadian Economic Sanctions and Export Control Laws.

“Canadian Borrower” has the meaning set forth in the preamble to this Agreement.

“Canadian Economic Sanctions and Export Control Laws” means any Canadian laws, regulations or orders governing transactions in controlled goods or technologies or dealings with countries, entities, organizations, or individuals subject to economic sanctions and similar measures, including the Special Economic Measures Act (Canada), the United Nations Act (Canada), the Freezing Assets of Corrupt Foreign Officials Act (Canada), Part II.1 of the Criminal Code, (Canada) and the Export and Import Permits Act (Canada), and any related regulations.

“Canadian Lender” has the meaning set forth in the preamble to this Agreement.

“Canadian Letter of Credit” means commercial or standby letters of credit issued for the account of a Canadian Borrower in Dollars or CAD by Canadian Lender or an Underlying Issuer for which Canadian Lender has incurred Letter of Credit Obligations.

“Canadian L/C Usage” means, as of any date of determination, the Dollar Equivalent of the aggregate undrawn amount of all outstanding Canadian Letters of Credit.

“Canadian Pension Plans” means each pension plan required to be registered under Canadian federal or provincial law that is maintained or contributed to by a Credit Party for its employees or former employees but does not include the Canada Pension Plan or the Quebec Pension Plan as maintained by the Government of Canada or the Province of Quebec, respectively.

“Canadian Priority Payable Reserves” means reserves established in the good faith credit discretion of the Applicable Lender for amounts secured by any Liens, choate or inchoate, which rank or are capable of ranking in priority to the Lenders’ Liens and/or for amounts which may represent costs relating to the enforcement of the Lenders’ Liens, including, in the good faith credit discretion of the Lenders, any such amounts due and not paid for wages, vacation pay, amounts due and not paid under any legislation relating to workers’ compensation or to employment insurance, all amounts deducted or withheld and not paid and remitted when due under the Income Tax Act (Canada), amounts currently or past due and not paid for realty, municipal or similar taxes, any and all solvency deficiencies, unfunded liabilities on wind-up or wind-up deficiencies in regards to any Canadian Pension Plan which is a defined benefit plan (to the extent impacting personal or moveable property) and all amounts currently or past due and not contributed, remitted or paid to any Canada Pension Plan, the Pension Benefits Act (Ontario) or any similar legislation.

“Canadian Revolving Credit Advance” has the meaning set forth in Section 2.1(a).

“Canadian Security Agreement” means, collectively, (a) the Security Agreement, dated as of October 5, 2016, between Canadian Borrower and U.S. Lender, and (b) any deed of hypothec entered into from time to time between Canadian Borrower and a Lender, as any of the foregoing may be amended, restated, modified, supplemented or replaced from time to time.

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Capital Stock” means, with respect to any Person, any and all shares of capital stock, any membership, partnership or other ownership interest or any other class of stock or equity interests, participations or other equivalents in such Person (however designated, whether voting or non-voting, general or limited) or of such Person’s capital, whether now outstanding or issued after the Third Restatement Date.

“Cash Collateralized” has the meaning set forth in Section 9 of Annex B.

“Cash Management Account” has the meaning set forth in Section 2.6(a).

“Cash Management Bank” has the meaning set forth in Section 2.6(a).

“CCAA” means the Companies’ Creditors Arrangement Act (Canada) as amended from time to time (or any successor statute).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.

“Change of Control” means, at any time:

(a) any Person or “group” (within the meaning of the Exchange Act), other than a Permitted Holder, is or becomes the beneficial owner (within the meaning of Rule 13d-3 or 13d-5 of the Exchange Act, except that such Person or group shall be deemed to have “beneficial ownership” of all Capital Stock that such Person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of (i) 35% or more (on a fully diluted basis) of the total then outstanding Capital Stock of Holdings entitled to vote for the election of directors of Holdings, and (ii) Capital Stock of Holdings entitled to vote for the election of directors of Holdings in an amount greater than the number of shares of such Capital Stock beneficially owned by the Permitted Holders (or over which the Permitted Holders have voting control);

(b) Holdings fails at any time to own, directly or indirectly, 100% of the Capital Stock of Intermediate Holdings free and clear of all Liens (other than Permitted Encumbrances); and

(c) (i) Intermediate Holdings fails to own, at any time, directly or indirectly, 100% of the Capital Stock of any Borrower free and clear of all Liens (other than Permitted Encumbrances) or ceases to manage any Borrower’s business and operations; provided, however, that, notwithstanding the foregoing, B. Riley shall be permitted to own up to 1,000 non-voting preferred shares of the Capital Stock of B. Riley Retail; or (ii) Intermediate Holdings fails to own, at any time, 100% of the Capital Stock of any Borrower entitled to vote with respect to any matters.

“Charges” means all federal, national, state, county, city, municipal, local, foreign or other governmental Taxes (including Taxes owed to the Pension Benefit Guaranty Corporation, or any successor thereto, (and the equivalent in any other jurisdiction of a Borrower) at the time due and payable), levies, assessments, charges, liens, claims or encumbrances upon or relating to (a) the Collateral, (b) the Obligations, (c) the employees, payroll, income or gross receipts of any Borrower, (d) any Borrower’s ownership or use of any properties or other assets, or (e) any other aspect of any Borrower’s business.

“Code” means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the Commonwealth of Massachusetts; provided that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of the Lenders’ security interest in any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the Commonwealth of Massachusetts, the term “Code” means the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

“Collateral” means all of any Borrower’s right, title and interest in and to the property covered by the Security Agreements, the Foreign Security Documents and the other Collateral Documents and any other property, real or personal, tangible or intangible, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of a Lender to secure the Obligations, including all of any Borrower’s rights under and interest in all Liquidation Sales Agreements, Liquidator Joint Venture Agreements, and amounts received by or payable to Borrower under any of the foregoing agreements.

“Collateral Assignments” means written instruments of assignment by a Borrower to the Applicable Lender, in form and substance satisfactory to the Applicable Lender, of all of such Borrower’s right, title, and interest to any Liquidator Joint Venture Agreements or Liquidation Sales Agreements.

“Collateral Documents” means the Security Agreements, the Foreign Security Documents, the Collateral Assignments, and any and all other agreements entered into by a Credit Party which grants the Lenders a Lien upon property of such Credit Party as security for payment of the Obligations.

“Collections” means, with respect to each Liquidation Sale, all cash, checks, notes, drafts or other similar items of payment relating to or constituting payments received by or payable to a Credit Party in connection with or relating to such Liquidation Sale, including, where applicable, payments received through credit card sales and amounts payable by the applicable Merchant to a Credit Party with respect to returns, allowances and customer credits.

“Collection Account” means in connection with each Liquidation Sale funded by a Liquidation Borrowing, an account at the Applicable Lender, or at any other financial institution satisfactory to the Applicable Lender in its sole discretion at all times in any jurisdiction outside the United States, in the name of the Applicable Lender (when permissible under applicable Law) designated by the Applicable Lender as the “Collection Account” for such Liquidation Sale and shall include any Master Collection Account.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Control Agreement” means an agreement, in form and substance satisfactory to the Lenders, executed and delivered by a Borrower, the Applicable Lender, and the applicable securities intermediary, depository institution, or bank, which agreement is sufficient to give the Lenders “control” over the subject Securities Account (as defined in the Code), DDA or Investment Property (as defined in the Code) as provided in the Code, the PPSA (as applicable) or other Law applicable to a Borrower.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity” means any of the following:

(a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning specified in Section 11.34.

“Credit Party” means Holdings, Intermediate Holdings, U.S. Borrowers, Canadian Borrower and/or any Subsidiary of any of the foregoing which is or which becomes a party to any Loan Document from time to time.

“Daily Balance” means, with respect to each day during the term of this Agreement, the amount of an Obligation owed at the end of such day.

“DDA” means any checking or other demand deposit account maintained by a Borrower.

“Debtor Relief Laws” means (a) the Bankruptcy Code, (b) the BIA, (c) the CCAA, (d) the Winding-Up and Restructuring Act (Canada), (e) the Canada Business Corporations Act (Canada) or the Business Corporations Act (British Columbia) where such statute is used by a Person to propose an arrangement in connection with a compromise of such Person’s debt obligations, and/or (f) all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States, Canada or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means, (a) when used with respect to Obligations (other than Letter of Credit Fees), a rate of interest equal to (i) the rate of interest then applicable to such Obligations (including any applicable Margin), plus (ii) 2.00% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to (i) Letter of Credit Fee Rate applicable thereto as set forth in Annex B, plus (ii) 2.00% per annum, in each case of clause (a) and (b), to the fullest extent permitted by applicable Laws.

“Disbursement Account” has the meaning set forth in Section 2.6(f).

“Disbursement Account Bank” has the meaning set forth in Section 2.6(f).

“Dollars” and “$” means the lawful currency of the United States.

“Dollar Equivalent” means, on any particular date, with respect to any amount denominated in Dollars, such amount in Dollars, and with respect to any amount denominated in currency other than Dollars, the amount (as conclusively ascertained by the Applicable Lender absent manifest error) of Dollars which could be purchased by the Applicable Lender (in accordance with its normal banking practices) in the London foreign currency deposit market with such amount of such currency at the Exchange Rate on such date.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Advance Rate” means 100%, minus the percentage obtained by dividing the Backend L/C Cash Collateral by the Guaranteed Amount.

“Environmental Actions” means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials from (a) any assets, properties, or businesses of a Borrower or any predecessor in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by a Borrower or any predecessor in interest.

“Environmental Law” means any applicable Law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, to the extent binding on a Borrower, relating to the environment, employee health and safety, or Hazardous Materials, including CERCLA; RCRA; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C., § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C., § 3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq.; and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials); any state, provincial, territorial and local or foreign counterparts or equivalents, in each case as amended from time to time.

“Environmental Liabilities and Costs” means all liabilities, monetary obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, Environmental Liens, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any Governmental Authority or any third party, and which relate to any Environmental Action.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

“ERISA” means the Employee Retirement Income Security Act of 1974 (or any successor legislation thereto), as amended from time to time, and any regulations promulgated thereunder, and any successor statute thereto.

“ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of a Borrower under Section 414(b) of the IRC, (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of a Borrower under Section 414(c) of the IRC, (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which a Borrower is a member under Section 414(m) of the IRC, or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with a Borrower and whose employees are aggregated with the employees of a Borrower under Section 414(o) of the IRC.

“Equity Pledge Agreement” means that certain Second Amended and Restated Pledge and Security Agreement, dated as of July 15, 2013, between Intermediate Holdings and U.S. Lender, as may be amended, restated, modified, supplemented or replaced from time to time.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” has the meaning set forth in Section 9.1.

“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.

“Exchange Rate” means, with respect to any currency other than Dollars, at any date of determination thereof, the Spot Rate of exchange for the conversion of such currency into Dollars and with respect to Dollars, at any date of determination thereof, the Spot Rate of exchange for the conversion of Dollars into the applicable currency.

“Excluded Hedging Obligations” means, with respect to any guarantor of the Obligations, any Hedging Obligation if, and to the extent that, all or a portion of the guaranty of such guarantor of, or the grant by such guarantor of a security interest to secure, such Hedging Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty of such guarantor or the grant of such security interest becomes effective with respect to such Hedging Obligation. If a Hedging Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Hedging Obligation that is attributable to swaps for which such guaranty or security interest is or becomes illegal.

“Existing Credit Agreement” has the meaning set forth in the recitals to this Agreement.

“Expense L/C” means a letter of credit which a Liquidator is required to have issued for its account pursuant to a Liquidation Sales Agreement to provide security solely for the payment of Expenses under such Liquidation Sales Agreement.

“Expenses” shall have, with respect to each Liquidation Sale, the meaning assigned to such term or other similar terms in the relevant Liquidation Sales Agreement for such Liquidation Sale; provided that, notwithstanding the terms of any relevant Liquidation Sales Agreement, no amounts paid or payable to a Borrower, Intermediate Holdings, or any Affiliate thereto, shall constitute Expenses for purposes of this Agreement other than reasonable out-of-pocket expenses actually incurred by such Borrower or Intermediate Holdings in the course of conducting such Liquidation Sale without any mark up.

“Factored Receivables” means any Accounts of any Credit Party which have been factored, sold, transferred, conditionally sold or assigned by an Account debtor of such Credit Party to the Applicable Lender or an Affiliate thereof which is party to a Bank Product Agreement with such Credit Party pursuant to a factoring arrangement or otherwise.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Fees” means any and all fees payable to the Lenders pursuant to this Agreement or any of the other Loan Documents, including the Administrative Fee and any Letter of Credit Fees, Work Fees, Funding Fees and Success Fees.

“Final Accounting” means, with respect to each Liquidation Sale, the final accounting with respect to amounts received by or payable to a Borrower and amounts paid by a Borrower in connection with such Liquidation Sale and all other related transactions, which accounting shall be prepared by a Borrower and approved by the U.S. Lender.

“Fiscal” means, when followed by “month” or “quarter”, the relevant fiscal period based on Intermediate Holdings’ fiscal year and accounting conventions (e.g., a reference to “April Fiscal 2022” is to the fiscal month of April of Intermediate Holdings’ 2022 fiscal year). When followed by reference to a specific year, the fiscal year which encompasses the majority of months in such fiscal year (e.g., if Intermediate Holdings’ 2022 fiscal year ends in January 2022 reference to that year would be to Intermediate Holdings’ “Fiscal 2022”).

“Floor” means a rate of interest equal to 0.00%

“Foreign Credit Parties” means any guarantor of any of the Obligations formed under the laws of any jurisdiction other than the United States or Canada.

“Foreign Security Documents” means, collectively, (a) any fixed and floating debenture (or similar instrument) in favor of the Lenders over all the assets of any applicable Foreign Credit Party and (b) any other security over the assets (or Capital Stock) of any Foreign Credit Party or any Affiliate thereof as may reasonably be required by the Lenders, as any of the foregoing may be amended, restated, modified, supplemented or replaced from time to time.

“Funding Fee” means, with respect to each Liquidation Sale, an amount equal to the product of (a) the aggregate principal amount of all Revolving Credit Advances made and Letters of Credit issued in connection with such Liquidation Sale, multiplied by (b) the Funding Fee Percentage for such Liquidation Sale.

“Funding Fee Percentage” means (a) with respect to each Liquidation Sale (or portion thereof) of Retail Inventory conducted in the United States and Canada, the percentage determined by the applicable Inventory Advance Rate for any Liquidation Borrowing made in connection with such Liquidation Sale in accordance with the column titled “Funding Fee Percentage” in the grid below; (b) with respect to each Liquidation Sale (or portion thereof) of Other Assets conducted in the United States and Canada, no less than 0.20%; (c) with respect to each Liquidation Sale (or portion thereof) in connection with which a Backend L/C has been issued, the percentage determined by the applicable Effective Advance Rate for any Liquidation Borrowing made in connection with such Liquidation Sale in accordance with the column titled “Funding Fee Percentage” in the grid below; and (d) with respect to any other Liquidation Sale in any other jurisdiction, the percentage determined by the Lenders in their discretion.

Inventory Advance Rate / Effective Advance Rate	Funding Fee Percentage
0%	0.00%
> 0%, but ≤ 77.5%	0.05%
>77.5%, but ≤ 82.5%	0.10%
> 82.5%, but ≤ 87.5%	0.15%
> 87.5%	0.20%

“Funding Losses” has the set forth in Section 2.4(j).

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time, consistently applied. At the Lender’s discretion, GAAP may also include, with respect to any Borrower (other than the Lead Borrower or any other U.S. Borrower) hereunder, “GAAP” in the jurisdiction of formation of such other Borrower.

“General Intangibles” means all of any Borrower’s now owned or hereafter acquired right, title, and interest with respect to “general intangibles” (as such term is defined from time to time in the Code) or “intangibles” (as such term is defined from time to time in the PPSA), as the case may be, and any and all supporting obligations in respect thereof.

“Governmental Authority” means any federal, national, foreign, state, provincial, territorial, local, or other governmental or administrative body, instrumentality, department, or agency, any taxing authority, any central bank, or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Guaranteed Amount” shall have, with respect to each Liquidation Sale carried out pursuant to a Liquidation Sales Agreement, the meaning assigned to such term or other similar terms in such Liquidation Sales Agreement. It is expressly understood that prior to the Final Accounting, the Guaranteed Amount shall refer to a Borrower’s good faith estimate of the Guaranteed Amount to be paid under the applicable Liquidation Sales Agreement and that such amount shall be adjusted upon completion of the applicable Final Accounting and that if the actual amount required to be delivered to the applicable Merchant by a Borrower in respect to the Guaranteed Amount is less than the Guaranteed Amount as listed in the applicable Liquidation Sales Agreement, such lesser amount shall constitute the Guaranteed Amount for all purposes hereunder.

“Guaranty Percentage” shall have, with respect to each Liquidation Sale carried out pursuant to a Liquidation Sales Agreement, the meaning assigned to such term or other similar terms in such Liquidation Sales Agreement.

“Hazardous Material” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

“Hedge Agreement” means any and all transactions, agreements, or documents now existing or hereafter entered into between a Credit Party or its Subsidiaries and WF or its Affiliates, which provide for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging a Credit Party’s or any of its Subsidiaries’ exposure to fluctuations in interest or exchange rates, loan, credit exchange, security or currency valuations or commodity prices.

“Hedging Obligations” means, with respect to any Person, any and all obligations of such Person to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Holdings” means B. Riley Financial, Inc., a Delaware corporation.

“Honor Date” has the meaning set forth in Annex B.

“Indebtedness” means (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, interest rate swaps, or other financial products, (c) all obligations under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of a Borrower, irrespective of whether such obligation or liability is assumed, (e) all obligations for the deferred purchase price of assets (other than trade debt incurred in the ordinary course of business and repayable in accordance with customary trade practices), and (f) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person.

“Initial Expense Advance” has the meaning set forth in Section 2.1(h).

“Initial Expense Advance Borrowing Base” means, with respect to any Liquidation Sale, the product of (a) the Inventory Advance Rate or Other Assets Advance Rate applicable to such Liquidation Sale, or such lower percentage agreed to by the Applicable Lender and Borrower, multiplied by (b) the Initial Expenses.

“Initial Expenses” means, with respect to each Liquidation Sale, the upfront Expenses that are required to be paid by the Borrower upon the closing of the applicable Liquidation Sales Agreement.

“Insolvency Officeholder” means any liquidator, trustee in bankruptcy, receiver, receiver-manager, sequestrator, administrative receiver, administrator or similar officer.

“Insolvency Proceeding” means any step is taken under or in relation to, or an arrangement or proceeding is commenced by or against any Person under any provision of any Debtor Relief Law, including in relation to assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, compromise, arrangement, administration, receivership, administrative receivership, winding up, dissolution, liquidation or other similar relief or proceeding or arrangement, or an Insolvency Officeholder is appointed or threatened to be appointed in respect of any Person’s assets or any other analogous step or procedure is taken in any jurisdiction.

“Interest Period” means, with respect to each Non-Prime Rate Loan, a period commencing on the date of the making of such Non-Prime Rate Loan and ending one month thereafter; provided, however, that (a) if any Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended (subject to clauses (c) through (e) below) to the next succeeding Business Day, (b) interest shall accrue at the applicable rate based upon the Non-Prime Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (c) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (d) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is one month after the date on which the Interest Period began, as applicable, and (e) Borrowers may not elect an Interest Period which will end after the Revolving Credit Termination Date.

“Intermediate Holdings” means B. Riley Retail Solutions, LLC, a California limited liability company.

“Inventory Advance” has the meaning set forth in Section 2.1(h)(i).

“Inventory Advance Rate” means, with respect to each Liquidation Sale in respect of Retail Inventory only, the percentage that the Applicable Lender uses to calculate the amount of the Inventory Advance, or Letter of Credit Obligations, as the case may be, with respect to such Liquidation Sale, based on the applicable Guaranty Percentage and Guaranteed Amount or Purchase Price Percentage and Purchase Price, as determined pursuant to Section 2.1(h). In no case shall the Inventory Advance Rate for any such Liquidation Sale be (a) lower than, with respect to Liquidation Sales (or any portion thereof) conducted in the United States and Canada, 77.50% of the Guaranteed Amount or Purchase Price, and with respect to any other jurisdiction, the rate set by the Applicable Lender in its discretion, or (b) higher than 92.50% of the Guaranteed Amount or Purchase Price.

“Inventory Borrowing Base” means, with respect to any Liquidation Sale, the product of (a) the Inventory Advance Rate applicable to such Liquidation Sale, multiplied by (b) the Guaranteed Amount or Purchase Price as determined pursuant to the applicable Liquidation Sales Agreement, minus (c) reserves, including Canadian Priority Payable Reserves. For purposes of calculating the Inventory Borrowing Base, except as may otherwise be agreed by the Applicable Lender in its sole discretion, any Retail Inventory that is subject to retention of title claims shall not be included in the “Guaranteed Amount” or “Purchase Price”, notwithstanding anything to the contrary in any Liquidation Sales Agreement or other agreement.

“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, or capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide accounts arising in the ordinary course of business consistent with past practices), purchases or other acquisitions for consideration of Indebtedness or stock, and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“IRC” means the Internal Revenue Code of 1986, as in effect from time to time.

“Issuer Documents” means with respect to any Letter of Credit, the Notice of Letter of Credit Request, and any other document, agreement and instrument entered into by or  between the Applicable Lender and a Borrower in favor of the Applicable Lender and relating to any such Letter of Credit.

“Laws” means, collectively, all international, foreign, federal, state, provincial, territorial and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Borrowing” has the meaning set forth in Annex B.

“L/C Undertaking” has the meaning set forth in Annex B.

“L/C Usage” means the U.S. L/C Usage and/or the Canadian L/C Usage, as the context so requires.

“Lender” or “Lenders” means the U.S. Lender and the Canadian Lender.

“Lender Expenses” means all (a) costs or expenses (including taxes, and insurance premiums) required to be paid by the Credit Parties under any of the Loan Documents that are paid or incurred by the Lenders, (b) reasonable fees or charges paid or incurred by the Lenders in connection with the Applicable Lender’s transactions with the Credit Parties, including, reasonable fees or charges for any due diligence with respect to a proposed Liquidation Sale (including reasonable and documented attorneys’ fees), photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, UCC, PPSA, Bank Act searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication, appraisal (including periodic Collateral appraisals or business valuations to the extent of the fees and charges (and up to the amount of any limitation) contained in this Agreement), real estate surveys, real estate title policies and endorsements, and environmental audits, (c) reasonable costs and expenses incurred by the Lenders in the disbursement of funds to or for the account of Borrowers (by wire transfer or otherwise), (d) charges paid or incurred by the Lenders resulting from the dishonor of checks, (e) reasonable costs and expenses paid or incurred by the Lenders to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) reasonable audit fees and expenses (and other due diligence expenses) of the Lenders related to audit examinations of the Books, (g) reasonable costs and expenses of third party claims or any other suit paid or incurred by the Lenders in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or the Lenders’ relationship with any Credit Party, (h) the Lenders’ reasonable fees and expenses (including reasonable and documented attorneys’ fees) incurred in advising, structuring, drafting, reviewing, administering, or amending the Loan Documents, and (i) the Lenders’ reasonable fees and expenses (including reasonable and documented attorneys’ fees) incurred in terminating, enforcing (including reasonable and documented attorneys’ fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning a Borrower or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought, or in taking any Remedial Action concerning the Collateral.

“Lender’s Account” means an account of the U.S. Lender at a branch of the U.S. Lender designated by the U.S. Lender to Lead Borrower in writing from time to time.

“Lender’s Offer” has the meaning set forth in Section 2.1(h)(ii).

“Letter of Credit” means a U.S. Letter of Credit and/or a Canadian Letter of Credit, as the context requires.

“Letter of Credit Expiration Date” has the meaning set forth in Annex B.

“Letter of Credit Fee” has the meaning set forth in Annex B.

“Letter of Credit Obligations” means all outstanding obligations incurred by the Applicable Lender at the request of a Borrower, including the L/C Usage, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance of a reimbursement agreement or guaranty by the Applicable Lender with respect to any Letter of Credit.

“Letter of Credit Sublimit” means $200,000,000.

“Lien” means any interest in an asset securing an obligation owed to, or a claim by, any Person whether such interest shall be based on the common law, statute, or contract, whether such interest shall be recorded or perfected, and whether such interest shall be contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances, including the lien (statutory or other) or security interest arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, security agreement, conditional sale or trust receipt, a floating charge, a fixed charge, or from a lease, consignment, or bailment for security purposes or from a sale of accounts receivable or chattel paper, or the interest of a lessor under a Capital Lease or other arrangement pursuant to which any Person is entitled to any preference or priority with respect to the property or assets of another Person or the income or profits of such other Person and also including reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Real Property each of the foregoing whether consensual or non-consensual and whether arising by way of agreement, operation of law, legal process or otherwise.

“Liquidation Borrowing” means the Inventory Advance, Other Assets Advance, Sales Tax Advance, Initial Expense Advance, Subsequent Expense Advance or Letter of Credit Obligations with respect to a Liquidation Sale, all other Revolving Credit Advances made with respect to such Liquidation Sale, and all accrued Fees, interest and other Obligations payable by a Borrower with respect thereto.

“Liquidation Loan Proposal” has the meaning set forth in Section 2.1(h)(i).

“Liquidation Sale” means any going out of business, liquidation or store closing sale of a particular Merchant conducted by a Liquidator with respect to (a) the Retail Inventory or (b) any sales or dispositions of Other Assets, in each case pursuant to a particular Liquidation Sales Agreement.

“Liquidation Sales Agreements” means the Agency Agreement, Purchase Agreement or any other agreement required to conduct a Liquidation Sale entered into by any Liquidator with respect to a Liquidation Sale, and any and all other agreements, instruments, documents and certificates entered into in connection therewith.

“Liquidator” means a Borrower or a Liquidator JV, as the context requires.

“Liquidator JV” means any joint venture between a Borrower and one or more other professional Retail Inventory liquidators party to a Liquidator Joint Venture Agreement.

“Liquidator Joint Venture Agreement” means a joint venture agreement, in form and substance satisfactory to the Applicable Lender, entered into among a Borrower and one or more other professional liquidators for the sole purpose of jointly and collectively entering into Liquidation Sales Agreements with any Merchants and conducting Liquidation Sales pursuant to such Liquidation Sales Agreements.

“Loan Account” has the meaning set forth in Section 2.9.

“Loan Documents” means this Agreement, the Notes, the Collateral Documents, the B. Riley Guaranty, (if it is then in effect) the Equity Pledge Agreement, the Perfection Certificate, the Solvency Certificate, the Omnibus Ratification, each Borrower Joinder (if any), and all other agreements, instruments, documents and certificates identified in the Schedule of Documents executed and delivered to, or in favor of, the Applicable Lender and including all other pledges, powers of attorney, consents, assignments, contracts, notices, and all other written matter whether heretofore, now or hereafter executed by any Credit Party, or any employee of any Credit Party, and delivered to the Applicable Lender in connection with this Agreement or the transactions contemplated hereby. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Margin” means, as of any date of determination, the Margin specified in the defined term “Margin Pricing Grid” applicable to such Revolving Credit Advance or other Obligation. The Margin shall adjust in accordance with the Margin Pricing Grid as provided therein.

“Margin Pricing Grid” means,

(i) for Inventory Advances (and Sales Tax Advances, Initial Expense Advances and Subsequent Expense Advances made in connection with any Inventory Advance) in connection with Liquidation Sales to be conducted in the United States and Canada, the applicable percentage amount set forth in the following grid that corresponds to the applicable Inventory Advance Rate applied to such Inventory Advance:

If Inventory Advance Rate is:	Then the Margin is:
≤ 77.5%	2.25%
>77.5%, but ≤ 82.5%	2.75%
> 82.5%, but ≤ 87.5%	3.00%
> 87.5%, but ≤ 92.5%	3.25%

(ii) for all Other Assets Advances (and Sales Tax Advances, Initial Expense Advances and Subsequent Expense Advances made solely in connection with any Other Assets Advance) in connection with Liquidation Sales to be conducted in the United States and Canada, the Margin shall be no less than 3.25%.

(iii) for all Revolving Credit Advances in connection with any Liquidation Sale (or portion thereof) conducted in any jurisdiction other than the United States or Canada, the Margin shall be as determined by the Applicable Lender in its sole discretion.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, financial or other condition of Holdings, Intermediate Holdings, Lead Borrower, or any other Borrower (so long as such other Borrower is conducting a Liquidation Sale or owes the Lenders any Obligations with respect to a Liquidation Sale) or all Credit Parties collectively, (b) any Borrower’s ability, or the ability of any Liquidator JV, as applicable, to conduct any Liquidation Sale in accordance with the applicable Liquidation Sale Agreements, (c) any Borrower’s ability to pay and perform any of the Obligations in accordance with the terms of this Agreement or to perform its obligations under any Liquidator Joint Venture Agreement, (d) any Credit Party’s ability to perform its material obligations under the Loan Documents to which it is a party, (e) the Collateral or the Lenders’ Liens on the Collateral or the priority of such Liens, (f) the Lenders’ ability to enforce the Obligations or realize upon the Collateral, or (g) the Lenders’ rights and remedies under this Agreement and the other Loan Documents.

“Master Collection Account” means an account at the Applicable Lender in the name of the Applicable Lender designated as the “Master Collection Account” into which the proceeds of all other Collection Accounts shall be deposited pursuant to Section 2.6.

“Maximum Lawful Rate” has the meaning set forth in Section 2.4(i).

“Merchant” means a Person that, in the ordinary course of its business, sells Retail Inventory and/or owns or sells Other Assets and, in the case of a Liquidation Sale conducted outside the United States or Canada, “Merchant” shall include any Affiliate of a Merchant or other entity which owns Retail Inventory or Other Assets.

“Net Profit Margin” means, with respect to each Liquidation Sale, the sum of (a) the sum of (i) the Proceeds of such Liquidation Sale, plus (ii) the cash proceeds of any unsold Retail Inventory or Other Assets retained or acquired by a Borrower at the conclusion of such Liquidation Sale, minus (b) the sum of (i) the Guaranteed Amount or Purchase Price with respect to such Liquidation Sale, plus (ii) the Recovery Amount, if any, with respect to such Liquidation Sale, plus (iii) actual Expenses incurred by a Borrower with respect to such Liquidation Sale (including any reimbursement obligations, expenses, fees and commissions payable in connection with an Expense L/C or any Letter of Credit provided in respect to unpaid portions of the Guaranteed Amount or Purchase Price), (iv) (without duplication of any amounts counted in sub-clause (iii) of this clause (b)) interest or Letter of Credit Fees paid to the Lenders with respect to the Liquidation Borrowings for such Liquidation Sale, each as set forth in the Final Accounting; provided, however, that, for purposes of calculating the Net Profit Margin, Expenses that a Borrower pays to itself or an Affiliate (such as compensation of supervisory personnel) shall be calculated based on actual amounts paid without a mark-up for profit by itself or such Affiliate.

“Non-Extension Notice Date” has the meaning set forth in Annex B.

“Non-Prime Rate” means (a) with respect to Revolving Credit Advances in Dollars, Term SOFR, and (b) with respect to Revolving Credit Advances in CAD, BA Equivalent Rate.

“Non-Prime Rate Loan” means (a) with respect to Revolving Credit Advances denominated in Dollars, SOFR Loans, and (b) with respect to Revolving Credit Advances denominated in CAD, BA Rate Loans.

“Notes” has the meaning set forth in Section 2.1(k).

“Notice of Letter of Credit Request” has the meaning set forth in Section 2.1(g).

“Notice of Revolving Credit Advance” has the meaning set forth in Section 2.1(g).

“Obligations” means (a) all Revolving Credit Advances, debts, principal, interest (including any interest that, but for the provisions of any applicable Debtor Relief Laws, would have accrued), contingent reimbursement obligations with respect to outstanding Letters of Credit, Bank Product Obligations, premiums, liabilities (including all amounts charged to a Borrower’s Loan Account pursuant hereto), obligations, fees (including the Administrative Fee and any Letter of Credit Fees, Work Fees, Funding Fees and Success Fees), charges, costs, and Lender Expenses (including in respect of any fees or expenses that, but for the provisions of any applicable Debtor Relief Laws, would have accrued), lease payments, guaranties, covenants, indemnification obligations arising pursuant to the Loan Documents (including under Section 2.11) and duties of any kind and description owing by any Credit Party to the Applicable Lender pursuant to or evidenced by the Loan Documents to which such Credit Party is a party and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all Lender Expenses that any Credit Party is required to pay or reimburse by the Loan Documents to which such Credit Party is a party, by Law, or otherwise, and (b) all Bank Product Obligations; provided that the Obligations shall not include any Excluded Hedging Obligations. Any reference in this Agreement or in the Loan Documents to the Obligations shall include all amendments, changes, extensions, modifications, renewals replacements, substitutions, and supplements, thereto and thereof, as applicable, both prior and subsequent to any Insolvency Proceeding.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Omnibus Ratification” means the Omnibus Amendment and Confirmation Agreement, dated as of the Third Restatement Date, among Holdings, Intermediate Holdings, Borrowers and Lenders.

“Organizational Documents” means (a) for any corporation, the certificate and/or articles of incorporation, amalgamation or continuance, the bylaws, the memorandum of association, any certificate of designation or other instrument relating to the rights of preferred shareholders or stockholders of such corporation, any shareholder rights agreement and all applicable resolutions of the Board of Directors of such corporation, (b) for any partnership, the partnership agreement and, if applicable, the certificate of limited partnership, (c) for any limited liability company, the operating agreement and articles or bylaws or certificate of formation or organization or incorporation, as applicable, and (d) any shareholder’s agreement or declaration relating to such Person. “Organizational Documents” shall also include, in all cases, all shareholder agreements, voting trusts, and similar arrangements applicable to any Person’s Capital Stock.

“Other Assets” means any real property, personal property or other property of any Merchant or Affiliate thereof, other than Retail Inventory, owned, leased, or licensed by such Merchant or such Affiliate in the ordinary course of its business, including such Merchant’s or such Affiliate’s interest in real property leases, fixtures and equipment (including Fixtures and Equipment, as such terms are defined in the Code).

“Other Assets Advance” has the meaning set forth in Section 2.1(h)(i).

“Other Assets Advance Rate” means, with respect to each Liquidation Sale in respect of Other Assets only, the percentage that the Applicable Lender uses to calculate the amount of the Other Assets Advance or Letter of Credit Obligations, as the case may be, with respect to such Liquidation Sale, as determined pursuant to Section 2.1(h). In no case shall the Other Assets Advance Rate for any such Liquidation Sale be higher than 85.00%.

“Other Assets Borrowing Base” means, in respect to each Liquidation Sale, the product of (a) the Other Assets Advance Rate, multiplied by (b) the consideration which Borrower has agreed to pay for such Other Assets pursuant to the applicable Liquidation Sales Agreement. For purposes of calculating the Other Assets Borrowing Base, except as may otherwise be agreed by the Applicable Lender in its sole discretion, any Other Assets that are subject to retention of title claims shall not be included in the value of the consideration referred to in clause (b) of the preceding sentence notwithstanding anything to the contrary in any Liquidation Sales Agreement or other agreement.

“Overbid” has the meaning set forth in Section 2.1(h).

“Parent Working Capital Facility” means a committed secured credit facility made available by a bank or other financial institution to Intermediate Holdings and/or any Affiliate or Subsidiary thereof (other than a Borrower), as borrower, for general working capital purposes and/or any other purpose not specifically prohibited by this Agreement.

“Perfection Certificate” means each perfection certificate submitted by a Borrower to the Lenders with respect to such Borrower, together with such Borrower’s completed responses to the inquiries set forth therein, the form and substance of such responses to be satisfactory to the Lenders.

“Periodic Term SOFR Determination Day” has the meaning set forth in the definition of Term SOFR.

“Permitted Encumbrances” has the meaning set forth in Section 7.8.

“Permitted Holders” means Andrew Gumaer and Bryant Riley.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, unlimited liability companies, association, corporation, institution, public benefit corporation, entity or Governmental Authority.

“PPSA” means the Personal Property Security Act (Ontario), the Civil Code of Quebec as in effect in the Province of Quebec or any other Canadian federal, territorial or provincial statute pertaining to the granting, perfecting, priority or ranking of security interests, liens, hypothecs on personal property, and any successor statutes, together with any regulations thereunder, in each case as in effect from time to time. References to sections of the PPSA shall be construed to also refer to any successor sections.

“Proceeds” shall have, with respect to any Liquidation Sale, the meaning assigned to such term or other similar terms in the relevant Liquidation Sales Agreement with respect to such Liquidation Sale and shall also include all proceeds of Inventory, Other Assets and augmented goods paid or due to Borrower or Merchant, and in the case of a joint venture, all amounts paid or due to a Borrower as part of a Liquidator JV.

“Purchase Agreement” means a Purchase Agreement or other agreement entered into by a Borrower (or Liquidator JV) in form and substance acceptable to the Applicable Lender, pursuant to which a Borrower (or such Liquidator JV) is given the right to purchase Retail Inventory or Other Assets and to conduct Liquidation Sales with respect to such Retail Inventory or Other Assets.

“Purchase Price” shall have, with respect to each Liquidation Sale carried out pursuant to Liquidation Sales Agreement, the meaning assigned to such term or other similar terms in such Liquidation Sales Agreement. It is expressly understood that prior to the Final Accounting, the Purchase Price shall refer to a Borrower’s good faith estimate of the Purchase Price to be paid under the applicable Liquidation Sales Agreement and that such amount shall be adjusted upon completion of the Final Accounting and that if the actual amount required to be delivered by a Borrower in respect to the Purchase Price is less than the Purchase Price listed in the applicable Liquidation Sales Agreement, such lesser amount shall constitute the Purchase Price for all purposes hereunder.

“Purchase Price Percentage” shall have the meaning assigned to such term or other similar terms in such Liquidation Sales Agreement.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. § 5390(c)(8)(D).

“QFC Credit Support” has the meaning set forth in Section 11.34.

“Qualified ECP Guarantor” means, in respect of any Hedging Obligation, each Credit Party that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Hedging Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“RCRA” means the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. § 6901 et seq.

“Record” means information that is inscribed on a tangible medium or which is stored in an electronic or other medium and is retrievable in perceivable form.

“Recovery Amount” shall have, with respect to each Liquidation Sale providing for a contingent additional, non-guaranteed payment to the applicable Merchant or, in the case of any Liquidation Sales outside the United States and Canada, an Affiliate of the Merchant, based upon the total amount of the Proceeds of such Liquidation Sale, the meaning assigned to such term or other similar terms in the Liquidation Sales Agreements for such Liquidation Sale.

“Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material in the indoor or outdoor environment, including the movement of Hazardous Material through or in the air, soil, surface water, ground water or property.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Relevant Jurisdiction” means, in relation to a Borrower, Holdings or Intermediate Holdings, (a) such Person’s jurisdiction of incorporation or formation, (b) any jurisdiction where any asset subject to or intended to be subject to the Collateral Documents entered into by such Person is situated; (c) any jurisdiction where such Person conducts its business; and (d) the jurisdiction whose laws govern the perfection of any Lien granted by the Collateral Documents entered into by such Person.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (d) conduct any other actions authorized by CERCLA.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Payment” means (a) any cash dividend or other cash distribution or payment, direct or indirect, on or on account of any Capital Stock of a Borrower now or hereafter outstanding; (b) any dividend or other distribution in respect of, or redemption, purchase or other acquisition, direct or indirect, of any Capital Stock of a Borrower now or hereafter outstanding or of any warrants, options or rights to purchase any such Capital Stock (including the repurchase of any such stock or membership interest, warrant, option or right or any refund of the purchase price thereof in connection with the exercise by the holder thereof of any right of rescission or similar remedies with respect thereto); (c) any direct salary, non-salary managerial fees, fee (consulting, management or other), fringe benefit, allowance or other expense directly or indirectly paid or payable by a Borrower (as compensation or otherwise) to any shareholder, member, manager, or Affiliate of a Borrower (other than to an employee or consultant to a Borrower and to the extent of such employee’s or consultant’s compensation; provided that the terms of such compensation are approved by a Borrower’s Board of Directors); and (d) meeting fees, travel and expense reimbursement and clothing allowance payable to the managers of a Borrower or any partner, shareholder or Affiliate thereof.

“Restricted Subsidiary” means, as to any Borrower, any direct or indirect Subsidiary of such Borrower and, as to Holding and Intermediate Holdings, any Borrower and any other direct or indirect Subsidiary party to or otherwise receiving any Collections or other Proceeds of any Liquidation Sale.

“Retail Inventory” means goods that are held by a Merchant or, in the case of a Liquidation Sale outside the United States and Canada, an Affiliate of the Merchant for sale in the ordinary course of its business and that are suitable for sale at retail.

“Revolving Credit Advance” means a U.S. Revolving Credit Advance and/or Canadian Revolving Credit Advance, as the context so requires.

“Revolving Credit Termination Date” means the earliest of (a) April 20, 2027, and (b) the date of termination pursuant to Section 9.2 of the Lenders’ agreement to consider, in its sole discretion and with no obligation, to make additional Revolving Credit Advances and/or incur Letter of Credit Obligations or permit existing Revolving Credit Advances to remain outstanding.

“Revolving Loan Ceiling” means the amount equal to $200,000,000.

“Revolving Outstandings” means, at any time, the sum of (a) the aggregate Dollar Equivalent amount of Revolving Credit Advances outstanding at such time plus (b) the aggregate Dollar Equivalent amount of Letter of Credit Obligations incurred on behalf of any Borrower outstanding at such time.

“Sales Tax Advance” has the meaning set forth in Section 2.1(i).

“Sales Tax Receipts” means the portion of Collections received in the Blocked Accounts on account of sales, VAT, excise and gross receipts Taxes payable to any taxing authorities having jurisdiction.

“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, or (d) a Person resident in or determined to be resident in a country, in each case, of clauses (a) through (d) that is a target of Sanctions, including a target of any country sanctions program administered and enforced by OFAC.

“Sanctioned Person” means, at any time, (a) any Person named on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC, OFAC’s consolidated Non-SDN list or any other Sanctions-related list maintained by any Governmental Authority, (b) a Person or legal entity that is a target of Sanctions, (c) any Person operating, organized or resident in a Sanctioned Entity, or (d) any Person directly or indirectly owned or controlled (individually or in the aggregate) by or acting on behalf of any such Person or Persons described in clauses (a) through (c) above.

“Sanctions” means. individually and collectively, respectively, any and all economic sanctions, trade sanctions, financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes anti-terrorism laws and other sanctions laws, regulations or embargoes, including those imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by OFAC, the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future executive order, (b) the United Nations Security Council, (c) the European Union or any European Union member state, (d) Her Majesty’s Treasury of the United Kingdom, or (d) the federal government of Canada and any other Governmental Authority with jurisdiction over any Lender or any Credit Party or any of their respective Subsidiaries or Affiliates.

“Schedule of Documents” means the schedule, including all appendices, exhibits or schedules thereto, listing certain documents and information to be delivered in connection with the Loan Documents and the transactions contemplated thereunder, substantially in the form of Annex A to this Agreement.

“SEC” means the United States Securities and Exchange Commission or any successor thereto.

“Security Agreements” means, collectively, (a) the Security Agreement, dated as of October 21, 2008, between U.S. Borrowers and the U.S. Lender, as may be amended, restated, modified, supplemented or replaced from time to time, and (b) the Canadian Security Agreement.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Loan” means each Revolving Credit Loan that bears interest at a rate determined by reference to Term SOFR (other than pursuant to clause (b) of the definition of U.S. Base Rate).

“Solvency Certificate” means a certificate signed by an Authorized Person of Borrowers and Intermediate Holdings, dated as of the Third Restatement Date, demonstrating the Solvency of Borrowers and Intermediate Holdings.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature and is able to pay its debts as they become due; (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital; (e) no Insolvency Proceeding has occurred; (f) no unsatisfied writ of execution is outstanding; and (g) such Person is not an “insolvent person” within the meaning given such term under the BIA. The amount of contingent liabilities (such as litigation, guarantees and pension plan liabilities) at any time shall be computed as the amount which, in light of all the facts and circumstances existing at the time, represents the amount which can be reasonably be expected to become an actual or matured liability.

“Spot Rate” means, for a currency, the rate quoted by the Applicable Lender as the spot rate for the purchase by the Applicable Lender of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Applicable Lender may obtain such spot rate from another financial institution designated by the Applicable Lender if the Applicable Lender does not have as of the date of determination a spot buying rate for any such currency.

“Subsequent Expense Advance” has the meaning set forth in Section 2.1(j).

“Subsidiary” means, with respect to any Person, (a) any corporation of which an aggregate of more than 50.00% of the outstanding Capital Stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person and/or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of 50.00% or more of such Capital Stock whether by proxy, agreement, operation of Law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%) or of which any such Person is a general partner or may exercise the powers of a general partner.

“Success Fee” means, with respect to each Liquidation Sale, an amount equal to the product of (a) the Net Profit Margin for such Liquidation Sale, multiplied by (b) the Success Fee Percentage for such Liquidation Sale.

“Success Fee Percentage” means (a) with respect to each Liquidation Sale (or portion thereof) of Retail Inventory conducted in the United States and Canada, the percentage determined by the applicable Inventory Advance Rate for any Liquidation Borrowing made in connection with such Liquidation Sale in accordance with the column titled “Success Fee Percentage” in the grid below; (b) with respect to each Liquidation Sale (or portion thereof) of Other Assets conducted in the United States and Canada, no less than 10.00%; (c) with respect to each Liquidation Sale (or portion thereof) in connection with which a Backend L/C has been issued, the percentage determined by the applicable Effective Advance Rate for any Liquidation Borrowing made in connection with such Liquidation Sale in accordance with the column titled “Success Fee Percentage” in the grid below; and (d) with respect to any other Liquidation Sale in any other jurisdiction, the percentage determined by the Lenders in their discretion.

Inventory Advance Rate / Effective Advance Rate	Success Fee Percentage
0%	0.00%
> 0%, but ≤ 77.5%	1.00%
>77.5%, but ≤ 82.5%	2.50%
> 82.5%, but ≤ 87.5%	5.00%
> 87.5%	10.00%

“Supported QFC” has the meaning set forth in Section 11.34.

“Taxes” means taxes, duties, fees, premiums, assessments, levies, tariffs and any other charges whatsoever imposed, assessed, reassessed or collected by any Governmental Authority, including all fines, penalties, interest, additions to tax, installments on account of taxes, or other additional amounts imposed, assessed or collected by any Governmental Authority in respect thereof, excluding taxes imposed on or measured by the net income of the Applicable Lender by the jurisdictions under the laws of which the Applicable Lender is organized or any political subdivision thereof.

“Tax Credit” means a credit against, relief or remission for, or repayment of, any Tax.

“Tax Payment” means either the increase in a payment made by a Borrower to the Applicable Lender under Section 2.13(a) or a payment under Section 2.13(d).

“Tax Returns” means all returns, elections, filings, forms, and any other documents (whether in electronic, tangible, or any other form whatsoever) made, prepared or filed, or to be made, prepared or filed in respect of Taxes under applicable law.

“Termination Date” means the date on which all Revolving Credit Advances have been indefeasibly repaid in full and all other Obligations under this Agreement and the other Loan Documents have been completely discharged, and all Letter of Credit Obligations have been cash collateralized, cancelled or backed by stand-by letters of credit in accordance with Annex B, and Borrowers shall not have any further right to request to borrow any monies under this Agreement.

“Term SOFR” means,

(a) for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (Boston, Massachusetts time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b) for any calculation with respect to a Base Rate Loan denominated in Dollars on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “U.S. Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (Boston, Massachusetts time) on any U.S. Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such U.S. Base Rate Term SOFR Determination Day;

provided that, if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the U.S. Lender in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Third Restatement Date” means the Business Day on which the conditions precedent set forth in Section 3.1 have been satisfied, in the U.S. Lender’s sole discretion, or waived in writing by the U.S. Lender (which occurred on April 20, 2022).

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Underlying Issuer” means a Person (other than a Lender or a Borrower) which is the beneficiary of an L/C Undertaking and which has issued a letter of credit at the request of the Applicable Lender for the benefit of a Borrower.

“Underlying Letter of Credit” means a letter of credit that has been issued by an Underlying Issuer.

“Unreimbursed Amount” has the meaning set forth in Annex B.

“Unfunded Pension Liability” means, at any time, the aggregate amount, if any, of the sum of (a) the amount by which the present value of all accrued benefits under each Title IV Plan exceeds the fair market value of all assets of such Title IV Plan allocable to such benefits in accordance with Title IV of ERISA, all determined as of the most recent valuation date for each such Title IV Plan using the actuarial assumptions for funding purposes in effect under such Title IV Plan, and (b) for a period of five years following a transaction which might reasonably be expected to be covered by Section 4069 of ERISA, the liabilities (whether or not accrued) that could be avoided by any ERISA Affiliate of a Borrower as a result of such transaction.

“United States” or “U.S.” means the United States of America.

“U.S. Base Rate Term SOFR Determination Day” has the meaning set forth in the definition of Term SOFR.

“U.S. Base Rate” means, for any day, a rate per annum (rounded upward, if necessary, to the next 1/100 of 1.00%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the SOFR Rate for a one month Interest Period as in effect on such day plus 1.00%; provided that this clause (b) shall not be applicable during any period in which Term SOFR is unavailable or unascertainable, and (c) the Federal Funds Effective Rate in effect on such day plus 0.50%. As used herein, “Prime Rate” means a rate set by the Applicable Lender based upon various factors including the Applicable Lender’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by the Applicable Lender shall take effect at the opening of business on the day specified in the public announcement of such change. As used herein, “Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Applicable Lender from three federal funds brokers of recognized standing selected by the Applicable Lender. If the Applicable Lender shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Applicable Lender to obtain sufficient quotations in accordance with the terms of the definition thereof, the U.S. Base Rate shall be determined without regard to clause (c) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the U.S. Base Rate due to a change in the Prime Rate, the SOFR Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate, SOFR Rate or the Federal Funds Effective Rate, respectively.

“U.S. Base Rate Loans” means each Revolving Credit Advance that bears interest at a rate determined by reference to the U.S. Base Rate.

“U.S. Borrower” means a Borrower other than the Canadian Borrower.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association, or any successor thereto, recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities; provided that, for purposes of notice requirements in Article II, such day is also a Business Day.

“U.S. Lender” has the meaning set forth in the preamble to this Agreement.

“U.S. Letters of Credit” means commercial or standby letters of credit issued for the account of a U.S. Borrower in Dollars by U.S. Lender or an Underlying Issuer for which the U.S. Lender has incurred Letter of Credit Obligations.

“U.S. L/C Usage” means, as of any date of determination, the aggregate undrawn amount of all outstanding U.S. Letters of Credit.

“U.S. Revolving Credit Advance” has the meaning set forth in Section 2.1(a).

“U.S. Special Resolution Regimes” has the meaning specified in Section 11.34.

“WF” means Wells Fargo Bank, National Association.

“WFCFCC” means Wells Fargo Capital Finance Corporation Canada.

“Work Fee” means a fee in the amount of $25,000 payable to the Applicable Lender pursuant to, and upon occurrence of the events described in, Section 2.5(d).

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2 Certain Matters of Construction.

(a) All accounting terms not specifically defined herein shall be construed in accordance with GAAP; Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, that, notwithstanding anything herein to the contrary, only those leases (assuming for purposes hereof that such leases were in existence prior to giving effect to the adoption of ASU No. 2016-02 “Leases (Topic 842)” and ASU No. 2018-11 “Leases (Topic 842)”) that would have constituted capital or capitalized leases or financing leases (and, for the avoidance of doubt, Capital Leases) in conformity with GAAP as in effect prior to giving effect to the adoption of ASU No. 2016-02 “Leases (Topic 842)” and ASU No. 2018-11 “Leases (Topic 842), shall be considered capital or capitalized leases or financing leases (and, for the avoidance of doubt, Capital Leases) hereunder, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith (other than the financial statements delivered pursuant to this Agreement). When used herein, the term “financial statements” shall include the notes and schedules thereto.

(b) All other undefined terms contained in any of the Loan Documents shall, unless the context indicates otherwise, have the meanings provided for by the Code or the PPSA, as the context so required, to the extent the same are used or defined therein. Unless otherwise specified, reference in this Agreement or any of the Appendices to a Section, subsection or clause refer to such Section, subsection or clause as contained in this Agreement. The words “herein,” “hereof’ and “hereunder” and other words of similar import refer to this Agreement as a whole, including all Annexes, Exhibits and Schedules, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in this Agreement or any such Annex, Exhibit or Schedule. All of the Annexes, Schedules and Exhibits attached to this Agreement shall be deemed incorporated herein by reference. Notwithstanding the foregoing, and unless the context so requires, (i) any term defined in this Agreement by reference to the “Code” or the “Uniform Commercial Code” shall, to the extent defined therein, also have any extended, alternative or analogous meaning given to such term in the PPSA, other applicable Canadian personal property security and other laws (including the Personal Property Security Act of each applicable province of Canada, the Bills of Exchange Act (Canada) and the Depository Bills and Notes Act (Canada)) in all cases for the extension, preservation or betterment of the security and rights of the Collateral, (ii) all references in this Agreement to “Article 8” shall be deemed to refer also to applicable Canadian securities transfer laws (including the Securities Transfer Act of each applicable province of Canada), (iii) all references in this Agreement to applicable U.S. security transfer laws (including the Exchange Act) shall refer also to applicable Canadian securities transfer laws (including, the Securities Transfer Act of each applicable province of Canada), and (iv) all references in this Agreement to a financing statement, continuation statement, amendment or termination statement shall be deemed to refer also to the analogous documents used under applicable United States personal property security laws.

(c) Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders. The words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”. References to Persons shall include their respective successors and assigns (to the extent and only to the extent permitted by the Loan Documents) or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations. Whenever any provision in any Loan Document refers to the knowledge (or an analogous phrase) of a Borrower, such words are intended to signify that the officers of such Borrower have actual knowledge or awareness of a particular fact or circumstance or that such officers of such Borrower, if they had exercised reasonable diligence, would have known or been aware of such fact or circumstance. Any reference in this Agreement or in the other Loan Documents to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). Any requirement of a writing contained herein or in the other Loan Documents shall be satisfied by the transmission of a Record and any Record transmitted shall constitute a representation and warranty as to the accuracy and completeness of the information contained therein.

(d) Quebec Interpretation. For purposes of any Collateral located in the Province of Quebec or charged by any deed of hypothec (or any other Loan Document) and for all other purposes pursuant to which the interpretation or construction of a Loan Document may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Quebec, (i) “personal property” shall be deemed to include “movable property”, (ii) “real property” shall be deemed to include “immovable property”, (iii) “tangible property” shall be deemed to include “corporeal property”, (iv) “intangible property” shall be deemed to include “incorporeal property”, (v) “security interest” and “mortgage” shall be deemed to include a “hypothec”, (vi) all references to filing, registering or recording under the Code or the PPSA shall be deemed to include publication under the Civil Code of Quebec, (vii) all references to “perfection” of or “perfected” Liens shall be deemed to include a reference to the “opposability” of such Liens to third parties, (viii) any “right of offset”, “right of setoff” or similar expression shall be deemed to include a “right of compensation”, (ix) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, and (x) an “agent” shall be deemed to include a “mandatary”.

1.3 Rates. The Lenders do not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Term SOFR Reference Rate, Term SOFR or any other Benchmark, any component definition thereof or rates referred to in the definition thereof, or with respect to any alternative, successor or replacement rate thereto (including any then-current Benchmark or any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 2.4(m), will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Term SOFR Reference Rate, Term SOFR or any other Benchmark, prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Lenders and their affiliates or other related entities may engage in transactions that affect the calculation of the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to a Borrower. The Lenders may select information sources or services in its reasonable discretion to ascertain the Term SOFR Reference Rate or Term SOFR, or any other Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to any Borrower, any other party hereto or any other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

2. AMOUNT AND TERMS OF CREDIT

2.1 Advances and Letters of Credit.

(a) Subject to the terms and conditions hereof, U.S. Lender may, in its sole discretion and with no obligation to do so, from time to time, at U.S. Lender’s option, until the Revolving Credit Termination Date, (i) make available to U.S. Borrowers advances in Dollars (each, a “U.S. Revolving Credit Advance”) to or for the benefit of a U.S. Borrower as provided for in this Section 2.1, and (ii) incur Letter of Credit Obligations in Dollars (except as otherwise agreed by U.S. Lender) in respect of a U.S. Borrower, or, at the request of a U.S. Borrower, in respect of any other Credit Party or Subsidiary of a Credit Party, as provided for in Annex B and this Section 2.1.

(b) Subject to the terms and conditions hereof, Canadian Lender may, in its sole discretion and with no obligation to do so, from time to time, at Canadian Lender’s option, until the Revolving Credit Termination Date, (i) make available to the Canadian Borrower advances in Dollars or CAD (each, a “Canadian Revolving Credit Advance”) to or for the benefit of Canadian Borrower as provided for in this Section 2.1, and (ii) (B) incur Letter of Credit Obligations in Dollars or CAD (except as otherwise agreed by Canadian Lender) in respect of the Canadian Borrower, or, at the request of the Canadian Borrower, in respect of any other Credit Party or Subsidiary of a Credit Party, as provided for in Annex B and this Section 2.1.

(c) The Applicable Lender will disburse Revolving Credit Advances to each Borrower by depositing the amount of each such Revolving Credit Advance to the applicable Borrower’s Disbursement Account pursuant to Section 2.10 hereof. The Revolving Outstandings shall not exceed at any one time the Revolving Loan Ceiling.

(d) Revolving Credit Advances (other than Initial Expense Advances) and Letters of Credit (other than Backend L/Cs) issued with respect to any Liquidation Sale of Inventory shall not exceed the applicable Inventory Borrowing Base. Revolving Credit Advances (other than Initial Expense Advances) and Letters of Credit (other than Backend L/Cs) issued with respect to any Liquidation Sales of Other Assets shall not exceed the applicable Other Assets Borrowing Base. Initial Expense Advances issued with respect to any Liquidation Sales shall not exceed the applicable Initial Expense Advance Borrowing Base.

(e) Until the Revolving Credit Termination Date, a Borrower may from time to time request to borrow, repay and request to reborrow Revolving Credit Advances under this Section 2.1.

(f) All amounts borrowed pursuant to this Section 2.1, together with all other Obligations, shall be due and payable (or in the case of any Letters of Credit, shall terminate) on the earlier of the maturity date therefor pursuant to Section 2.3 or the Revolving Credit Termination Date; provided, however, that the Applicable Lender or any of its Affiliates may determine, in their sole and absolute discretion and with no obligation so to do, to extend the termination or maturity date for any Bank Product Obligations beyond the Revolving Credit Termination Date subject to Borrowers’ (or their Affiliate’s, as the case may be) satisfaction of any conditions therefor required by the Applicable Lender or its Affiliate.

(g) A Borrower’s request for Revolving Credit Advances or Letters of Credit shall be made by irrevocable written notice by an Authorized Person of such Borrower to the representative of the Applicable Lender identified on Schedule 2.1 at the address specified thereon. Without limiting the applicable Borrower’s agreement to deliver a Liquidation Loan Proposal pursuant to Section 2.1(h), such notices requested Revolving Credit Advances or Letters of Credit must be actually received by the Applicable Lender no later than (i) 1:00 p.m. (Boston, Massachusetts time) two (2) Business Days prior to the proposed date of any Inventory Advance, Other Assets Advance, and/or Initial Expense Advance; (ii) 1:00 p.m. (Boston, Massachusetts time) on the Business Day on which a proposed Sales Tax Advance or Subsequent Expense Advance is requested; and (iii) with respect to Letters of Credit, 1:00 p.m. (Boston, Massachusetts time) two (2) Business Days prior to the proposed issuance date and subject to the terms and conditions governing Letters of Credit forth in Annex B attached hereto. Each such notice (a “Notice of Revolving Credit Advance” or a “Notice of Letter of Credit Request,” as the case may be) must be given in writing (by telecopy or overnight courier). Any Notice of Revolving Credit Advance or Notice of Letter of Credit Request must be substantially in the form of Exhibit 2.1-1 or Exhibit 2.1-2, as applicable, and shall include the information required in such Exhibit and such other information as may be required by the Applicable Lender. Any Notice of Letter of Credit Request must include the information described in Annex B and such other information as may be required by the Applicable Lender. In addition, a Notice of Letter of Credit Request shall be accompanied by the form of the Letter of Credit (or amendment thereto) (which shall be acceptable to the Applicable Lender) to be issued. Notwithstanding anything contained herein to the contrary, Letter of Credit applications by a Borrower and approvals by the Applicable Lender may be made and transmitted pursuant to electronic means (and subject to security measures) mutually agreed upon and established by and between Borrowers and the Applicable Lender.

(h) Inventory Advances, Other Assets Advances, Initial Expense Advances and Letters of Credit.

(i) Subject to Section 6.15, if a Borrower proposes to enter into Liquidation Sales Agreements with respect to any proposed Liquidation Sale, such Borrower may propose (or shall propose if required to do so under Section 6.15) that the Applicable Lender agree to make a Revolving Credit Advance to such Borrower or incur Letter of Credit Obligations for such Borrower’s account with respect to the Retail Inventory (Revolving Credit Advances made with respect to Retail Inventory (in whole or in part) are referred to as “Inventory Advances”) or Other Assets (Revolving Credit Advances made solely with respect to Other Assets are referred to herein as “Other Assets Advances”) that are proposed to be sold through such Liquidation Sale, and, if applicable, the Initial Expenses (Revolving Credit Advances made solely with respect to Initial Expenses are referred to herein as “Initial Expense Advances”). Each such proposal (a “Liquidation Loan Proposal”) shall (A) be signed by an Authorized Person, (B) be substantially in the form of Exhibit 2.1(a)(i) attached hereto and accompanied by all of the documents and information described on Schedule 2.1(a)(i), together with copies of any court orders for any Merchant party to an Insolvency Proceeding, (C) involve a proposed Inventory Advance, Other Assets Advance, Initial Expense Advance and/or Letter of Credit in a minimum amount reasonably determined by such Borrower and agreed to by the Applicable Lender in its sole discretion, and (D) be sent so that it is actually received by the Applicable Lender no later than 1:00 p.m. (Boston, Massachusetts time) on the fifth (5th) Business Day prior to the date of the proposed Inventory Advance, Other Assets Advance, Initial Expense Advance and/or incurrence of the Letter of Credit Obligations.

(ii) Within three (3) Business Days after the Applicable Lender’s receipt of a Liquidation Loan Proposal in the United States and Canada only, and within five (5) Business Days after the Applicable Lender’s receipt of a Liquidation Loan Proposal in any other jurisdiction, the Applicable Lender will notify such Borrower in writing (such notice, a “Lender’s Offer”), which notice may be substantially in the form of Exhibit 2.1(a)(ii) or such other form as the Applicable Lender may elect, whether the Applicable Lender:

(A) would be willing to make Revolving Credit Advance or incur Letter of Credit Obligations on the terms proposed by such Borrower in which case such Borrower shall be obligated to timely submit a Notice of Revolving Credit Advance or a Notice of Letter of Credit Request pursuant to Section 2.1(g),

(B) is not willing to make any Revolving Credit Advance or incur any Letter of Credit Obligations with respect to such Liquidation Sale, or

(C) would be willing to make a Revolving Credit Advance or incur Letter of Credit Obligations with respect to the proposed Liquidation Sale, but only at a specified Inventory Advance Rate or Other Assets Advance Rate that is different from that proposed by Borrower and/or with such other modifications specified in such notice.

(iii) The Applicable Lender shall have sole discretion to decide whether or not to agree to any Liquidation Loan Proposal or to propose an alternative Inventory Advance Rate or Other Assets Advance Rate for the proposed Liquidation Sale. The Applicable Lender shall not have any obligation to make a Revolving Credit Advance or incur Letter of Credit Obligations unless the Applicable Lender actually receives, within two (2) Business Days after a Borrower’s receipt of a notice from the Applicable Lender described in Sections 2.1(h)(ii)(A) or (C), written notice from such Borrower of such Borrower’s intention to request disbursement of such Revolving Credit Advance or incurrence of such Letter of Credit Obligations on the terms set forth in such notice from the Applicable Lender; provided, however, that if the Applicable Lender has agreed to make a Revolving Credit Advance or incur Letter of Credit Obligations on the terms proposed by a Borrower in the applicable Liquidation Loan Proposal, such Borrower shall apply for such Revolving Credit Advance or Letter of Credit on such terms (unless subsequently otherwise agreed by the Applicable Lender in writing). In the event that, as a result of competitive bidding or otherwise, a Borrower elects to increase the Guaranteed Amount or Purchase Price (an “Overbid”) it is willing to pay under a Liquidation Sales Agreement for which it has provided to the Applicable Lender a Liquidation Loan Proposal under Section 2.1(h)(i) prior to or after the Applicable Lender’s sending a notice under Section 2.1(h)(ii), such Borrower shall promptly provide the Applicable Lender with written notice of such increase, together with a modified Liquidation Loan Proposal, and the Applicable Lender shall have the option, in its absolute discretion, to determine whether to fund any portion of such increase, to reduce the Inventory Advance Rate or Other Assets Advance Rate in respect to such higher Guaranteed Amount or Purchase Price, or to make a Revolving Credit Advance or issue a Letter of Credit only in accordance with the original terms proposed by the Applicable Lender prior to such increase. The Applicable Lender shall not be required, without its consent, to increase the aggregate amount of any Revolving Credit Advances or Letters of Credit agreed to by the Applicable Lender in Lender’s Offer as a consequence of any Overbid.

(iv) The amount of the Revolving Credit Advance and/or the Letter of Credit Obligations (other than with respect to any Backend L/C) with respect to each Liquidation Sale shall: (x) be calculated based upon the applicable Inventory Advance Rate or Other Assets Advance Rate and the actual Guaranteed Amount or Purchase Price as determined pursuant to the applicable Liquidation Sales Agreement (or, if the actual amount required to be delivered to the Merchant by a Borrower with respect to the Guaranteed Amount or Purchase Price is less than such Guaranteed Amount or Purchase Price, such lesser amount); (y) in the aggregate (but excluding any Initial Expense Advances), not exceed at any time the applicable Inventory Borrowing Base or Other Assets Borrowing Base, as the case may be; and (z) in the case of an Initial Expense Advance, not exceed at any time the applicable Initial Expense Borrowing Base. Subject to the terms and conditions of this Agreement, the Revolving Credit Advance and the applicable Letter of Credit Obligations may be incurred simultaneously with such advance, shall be disbursed as a single advance; provided, however, that in the event the Liquidation Sales Agreements require an initial payment by a Borrower to the Merchant before the completion of a final inventory count, the Revolving Credit Advance may be disbursed in two or separate advances with the first portion of the Revolving Credit Advance being calculated based upon the applicable Inventory Advance Rate or Other Assets Advance Rate and the amount of such required initial payment and the second portion, if any, of the Revolving Credit Advance being determined and made based on the actual Guaranteed Amount or Purchase Price as determined by the final inventory count and, if necessary, the amount of such subsequent Revolving Credit Advance being increased in correspondence with reductions to the related Letter of Credit Obligations.

(i) Sales Tax Advances. To the extent that the Applicable Lender has received Collections with respect to a Liquidation Sale, which Collections include Sales Tax Receipts, the Applicable Lender shall make, subject to the terms and conditions hereof (including Section 3.3) Revolving Credit Advances equal to the amount of such Sales Tax Receipts (any such Revolving Credit Advance, a “Sales Tax Advance”), as and when a Borrower is required to pay such amounts to the applicable Merchant or taxing authority, to enable a Borrower to forward such amounts to such Merchant or taxing authority in accordance with the terms of the applicable Liquidation Sales Agreement. A Borrower’s Notice of Revolving Credit Advance shall include documentation satisfactory to the Applicable Lender evidencing the amount of such Sales Tax Receipts.

(j) Subsequent Expense Advances. To the extent a Lender has agreed to fund an Inventory Advance or Other Assets Advance, upon the request of a Borrower and subject to the terms and conditions hereof (including Section 3.3), such Applicable Lender shall make Revolving Credit Advances to enable a Borrower to pay Expenses that are not Initial Expenses (any such Revolving Credit Advance, a “Subsequent Expense Advance”). With respect to each Subsequent Expense Advance, the Applicable Lender shall make such Revolving Credit Advances in an aggregate amount not to exceed the lesser of (i) the actual Expenses of such Liquidation Sale, and (ii) an amount equal to one hundred and three percent (103%) of the amount for aggregate Expenses shown on the Budget for such Liquidation Sale for an average two (2) week period (in each of clauses (i) and (ii), excluding any Initial Expenses); provided that the Subsequent Expense Advance may exceed 103% of the amount for aggregate Expenses shown on the Budget for such Liquidation Sale for an average two (2) week period to the extent that a Borrower either provides the Applicable Lender with evidence reasonably satisfactory to the Applicable Lender that such excess was not caused by a deviation from the plan for such Liquidation Sale as set forth in the documents and information furnished to the Applicable Lender with the Liquidation Loan Proposal for such Liquidation Sale, or to the extent that such excess is caused by a deviation for which the Applicable Lender has given its prior written consent. A Borrower’s Notice of Revolving Credit Advance shall include documentation satisfactory to the Applicable Lender evidencing the amount of Expenses to be funded pursuant to the Subsequent Expense Advance. If specified in the Liquidation Loan Proposal for such Liquidation Sale, the Applicable Lender will incur Letter of Credit Obligations with respect to a portion of the anticipated Expenses of such Liquidation Sale; provided that in such case the Applicable Lender will not be obligated to make Revolving Credit Advances with respect to Expenses of such Liquidation Sale unless the Applicable Lender is satisfied that the aggregate amount of such Revolving Credit Advances and the amount of such Letter of Credit Obligations that the Applicable Lender reasonably anticipates may ultimately be drawn upon does not exceed the Subsequent Expense Advance.

(k) Notes. Borrowers shall execute and deliver to the Applicable Lender one or more notes in the aggregate principal amount of the Revolving Loan Ceiling substantially in the form of Exhibit 2.1(i) (collectively, the “Notes”). Each Note shall represent the joint and several obligation of Borrowers to pay the amount of the applicable outstanding Revolving Credit Advance or Letter of Credit Obligation, as well as all other Revolving Credit Advances and Letter of Credit Obligations, together with interest thereon as prescribed in Section 2.4. Notwithstanding any provision of any of the Notes, the entire unpaid balance of the Revolving Credit Advances and all of the Notes, and all other non-contingent Obligations, shall be immediately due and payable in full in immediately available funds on the Revolving Credit Termination Date.

(l) Reliance on Notices. The Applicable Lender shall be entitled to rely upon, and shall be fully protected in relying upon, any Notice of Revolving Credit Advance, Notice of Letter of Credit Request, Liquidation Loan Proposal or similar notice believed by the Applicable Lender to be signed by any Authorized Person of a Borrower. The Applicable Lender may assume that each Person executing and delivering such a notice was duly authorized.

2.2 Use of Proceeds. Borrowers shall use the proceeds of each Liquidation Borrowing solely for the purpose of making payments with respect to the Guaranteed Amount or Purchase Price, Expenses, Sales Tax Receipts, or the Recovery Amount, if any, with respect to the associated Liquidation Sale, as and when Borrowers are required to pay such amounts in accordance with the terms of the applicable Liquidation Sales Agreements.

2.3 Maturity of Advances. With respect to Revolving Credit Advances or Letters of Credit made or issued in any given Liquidation Sale, each such Revolving Credit Advance shall be due and payable in full, and each Letter of Credit shall have an expiry date no later than, the earlier of (a) 180 days after the date of the first Revolving Credit Advance made or Letter of Credit issued with respect to such Liquidation Sale, or (b) twenty one (21) days after the last day of the sale term as stated in the applicable Liquidation Sale Agreement.

2.4 Interest and Letter of Credit Fees.

(a) U.S. Borrowers may only request Revolving Credit Advances with an interest rate determined by reference to the SOFR Rate plus the applicable Margin. Canadian Borrower may only request Revolving Credit Advances with an interest rate determined by reference to the SOFR Rate (for Dollars) or the BA Equivalent Rate (for CAD), in each case, plus the applicable Margin.

(b) Interest Payment Dates. Accrued and unpaid interest on Revolving Credit Advances shall be payable (i) on the first day of each calendar month after the Third Restatement Date; (ii) upon the occurrence of an Event of Default in consequence of which the Applicable Lender elects to accelerate the maturity of all or any portion of the Obligations, and (iii) upon termination of this Agreement pursuant to the terms hereof. At any time that an Event of Default has occurred and is continuing, the Applicable Lender shall have the option to convert the interest rate on all outstanding (A) SOFR Loans to a rate equal to the U.S. Base Rate plus the applicable Margin (in the case of Dollars) and (B) BA Rate Loans to a rate equal to the Canadian Base Rate plus the applicable Margin (in the case of CAD). In the event that the Applicable Lender exercises such right of conversion, Borrowers shall jointly and severally indemnify, defend, and hold the Applicable Lender and its Indemnified Persons harmless against any and all Funding Losses resulting from such conversion in accordance with Section 2.4(j).

(c) Interest on Revolving Credit Advances. Borrowers shall pay interest to the Applicable Lender on the Daily Balance of the aggregate outstanding principal amount of all Revolving Credit Advances at a per annum rate equal to the sum of (i) the SOFR Rate or U.S. Base Rate, as applicable to such Revolving Credit Advances (in the case of Dollars), or (ii) the BA Equivalent Rate or Canadian Base Rate, as applicable to such Revolving Credit Advances (in the case of CAD), in each case of the immediately preceding clause (i) or (ii), plus the applicable Margin. All other Obligations shall bear interest at a per annum rate equal to the sum of (i) the U.S. Base Rate in the case of such other Obligations denominated or accruing in Dollars or (ii) the Canadian Base Rate in the case of such other Obligations denominated or accruing in CAD, in each case of the immediately preceding clause (i) or (ii), plus the Margin then applicable to Other Assets Advances.

(d) Letter of Credit Fees. As to each outstanding Letter of Credit, Borrowers shall pay the Applicable Lender a Letter of Credit Fee (in addition to the charges, commissions, fees, and costs set forth in Annex B attached hereto) which shall accrue at the applicable rate set forth in Annex B attached hereto multiplied by the maximum amount available to be drawn under the applicable Letter of Credit.

(e) Accrual of Interest; Loan Account. Letter of Credit Fees and all other Fees payable hereunder shall be due and payable, in arrears, on the first day of each month at any time that Obligations are outstanding. Each Borrower hereby authorizes the Applicable Lender, from time to time, without prior notice to any Borrower, to charge interest and fees, all Lender Expenses (as and when incurred), Fees, and all other payments as and when due and payable under any Loan Document (including any amounts due and payable to the Applicable Lender or its Affiliates in respect of Bank Products) to Borrowers’ Loan Account, which amounts thereafter shall constitute Revolving Credit Advances hereunder and shall accrue interest at the applicable Base Rate plus the Margin applicable for Revolving Credit Advances with an Inventory Advance Rate of 92.5% hereunder. Any interest not paid when due shall be compounded by being charged to Borrowers’ Loan Account and shall thereafter constitute Revolving Credit Advances hereunder and shall accrue interest at the applicable Base Rate plus the Margin applicable for Inventory Advances with an Inventory Advance Rate of 92.5% hereunder. Each Lender shall provide Borrowers with copies of invoices it receives in respect to Lender Expenses upon request.

(f) Extension of Payment Dates. If any payment on any Revolving Credit Advances becomes due and payable on a day other than a Business Day, subject with respect to Non-Prime Rate Loans to clauses (c) through (e) of the definition of Interest Period, the maturity thereof will be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at then applicable rate during such extension.

(g) Computation of Interest and Fees. All computations of interest and fees shall be made by the Applicable Lender on the basis of a three hundred and sixty (360) day year, in each case for the actual number of days occurring in the period for which such interest and fees are payable. Each determination by the Applicable Lender of an interest rate hereunder shall be conclusive, absent manifest error. In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.

(h) Default Rate. So long as any Event of Default shall have occurred and be continuing, and at the election of Applicable Lender after written notice from the Applicable Lender to Borrowers, then all outstanding Obligations shall bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate and thereafter such Obligations shall bear interest at the Default Rate to the fullest extent permitted by applicable Laws; provided that the Default Rate shall apply to any outstanding Obligations following the acceleration of the Obligations without any further notice from or action of any Applicable Lender. Interest and Letter of Credit Fees at the Default Rate shall accrue from the initial date of such Event of Default until that Event of Default is cured or waived and shall be payable upon demand.

(i) Maximum Lawful Rate. Notwithstanding anything to the contrary set forth in this Section 2.4, if a court of competent jurisdiction determines in a final order that the rate of interest payable hereunder exceeds the highest rate of interest permissible under Law (usury or otherwise) (the “Maximum Lawful Rate”), then so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate; provided, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrowers shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by the Applicable Lender is equal to the total interest which would have been received had the interest rate payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Third Restatement Date as otherwise provided in this Agreement. Thereafter, interest hereunder shall be paid at the rate(s) of interest and in the manner provided in Sections 2.4(a) through (e) above, unless and until the rate of interest again exceeds the Maximum Lawful Rate, and at that time this paragraph shall again apply. In no event shall the total interest received by the Applicable Lender pursuant to the terms hereof exceed the amount which the Applicable Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate. If the Maximum Lawful Rate is calculated pursuant to this paragraph, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made. If, notwithstanding the provisions of this Section 2.4(i), a court of competent jurisdiction shall finally determine that the Applicable Lender has received interest hereunder in excess of the Maximum Lawful Rate, the Applicable Lender shall, to the extent permitted by applicable Law, promptly apply such excess in the order specified in Section 2.8 and thereafter shall refund any excess to Borrowers or as a court of competent jurisdiction may otherwise order.

(j) Funding Losses. In connection with each Non-Prime Rate Loan, Borrowers shall jointly and severally indemnify, defend, and hold the Lenders harmless against any loss, cost, or expense incurred by the Lenders as a result of (a) the payment of any principal of any Non-Prime Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Non-Prime Rate Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure to borrow, convert, continue or prepay any Non-Prime Rate Loan on the date specified in any Notice of Revolving Credit Advance delivered pursuant hereto (such losses, costs, and expenses, collectively, “Funding Losses”). Funding Losses shall, with respect to the Applicable Lender, be deemed to equal the amount reasonably determined by the Applicable Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Non-Prime Rate Loan had such event not occurred, at the Non-Prime Rate that would have been applicable thereto, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period therefor), minus (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which the Applicable Lender would be offered were it to be offered, at the commencement of such period, Dollar deposits of a comparable amount and period in the London interbank market. A certificate of the Applicable Lender delivered to Borrower setting forth any amount or amounts that the Applicable Lender is entitled to receive pursuant to this Section shall be conclusive absent manifest error.

(k) Prepayment of Non-Prime Rate Loans. A Borrower may prepay Non-Prime Rate Loans at any time; provided, however, that in the event that Non-Prime Rate Loans are prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any automatic prepayment through the required application by the Applicable Lender of Proceeds in accordance with Section 2.8 or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, Borrowers shall jointly and severally indemnify, defend, and hold the Applicable Lender and its Indemnified Persons harmless against any and all Funding Losses in accordance with Section 2.4(j).

(l) Non-Prime Rate Loan Provisions. The following provisions shall apply to each Non-Prime Rate Loan:

(i) The Non-Prime Rate may be adjusted by the Applicable Lender on a prospective basis to take into account any additional or increased costs to the Applicable Lender of maintaining or obtaining any eurodollar deposits or increased costs due to changes in applicable Law occurring subsequent to the commencement of then applicable Interest Period, including changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Federal Reserve Board (or any successor), which additional or increased costs would increase the cost of funding loans bearing interest at the Non-Prime Rate. In any such event, the Applicable Lender shall give Borrowers notice of such a determination and adjustment and, upon its receipt of such notice from the Applicable Lender, Borrowers may, by notice to the Applicable Lender (y) require the Applicable Lender to furnish to Borrowers a statement setting forth the basis for adjusting such Non-Prime Rate and the method for determining the amount of such adjustment, or (z) repay the Non-Prime Rate Loans with respect to which such adjustment is made (together with any amounts due under Section 2.4(j) above).

(ii) In the event that any change in market conditions or any Law, regulation, treaty, or directive, or any change therein or in the interpretation of application thereof, shall at any time after the date hereof, in the reasonable opinion of the Applicable Lender, make it unlawful or impractical for the Applicable Lender to fund or maintain Non-Prime Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates at the Non-Prime Rate, the Applicable Lender shall give notice of such changed circumstances to Borrowers and in the case of any Non-Prime Rate Loans that are outstanding, the date specified in the Applicable Lender’s notice shall be deemed to be the last day of the Interest Period of such Non-Prime Rate Loans, and interest upon the Non-Prime Rate Loans shall accrue interest at a rate equal to the applicable Base Rate plus the applicable Margin.

(iii) Anything to the contrary contained herein notwithstanding, the Applicable Lender is not required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the Non-Prime Rate. The provisions of this clause shall apply as if the Applicable Lender had match funded any Obligation as to which interest is accruing at the Non-Prime Rate by acquiring eurodollar deposits for each Interest Period in the amount of the Non-Prime Rate Loans.

(m) Benchmark Replacement Setting.

(i) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the U.S. Lender and the Lead Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after U.S. Lender has posted such proposed amendment to the Lead Borrower. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.4(m) will occur prior to the applicable Benchmark Transition Start Date.

(ii) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, U.S. Lender will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii) Notices; Standards for Decisions and Determinations. U.S. Lender will promptly notify Lead Borrower of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. U.S. Lender will notify the Lead Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.4(m)(iv) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision, or election that may be made by U.S. Lender pursuant to this Section 2.4, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.4(m).

(iv) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by U.S. Lender in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then U.S. Lender may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then U.S. Lender may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v) Benchmark Unavailability Period. Upon Lead Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (A) Lead Borrower may revoke any pending request for a borrowing of SOFR Loans to be made during any Benchmark Unavailability Period and, failing that, Lead Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans, and (B) any outstanding affected SOFR Loans will be deemed to have been converted to U.S. Base Rate Loans at the end of the applicable Interest Period. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the U.S. Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the U.S. Base Rate.

(n) SOFR Conforming Changes. In connection with the use or administration of Term SOFR, the U.S. Lender will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The U.S. Lender will promptly notify the Lead Borrower and the other parties hereof of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

(o) Interest Act (Canada). For the purposes of the Interest Act (Canada), the yearly rate of interest to which any rate calculated on the basis of a period of time different from the actual number of days in the year (360 days, for example) is equivalent is the stated rate multiplied by the actual number of days in the year (365 or 366, as applicable) and divided by the number of days in the shorter period (360 days, in the example).

2.5 Fees. Borrowers shall pay to the Lenders all Lender Expenses, including, but not limited to, the following fees and charges, which fees and charges shall be non-refundable when paid (irrespective of whether this Agreement is terminated thereafter):

(a) Success Fee. Upon completion of the Final Accounting with respect to any Liquidation Sale, Borrowers shall pay to the Lenders the Success Fee, if any, with respect to such Liquidation Sale. To the extent that the Applicable Lender has received and is still holding payments with respect to such Liquidation Sale after all other Obligations with respect to such Liquidation Sale have been paid in full, the Applicable Lender may apply the amount of payments against any Success Fee with respect to such Liquidation Sale.

(b) Audit, Appraisal, and Valuation Charges. For the separate account of the Lenders, Borrowers shall pay all audit, appraisal, and valuation fees plus out-of-pocket expenses, for each audit, appraisal, and valuation of the Collateral performed by or at the request of the Applicable Lender, or the actual charges paid or incurred by the Applicable Lender if it elects to employ the services of one or more third Persons to perform financial audits of any Borrower, to appraise the Collateral, or any portion thereof, or to assess any Borrower’s business valuation.

(c) Work Fee. In the event that a Borrower has submitted a Liquidation Loan Proposal to the Applicable Lender pursuant to Section 2.1(h) and the Applicable Lender has committed pursuant to Section 2.1(h)(ii) to make a Revolving Credit Advance or incur Letter of Credit Obligations on the terms set forth in such Liquidation Loan Proposal (or on other terms proposed by the Applicable Lender and accepted by such Borrower), then Borrowers shall pay the Work Fee to the Applicable Lender. Each Work Fee shall be fully earned upon the occurrence of the events set forth in the preceding sentence, but in the event Revolving Credit Advances or Letter of Credit Obligations are incurred to fund transactions contemplated by the applicable Liquidation Sales Agreement, the Work Fee shall be waived or rebated, as applicable. A Work Fee constitutes partial consideration for the Applicable Lender’s work in reviewing the terms of such Liquidation Loan Proposals and shall not relieve a Borrower of any other obligations hereunder to reimburse the Applicable Lender for any other Lender Expenses or Fees howsoever arising. The Work Fee shall be due and payable no later than the first day of the next calendar month pursuant to Section 2.4(e) after the calendar month in which such Work Fee is earned in accordance with this Section 2.5(d) and shall be subject to the other terms and conditions of Section 2.4(e).

(d) Funding Fee. In the event that a Borrower has submitted a Liquidation Loan Proposal to the Applicable Lender pursuant to Section 2.1(h) and the Applicable Lender funds a Revolving Credit Advance or issues any Letter of Credit on the terms set forth in such Liquidation Loan Proposal (or on other terms proposed by the Applicable Lender and accepted by such Borrower), then Borrowers shall pay the applicable Funding Fee. Each Funding Fee shall be fully earned and due and payable upon the funding of each Revolving Credit Advance or issuance of any Letter of Credit in connection with any Liquidation Sale.

(e) Administrative Fee. The Borrowers shall pay to the U.S. Lender an annual administrative fee (the “Administrative Fee”) of $50,000 per annum. The initial Administrative Fee shall be fully earned in advance and due and payable on the Third Restatement Date and each subsequent Administrative Fee shall be fully earned in advance and due and payable on each anniversary of the Third Restatement Date until the Termination Date occurs. The Administrative Fee received by the U.S. Lender hereunder may be shared among the Lenders and their respective affiliates as the U.S. Lender may determine in its sole discretion. The Borrowers shall have no responsibility to the Lenders or their respective affiliates for the manner in which the U.S. Lender determines to so share, if at all, the Administrative Fee.

2.6 Cash Management Systems.

(a) Borrowers shall (i) establish and maintain cash management services of a type and on terms satisfactory to the Lenders at one or more of the banks set forth on Schedule 2.6 (each a “Cash Management Bank”), and shall request in writing and otherwise take such reasonable steps to ensure that all amounts owed to any Borrower by any Person is directly deposited to one of the cash management accounts at such Cash Management Banks, and (ii) deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof, all Collections into one of the DDAs set forth on Schedule 2.6 (a “Cash Management Account”) at one of the Cash Management Banks or the applicable Collection Account. If, notwithstanding the provisions of this Section 2.6, any Borrower receives or otherwise has dominion over or control of any Collections, such Borrower shall hold such Collections in trust for the Lenders and shall not commingle such Collections with any Person’s other funds or deposit such Collections in any account of any other Person except as instructed by the Lenders.

(b) Borrowers shall establish and maintain Control Agreements with the Lenders and each Cash Management Bank set forth on Schedule 2.6 in respect to any Cash Management Account, any Collection Account and any Disbursement Account and, upon the request of the Lenders at any time, at any other DDA. Each such Control Agreement shall provide, among other things, that (i) upon notice from the Lenders, the Cash Management Bank will comply with instructions of the Lenders directing the disposition of funds in the applicable Cash Management Account without further consent by any Borrower, (ii) the Cash Management Bank has no rights of setoff or recoupment or any other claim against the applicable Cash Management Account or Collection Account, other than for payment of its service fees and other charges directly related to the administration of such Cash Management Account or Collection Account and for returned checks or other items of payment, and (iii) except as otherwise permitted under Section 2.6(d) or as otherwise agreed by the Applicable Lender in its sole discretion, the Cash Management Bank immediately will forward by daily sweep all amounts in the applicable Cash Management Account or Collection Account to the applicable Collection Account or Lender’s Account identified by the Applicable Lender and (iv) no Borrower shall have (A) access to such Cash Management Account(s) or Collection Account or the contents thereof and (B) the right to direct the distribution of any funds from such Cash Management Account(s) or Collection Account. For any Liquidation Sale, or portion thereof, conducted outside of the United States or Canada, the Applicable Lender and Borrowers shall establish a Collection Account to receive the proceeds of such Liquidation Sale outside the United States or Canada and all funds on deposit in such Collection Account shall be swept to the Master Collection Account at such intervals as agreed by the Applicable Lender and Borrowers at the commencement of the Liquidation Sale.

(c) Promptly at the request of the Lenders, each Borrower shall deliver to the Lenders notification, executed by such Borrower, to each depository institution at which such Borrower maintains any DDA (other than DDA’s established for petty cash), in form and substance satisfactory to the Lenders in their sole discretion, of the Lenders’ Liens in such DDA and, shall instruct such depository institution, upon direction of the Lenders, to remit all amounts deposited from time to time in the DDA to Lender’s Account or as otherwise directed from time to time by the Lenders. Except as otherwise may be provided with respect to Blocked Accounts pursuant to Section 2.6(d), no Borrower shall establish any DDA hereafter unless, contemporaneous with such establishment, such Borrower notifies the Lenders and, if requested by the Lenders, delivers to such depository institution the notification described herein and together with a Control Agreement. No Borrower shall change such direction or designation without the prior written consent of the Lenders. If no Event of Default has occurred and is continuing, the Lenders shall not direct any such depository institution referred to in this Section 2.6(d) to remit amounts to the Lenders without taking into consideration other expenditures to be made from such accounts provided that the provisions of this sentence shall not apply to Cash Management Accounts, Blocked Accounts, or the Collection Account(s). Notwithstanding the foregoing, Borrowers shall not be required to provide a cash management agreement or other control agreement with respect to any DDA in which a balance of $2,500 (or the equivalent in any other currency) or less is maintained at all times (provided that the aggregate amount of such balances in all accounts does not exceed $20,000 and the full balance in such account is swept into a Collection Account at least twice per week).

(d) Notwithstanding anything herein to the contrary, for each Liquidation Sale, prior to the Applicable Lender making the Revolving Credit Advance or incurring the Letter of Credit Obligations with respect to such Liquidation Sale, unless such requirement is waived in writing by the Applicable Lender, Borrowers shall establish a blocked account in Borrowers’ name (the “Blocked Account”) at a bank acceptable to the Lenders, for the deposit of all Collections and other amounts that Borrowers are entitled to receive and use with respect to such Liquidation Sale, and Borrowers shall deposit or cause to be deposited into the Blocked Account such amounts at least two times per week, or more frequently as Borrowers may determine is appropriate. In the event that Borrowers have not established a Blocked Account prior to the date on which the Applicable Lender is otherwise willing to make a Revolving Credit Advance or incur the Letter of Credit Obligations with respect to any Liquidation Sale, Borrowers shall cause, in a manner satisfactory to the Applicable Lender in its sole discretion, all Collections and other amounts which Borrowers are entitled to receive and use with respect to such Liquidation Sale to be deposited into the Collection Account at least two times per week, or more frequently as Borrowers may determine is appropriate.

(e) Prior to the Applicable Lender making the Revolving Credit Advance or incurring the Letter of Credit Obligations with respect to each Liquidation Sale, the bank at which the Blocked Account for such Liquidation Sale has been established (if the Applicable Lender has not waived such requirement as provided in Section 2.6(d)) shall have entered into a Control Agreement with the Applicable Lender and Borrowers, in form and substance acceptable to the Applicable Lender, which shall immediately become operative at the bank at which the Blocked Account is maintained. Such Control Agreement shall provide, among other things, that such bank executing such agreement has no rights of setoff or recoupment or any other claim against such Blocked Account, other than for payment of its service fees and other charges directly related to the administration of such account, and the bank at which the Blocked Account is located agrees to forward immediately all amounts in the Blocked Account to the applicable Collection Account and to commence the process of daily sweeps from the Blocked Account into the applicable Collection Account. Although, as a result of the collection of payments in any Collection Account, a credit balance may exist in favor of Borrowers, under no circumstance shall such credit balance accrue interest in favor of Borrowers.

(f) For each Liquidation Sale, Borrowers shall establish, in their name, a separate account (each a “Disbursement Account”) at a bank acceptable to the Applicable Lender in the United States or Canada (the “Disbursement Account Bank”) into which the Applicable Lender shall deposit proceeds of the Revolving Credit Advances with respect to such Liquidation Sale, except for those proceeds as to which the Applicable Lender and Borrowers have agreed upon an alternative method of funding, for use by Borrowers solely in accordance with the provisions of Section 2.2. Prior to the Applicable Lender’s making such Revolving Credit Advance, the bank at which the Disbursement Account for such Liquidation Sale has been established shall have entered into a Control Agreement with the Applicable Lender and Borrowers, in form and substance acceptable to the Applicable Lender, which shall immediately become operative at the bank at which the Disbursement Account is maintained. Such Control Agreement shall provide, among other things, that such bank executing such agreement has no rights of setoff or recoupment or any other claim against such Disbursement Account, other than for payment of its service fees and other charges directly related to the administration of such account.

(g) The Cash Management Accounts, Collection Accounts, Blocked Account and the Disbursement Account for each Liquidation Sale shall be cash collateral accounts, with all cash, checks and other similar items of payment in such accounts securing payment and performance of the Liquidation Borrowings and all other Obligations, and in which Borrowers shall be deemed to have granted a Lien to the Applicable Lender pursuant to the Collateral Documents. Unless the Lenders otherwise agree, Borrowers shall maintain the Blocked Account and the Disbursement Account with respect to each Liquidation Sale so long as there is any reasonable expectation that any additional Collections will be received or Revolving Credit Advances made with respect to such Liquidation Sale.

(h) Notwithstanding the foregoing, it is the intent of the parties that at all times the Applicable Lender shall benefit from a first priority Lien on all funds in any Cash Management Account, Collection Account, Blocked Account, and Disbursement Account wherever located. If the Law of any jurisdiction where any account is domiciled (or the bank at which such account is maintained) requires additional documents, agreements, and other measures in order to provide such first priority and perfection, Borrowers shall cooperate with the Applicable Lender in executing such documents and agreements and taking such other measures, all to the Applicable Lender’s satisfaction.

2.7 Payments.

(a) Receipt of Payments. All payments with respect to any Obligations of any Credit Party organized under the laws of the United States shall be made in Dollars and all payments with respect to any Obligations of the Canadian Borrower shall be made in the currency of the underlying Canadian Obligation (e.g., Dollars or CAD). Any payment made contrary to the requirements of the preceding sentence shall be subject to the terms of this Section 2.7 and Section 2.19. Except as otherwise expressly provided herein, all payments by Borrowers shall be made to Lender’s Account in Dollars or CAD, as applicable, and shall be made in immediately available funds, no later than 1:00 p.m. (Boston, Massachusetts time) on the date specified herein. Any payment received by the Applicable Lender later than 1:00 p.m. (Boston, Massachusetts time), shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day. Any payment received by the Applicable Lender on account of Borrowers in a currency other than Dollars or CAD, as applicable, shall not be deemed to be a payment until the Applicable Lender has converted such currency into Dollars or CAD, as applicable. Borrowers shall remain liable for the full amount of any such payment due to the Applicable Lender if, after conversion from such other currency into Dollars or CAD, as applicable, a deficiency remains. Borrowers shall also be liable for any costs, fees, expenses, Taxes, or other liabilities incurred by the Applicable Lender as a result of receiving payment in such other currency or converting such currency into Dollars or CAD, as applicable. Notwithstanding the foregoing, the Applicable Lender is not obligated to accept any payment for any Obligations in any currency other than Dollars or CAD, as applicable. In the event on occasion the Applicable Lender agrees to accept payment for any Obligations in a currency other than Dollars or CAD, as applicable, the Applicable Lender’s acceptance on such occasion shall not require or oblige the Applicable Lender to accept payment in other currencies thereafter.

(b) Crediting Payments; Float Charge. The receipt of any payment item by the Applicable Lender (whether from transfers to the Applicable Lender by the Cash Management Banks pursuant to the Control Agreements or otherwise) shall not be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to Lender’s Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrowers shall be deemed not to have made such payment and interest shall be calculated accordingly. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by the Applicable Lender only if it is received into Lender’s Account on a Business Day on or before 1:00 p.m. (Boston, Massachusetts time). If any payment item is received into Lender’s Account on a non-Business Day or after 1:00 p.m. (Boston, Massachusetts time) on a Business Day, it shall be deemed to have been received by the Applicable Lender as of the opening of business on the immediately following Business Day. From and after the Third Restatement Date, the Applicable Lender shall be entitled to charge Borrowers, for the account of the Applicable Lender one (1) Business Day of ‘clearance’ or ‘float’ at the rate applicable to the applicable Base Rate plus the applicable Margin applicable for Inventory Advances with an Inventory Advance Rate of 92.5% hereunder on all Collections that are received by Borrower (regardless of whether forwarded by the Cash Management Banks to the Applicable Lender). This across-the-board one (1) Business Day clearance or float charge on all Collections is acknowledged by the parties to constitute an integral aspect of the pricing of the financing of Borrowers; the effect of such clearance or float charge being the equivalent of charging one (1) Business Day of interest on such Collections.

2.8 Application and Allocation of Payments.

(a) Prior to the date on which the Final Accounting for any Liquidation Sale is approved by the Applicable Lender, any and all payments at any time or times received from or on behalf of any Borrower (or from or on behalf of any Liquidator JV) with respect to such Liquidation Sale (including any Liquidation Sales where a Borrower or a Liquidator JV, as applicable, provided an Overbid, whether or not the Applicable Lender financed any portion of such Overbid) shall be applied, subject to the Final Accounting, in the following order:

(i) first, to repay the outstanding principal of Revolving Credit Advances (including Initial Expense Advances and Subsequent Expense Advances) made by the Applicable Lender to fund Expenses of the applicable Liquidation Sale;

(ii) second, to pay then due and payable interest with respect to the applicable Revolving Credit Advances made in connection with such Liquidation Sale;

(iii) third, to pay then due and payable Letter of Credit Fees with respect to the applicable Letters of Credit issued in connection with such Liquidation Sale;

(iv) fourth, to pay all other then due and payable Fees (other than the Success Fee) and other Obligations incurred by Borrower in connection with such Liquidation Sale, other than interest or principal with respect to Revolving Credit Advances and Letter of Credit Fees to the extent set forth in clauses (i), (ii) and (iii) of this Section 2.8(a);

(v) fifth, to repay the outstanding principal of all Revolving Credit Advances (other than principal referred to in clause (i) of this Section 2.8(a)) made with respect to such Liquidation Sale;

(vi) sixth, to be held by the Applicable Lender as cash collateral for Letter of Credit Obligations in the manner described in Annex B until all of such Letter of Credit Obligations with respect to the applicable Liquidation Sale have been fully cash collateralized to the extent required in Annex B;

(vii) seventh, to fund a reserve held by the Applicable Lender for all Expenses shown on the Budget that have not been paid or yet incurred with respect to the applicable Liquidation Sale, to the extent such Expenses have not been otherwise reserved for under a Letter of Credit;

(viii) eighth, to fund a reserve held by the Applicable Lender for the Recovery Amount with respect to the applicable Liquidation Sale;

(ix) ninth, to Borrowers, to reimburse Borrowers for duly documented Expenses paid by Borrowers with respect to the applicable Liquidation Sale that were not funded with Revolving Credit Advances;

(x) tenth, to deposits to the Disbursement Account, for the benefit of Borrowers, for payment of up to the Borrower Equity Amount;

(xi) eleventh, to any other unpaid amounts due to the Applicable Lender in respect to other outstanding Obligations incurred in connection with other Liquidation Sales that have been completed;

(xii) twelfth, to the Applicable Lender as preliminary payments for the Success Fee for such Liquidation Sale based on the Net Profit Margin with respect to such Liquidation Sale;

(xiii) thirteenth, ninety percent (90%) of the remaining amount, if any deposited into the Disbursement Account for the benefit of Borrowers; and

(xiv) fourteenth, the remaining ten percent (10%) to be held by the Applicable Lender pending completion of the Final Accounting.

Upon the Final Accounting, any remaining amounts received by the Applicable Lender with respect to such Liquidation Sale after application in accordance with the order set forth above, shall be applied in the following order: (i) to payment of any unpaid portion of the Success Fee, if any, with respect to such Liquidation Sale; and then (ii) to deposits to the Disbursement Account, for the benefit of Borrowers.

(b) If upon the Final Accounting it is determined that any payments previously applied in accordance with Section 2.8(a) need to be adjusted to reflect the actual amounts of all of the items set forth in Section 2.8(a), and that the amount received by either party is greater than the amount than such party is ultimately determined to be entitled to receive, then such party shall pay the amount of such excess to the other party.

(c) The Applicable Lender is authorized to, and at its sole election may, charge to any applicable Loan Account of Borrowers and cause to be paid by Revolving Credit Advances hereunder all Fees, interest and other amounts owing by any Borrower under this Agreement or any of the other Loan Documents with respect to a Liquidation Borrowing, if and to the extent Borrower fails to promptly pay any such amounts as and when due, even if such charges would cause the aggregate outstanding Obligations to exceed the Revolving Loan Ceiling. To the extent permitted by applicable Law, any charges so made shall constitute part of the Obligations hereunder.

(d) To the extent that the Applicable Lender applies any cash payment to a reserve or cash collateral account maintained by the Applicable Lender pursuant to Section 2.8(a), the Applicable Lender shall credit interest to any such account in an amount equal to the actual interest that the Applicable Lender earns on overnight deposits.

2.9 Loan Account and Accounting. Each Lender shall maintain an account on its books in the name of Borrowers (the “Loan Account”) on which Borrowers will be charged with all Revolving Credit Advances made by the Applicable Lender, to Borrowers or for a Borrower’s account, the Letters of Credit issued for a Borrower’s account, and with all other payment Obligations hereunder or under the other Loan Documents (except for Bank Product Obligations), including, accrued interest, fees and expenses, and Lender Expenses. All amounts received in Lender’s Account from any Cash Management Bank shall be applied in accordance with Section 2.8 and the Loan Account shall be credited accordingly. Each Lender shall render statements regarding the Loan Account to Borrowers, including principal, interest, fees, and including an itemization of all charges and expenses constituting Lender Expenses, and such statements shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrowers and the Applicable Lender unless, within thirty (30) days after receipt thereof by Borrowers, Borrowers shall deliver to the Applicable Lender written objection thereto describing the error or errors contained in any such statements. Only those items expressly objected to in such notice shall be deemed to be disputed by Borrowers.

2.10 Disbursements and Disbursement Account. The Applicable Lender is authorized to make the Revolving Credit Advances and is authorized to issue the Letters of Credit (or to cause Underlying Issuer to issue the Letters of Credit), under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person. Borrowers agree to establish and maintain the Disbursement Account with the Disbursement Account Bank for the purpose of receiving the proceeds of the Revolving Credit Advances requested by Borrowers and made by the Applicable Lender hereunder. So long as no Default or Event of Default has occurred and is continuing, Borrowers may add or replace the Disbursement Account Bank or the Disbursement Account on 30 days prior written notice to the Applicable Lender; provided, however, that (a) such prospective Disbursement Account Bank shall be satisfactory to the Applicable Lender and the Applicable Lender shall have consented in writing in advance to the opening of such Disbursement Account with the prospective Disbursement Account Bank, and (b) prior to the time of the opening of such Disbursement Account, Borrowers, the Applicable Lender and such prospective Disbursement Account Bank shall have executed and delivered to the Applicable Lender a Control Agreement with respect to the Disbursement Account. Unless otherwise agreed by the Applicable Lender and Borrowers, any Revolving Credit Advance requested by Borrowers and made by the Applicable Lender, in its sole discretion, shall be made to the Disbursement Account. The funding of a Revolving Credit Advance by the Applicable Lender into the applicable Disbursement Account shall constitute the making of such Revolving Credit Advance hereunder. The Applicable Lender shall not be obligated to cause the proceeds of any Revolving Credit Advance to be transferred to any other bank or other account, particularly any such account located outside the United States or Canada, and shall not be required to convert, or cause the conversion of, the proceeds of any Revolving Credit Advance into any non-United States currency.

2.11 Indemnity.

(a) Each Credit Party, jointly and severally, shall pay, indemnify, defend, and hold the Lenders, and each of the Lenders’ officers, directors, employees, agents, attorneys, and attorneys-in-fact (each, an “Indemnified Person”) harmless (to the fullest extent permitted by applicable Law) from and against any and all claims, demands, suits, actions, investigations, proceedings, and damages, and all reasonable and documented attorneys’ fees and disbursements and other reasonable and documented costs and expenses actually incurred in connection therewith (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (i) in connection with or as a result of or related to the execution, delivery, enforcement, performance, or administration of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby, and (ii) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto (all the foregoing, collectively, the “Indemnified Liabilities”). The foregoing to the contrary notwithstanding, no Credit Party shall have any obligation to any Indemnified Person under this Section 2.11(a) with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person. This provision shall survive the termination of this Agreement and the repayment of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which a Credit Party was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by the Credit Parties with respect thereto. The Credit Parties shall be subrogated to an Indemnified Person’s rights of recovery to the extent of any liabilities satisfied by the any Credit Party and such Indemnified Person shall execute and deliver such instruments and papers as are necessary to assign such rights and assist in the execution thereof; provided, however, that, and, notwithstanding the foregoing to the contrary, such subrogation rights of the Credit Parties may not be exercised until payment in full of all Obligations due hereunder and the termination of this Agreement and shall be subordinate to the Obligations due to the Lenders in all respects. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT (NOT CONSTITUTING GROSS NEGLIGENCE) OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

(b) Each Credit Party shall each be liable, jointly and severally, to pay, indemnify, defend, and hold each Indemnified Person harmless (to the fullest extent permitted by applicable Law) from and against any and all Indemnified Liabilities which may be instituted or asserted against or incurred by any such Indemnified Person as a result of the engagement of such Credit Party, or any of their respective employees in, or any of such Person’s causing any Credit Party to engage in, any fraud, acts in bad faith or intentional breach of the terms of this Agreement, any Liquidation Sales Agreement, or the conduct of any Liquidation Sale. The foregoing to the contrary notwithstanding, no Credit Party shall have any obligation to any Indemnified Person under this Section 2.11(b) with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person. This provision shall survive the termination of this Agreement and the repayment of the Obligations. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT (NOT CONSTITUTING GROSS NEGLIGENCE) OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

2.12 Access. Each Credit Party shall, during normal business hours, from time to time upon one (1) Business Day’s prior notice as frequently as the Lenders reasonably determines to be appropriate: (a) provide the Lenders and any of their officers, employees and agents access to its properties, facilities, advisors and employees (including officers) and to the Collateral, (b) permit the Lenders, and any of their officers, employees and agents, to inspect, audit and make extracts from such Credit Parties’ Books and Records, (c) permit the Lenders, and their officers, employees and agents, to inspect, review, evaluate and make test verifications and counts of the Retail Inventory and Other Assets with respect to any Liquidation Sale, and (d) cause each Merchant to provide to the Lenders and their officers, employees and agents the same access to the properties and facilities and Books of such Merchant that are used in connection with the Liquidation Sale as is provided to Borrowers by such Merchant under the applicable Liquidation Sales Agreement. If a Default or Event of Default shall have occurred and be continuing, the Credit Parties shall provide such access at all times and without advance notice. The Credit Parties shall make available to the Lenders and their counsel, as quickly as is possible under the circumstances, originals or copies of all Books and Records which the Lenders may request. The Credit Parties shall deliver any document or instrument necessary for the Lenders, as it may from time to time request, to obtain records from any service bureau or other Person which maintains records for the Credit Parties, and shall maintain duplicate records or supporting documentation on media, including computer tapes and discs owned by the Credit Parties.

2.13 Taxes.

(a) Any and all payments by any Borrower hereunder or under any Note shall be made, in accordance with this Section 2.13, free and clear of and without deduction for any and all present or future Taxes, unless a deduction is required by Law. If Borrower shall be required by Law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note, (i) the sum payable shall be increased as much as shall be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.13) the Applicable Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions, and (iii) Borrower shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable Law. Within thirty (30) days after the date of any payment of Taxes, Borrower shall furnish to the Applicable Lender the original or a certified copy of a receipt evidencing payment thereof.

(b) If a Borrower makes a Tax Payment and the Applicable Lender determines that (i) a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part or to that Tax Payment and (ii) the Applicable Lender has obtained, utilized and retained that Tax Credit, the Applicable Lender shall pay an amount to such Borrower which the Applicable Lender determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by such Borrower.

(c) If any present or future applicable Law, which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to the Applicable Lender or the Underlying Issuer by any central bank or other fiscal, monetary or other authority (whether or not having the force of law), shall:

(i) subject the Applicable Lender or any Underlying Issuer to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Agreement, the other Loan Documents, or any Letters of Credit (other than taxes based upon or measured by the income or profits of the Applicable Lender or such Underlying Issuer and except where the imposition of such tax, levy, impost, duty, charge or fee is attributable to a deduction for or on account of Tax required by law to be made by Borrowers or is compensated for by Section 2.13(a), or

(ii) materially change the basis of taxation (except for changes in taxes based upon or measured by income or profits of the Applicable Lender or such Underlying Issuer and except where the change in basis of taxation is attributable to a deduction for or on account of Tax required by law to be made by Borrowers or is compensated for by Section 2.13(a) of payments to the Applicable Lender of the principal of or the interest on any Revolving Credit Advances or any other amounts payable to the Applicable Lender or the Underlying Issuer under this Agreement or any of the other Loan Documents, or

(iii) impose or increase or render applicable (other than to the extent specifically provided for elsewhere in this Agreement) any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans by, or letters of credit issued by, or commitments of an office of the Applicable Lender or any Underlying Issuer, or

(iv) impose on the Applicable Lender or any Underlying Issuer any other conditions or requirements with respect to this Agreement, the other Loan Documents or any Letters of Credit,

and the result of any of the foregoing is:

(i) to increase the cost to the Applicable Lender or such Underlying Issuer of making, funding, issuing, renewing, extending or maintaining any of the Revolving Credit Advances or any Letter of Credit, or

(ii) to reduce the amount of principal, interest, reimbursement Obligations with respect to Letters of Credit or other amount payable to the Applicable Lender or such Underlying Issuer hereunder on account of such Revolving Credit Advances or Letter of Credit, or

(iii) to require the Applicable Lender or such Underlying Issuer to make any payment or to forego any interest or repayment of any Letter of Credit Obligations paid by the Applicable Lender or such Underlying Issuer or other sum payable hereunder, the amount of which is calculated by reference to the gross amount of any sum receivable or deemed received by the Applicable Lender or such Underlying Issuer from Borrowers hereunder, then, and in each such case, Borrowers will, upon demand made by the Applicable Lender or such Underlying Issuer (as the case may be) at any time and from time to time and as often as the occasion therefor may arise, pay to the Applicable Lender or such Underlying Issuer such additional amounts as will be sufficient to compensate the Applicable Lender or such Underlying Issuer for such additional cost, reduction, payment or foregone interest or Letter of Credit Obligations or other sum.

(d) Subject to Section 2.13(e), Borrowers jointly and severally shall indemnify and, within ten (10) days of Borrowers’ receipt of the Applicable Lender’s demand therefor, pay the Applicable Lender for the full amount of Taxes (including any Taxes imposed by any jurisdiction on amounts payable under this Section 2.13) paid by the Applicable Lender, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted.

(e) Section 2.13(d) shall not apply to any Tax based upon or measured by the income or profits of the Applicable Lender or to the extent that any Tax or any liability arising therefrom is compensated for by an increased payment under Section 2.13(a).

(f) Without prejudice to the survival of any other obligation contained in the Loan Documents, the obligations of a Borrower under this Section 2.13 shall survive the termination of the Loan Documents and the payment in full of all Obligations.

2.14 Capital Requirements. If, after the date hereof, the Lenders determine that (a) the adoption of or change in any Law or guideline regarding capital requirements for banks or bank holding companies, or any change in the interpretation or application thereof by any Governmental Authority charged with the administration thereof, or (b) compliance by the Applicable Lender or its parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy or liquidity (whether or not having the force of law), will have the effect of reducing the return on the Applicable Lender’s or such holding company’s capital as a consequence of its commitments hereunder to a level below that which the Applicable Lender or such holding company could have achieved but for such adoption, change, or compliance (taking into consideration the Applicable Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by the Applicable Lender to be material, then the Applicable Lender may notify Borrowers thereof. Following receipt of such notice, Borrowers jointly and severally agree to pay the Lenders on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within ninety (90) days after presentation by the Applicable Lender of a statement in the amount and setting forth in reasonable detail the Applicable Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, the Applicable Lender may use any reasonable averaging and attribution methods.

2.15 Communication with Accountants and Other Professionals. Borrowers authorize the Applicable Lender to communicate directly with any professionals retained by any Borrower in connection with any Liquidation Sale, and authorize and shall instruct each of those professionals to disclose and make available to the Applicable Lender any and all financial statements and other supporting financial documents, schedules and information relating to such Liquidation Sale, except to the extent that such materials are protected by a legally recognized privilege held by Borrowers and disclosure thereof to the Applicable Lender cannot be accomplished without causing a waiver by Borrowers of such privilege.

2.16 Designation of Lead Borrower as Borrowers’ Agent.

(a) Each Borrower (other than Lead Borrower) hereby irrevocably designates and appoints Lead Borrower as such Borrower’s agent to obtain Revolving Credit Advances and the issuance of Letters of Credit, the proceeds of which shall be available to each Borrower for those uses permitted hereunder. Each Borrower shall be obligated to the Applicable Lender on account of Revolving Credit Advances, or Letters of Credit so made as if made directly by the Applicable Lender to that Borrower, notwithstanding the manner by which such Revolving Credit Advances are recorded on the books and records of Lead Borrower and of any other Borrower.

(b) Each Borrower recognizes that credit available to it is in excess of and on better terms than it otherwise could obtain on and for its own account and that one of the reasons therefor is its joining in the credit facilities contemplated herein with all other Borrowers. Consequently, each Borrower hereby assumes and agrees to fully, faithfully, and punctually discharge all Obligations of all of Borrowers.

(c) Lead Borrower may act as a conduit for each Borrower on whose behalf Lead Borrower has requested a Revolving Credit Advance or the issuance of a Letter of Credit.

(d) The proceeds of each Revolving Credit Advance which is requested by Lead Borrower shall be deposited into the Disbursement Account or as otherwise indicated by Lead Borrower and agreed to by the Applicable Lender. Lead Borrower shall cause the transfer of the proceeds thereof to the (those) Borrower(s) on whose behalf such Revolving Credit Advance was obtained. the Applicable Lender shall not have any obligation to see to the application of such proceeds by Lead Borrower.

2.17 Joint and Several Liability of Borrowers.

(a) Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lenders under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations.

(b) Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including any Obligations arising under this Section 2.17), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Person composing Borrowers without preferences or distinction among them.

(c) If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrower will make such payment with respect to, or perform, such Obligation.

(d) The obligations of each Borrower under the provisions of this Section 2.17 constitute the absolute and unconditional, full recourse obligations of each Borrower enforceable against each such Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.

(e) Except as otherwise expressly provided in this Agreement, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any Revolving Credit Advances or Letters of Credit issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by the Lenders under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable Law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement). Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by the Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of the Lenders with respect to the failure by any of Borrowers to comply with any of its respective Obligations, including any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 2.17 afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its obligations under this Section 2.17, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the obligations of such Borrower under this Section 2.17 shall not be discharged except by performance and then only to the extent of such performance. The obligations of each Borrower under this Section 2.17 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Borrower or the Lenders. The joint and several liability of Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, constitution or place of formation of any of the Persons composing Borrowers or the Lenders.

(f) Each Borrower represents and warrants to the Lenders that such Borrower is currently informed of the financial condition of Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Borrower further represents and warrants to the Lenders that such Borrower has read and understands the terms and conditions of the Loan Documents. Each Borrower hereby covenants that such Borrower will continue to keep informed of Borrowers’ financial condition, the financial condition of other guarantors, if any, and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

(g) Each Borrower waives all rights and defenses arising out of an election of remedies by the Lenders, even though that election of remedies, such as a non-judicial foreclosure with respect to security for a guaranteed obligation, has destroyed the Lenders’ rights of subrogation and reimbursement against such Borrower by the operation of Section 580(d) of the California Code of Civil Procedure or otherwise.

(h) The provisions of this Section 2.17 are made for the benefit of the Lenders, and their respective successors and assigns, and may be enforced by any Lender from time to time against any or all of Borrowers as often as occasion therefor may arise and without requirement on the part of any Lender, successor or assign first to marshal any of its claims or to exercise any of its rights against any of the other Borrowers or to exhaust any remedies available to it against any of the other Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 2.17 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by the Lenders upon the insolvency, bankruptcy or reorganization of any of the Persons composing Borrowers, or otherwise, the provisions of this Section 2.17 will forthwith be reinstated in effect, as though such payment had not been made.

(i) Each Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against the other Borrowers with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to the Lenders with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been paid in full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to the Lenders hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.

(j) Each Borrower hereby agrees that, after the occurrence and during the continuance of any Default or Event of Default, the payment of any amounts due with respect to the indebtedness owing by any Borrower to any other Borrower is hereby subordinated to the prior payment in full in cash of the Obligations. Each Borrower hereby agrees that after the occurrence and during the continuance of any Default or Event of Default, such Borrower will not demand, sue for or otherwise attempt to collect any indebtedness of any other Borrower owing to such Borrower until the Obligations shall have been paid in full in cash. If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Borrower as trustee for the Lenders, and such Borrower shall deliver any such amounts to the Lenders for application to the Obligations in accordance with Section 2.8.

(k) Notwithstanding any other provision contained herein or in any other Loan Document, if a “secured creditor” (as that term is defined under the BIA) is determined by a court of competent jurisdiction not to include a Person to whom obligations are owed on a joint and several basis, then such Person’s Obligations (and the Obligations of each other Canadian Credit Party or any other applicable Credit Party), to the extent such Obligations are secured, shall be several obligations and not joint and several obligations.

2.18 Joinders. Borrower may request from time to time that any wholly-owned, special purpose Subsidiary of Intermediate Holdings become a Borrower hereunder pursuant to a Borrower Joinder for purposes of conducting a Liquidation Sale funded by a Liquidation Borrowing in any jurisdiction outside of the United States and Canada. The Lenders may, in its sole discretion, determine whether to agree to permit any such Subsidiary to become a co-Borrower hereunder. The Lenders’ agreement to accept the joinder of any such Subsidiary shall not waive, diminish, or restrict the Lenders’ discretion hereunder as to whether to extend any credit to such Subsidiary or any other Borrower. In the event that the Lenders elect to permit such a Subsidiary to become a Borrower hereunder, such Subsidiary and each other Credit Party shall execute a Borrower Joinder and comply with such other conditions precedent required by the Lenders. Such conditions precedent may include, without limitation, all in form and substance satisfactory to the Lenders, legal opinions, consents and approvals from any Governmental Authorities or other Persons, security documents granting the Lenders a Lien on substantially all of the assets of such Subsidiary, Organizational Documents, financing statements, board resolutions, secretary’s certificates, and affirmation of each Credit Parties’ obligations under each of the Loan Documents to which each of the foregoing is a party. Upon execution and delivery, and the Lenders’ acceptance, of a Borrower Joinder and satisfaction of the conditions precedent set forth by the Lenders in connection with such Borrower Joinder, as determined by the Lenders in their sole discretion, the Subsidiary party to such Borrower Joinder shall become a “Borrower” hereunder for all purposes, including with respect to all representations and warranties, covenants and agreements contained herein. Borrowers shall be liable for all of the Lenders’ costs and expenses, including reasonable attorneys’ fees (including fees of any local counsel retained by the Applicable Lender) in connection with an actual or proposed Borrower Joinder, even if such Borrower Joinder is not accepted by the Lenders.

2.19 Currency Matters.

(a) Indemnity. Dollars (in the case of U.S. Borrowers) and Dollars and CAD (in the case of the Canadian Borrower as applicable) are the currency of account and payment for each and every sum at any time due from Borrowers hereunder. No payment to the Applicable Lender or an Underlying Issuer (whether under any judgment or court order or otherwise) on account of any of the Obligations (including Fees and reimbursements) denominated in a currency other than Dollars or CAD, as applicable, shall discharge the obligation or liability in respect of which it was made unless and until the Applicable Lender or Underlying Issuer shall have received payment in full in the Dollars Equivalent of such obligation or liability. To the extent that the amount of any such payment shall, on actual conversion into Dollars or CAD, as applicable, fall short of such obligation or liability, actual or contingent, the Credit Parties each hereby jointly and severally agree to indemnify and hold harmless the Applicable Lender and Underlying Issuer, as the case may be, with respect to the amount of the shortfall, with such indemnity surviving the termination of this Agreement and any legal proceeding, judgment or court order pursuant to which the original payment was made which resulted in the shortfall.

(b) Fluctuations. In the event any Letter of Credit or other Obligations are at any time denominated in a currency other than Dollars, then, not later than 1:00 p.m. (Boston time) on the last Business Day of each month with respect to such Obligations (the “Calculation Date”), and at such other times as shall be determined by the Applicable Lender in its sole discretion, the Applicable Lender shall determine the Dollar Equivalent as of such date of such Obligations. The Dollar Equivalent so determined shall become effective on the first Business Day immediately following such determination (a “Reset Date”) and shall remain effective until the next succeeding Reset Date. The Applicable Lender shall use its reasonable efforts to provide Borrowers with notice of such Reset Date and the Dollar Equivalent determined pursuant to the preceding sentence. Without limitation of any of Borrowers’ other obligations hereunder, Borrowers shall immediately repay any outstanding Obligations if the aggregate amount of the Revolving Outstandings exceeds the Revolving Loan Ceiling after any Reset Date.

3. CONDITIONS PRECEDENT

3.1 Conditions to the Occurrence of the Third Restatement Date. The Third Restatement Date shall not occur, until the following conditions have been satisfied or provided for in a manner satisfactory to the U.S. Lender, in the U.S. Lender’s sole discretion, or waived in writing by the U.S. Lender.

(a) This Agreement or counterparts hereof shall have been duly executed by, and delivered to, Borrowers and the U.S. Lender; and the U.S. Lender shall have received such documents, instruments, agreements, certificates, and legal opinions as the U.S. Lender shall request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including all those listed in the Schedule of Documents as required to be delivered on or before the Third Restatement Date, each in form and substance satisfactory to the U.S. Lender.

(b) The representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects.

(c) No Default or Event of Default shall have occurred and be continuing, nor shall either result from the occurrence of the transactions contemplated hereby on the Third Restatement Date.

(d) No injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the occurrence of the Third Restatement Date shall have been issued and remain in force by any Governmental Authority against any Credit Party, the U.S. Lender, or any of their respective Affiliates.

(e) No Material Adverse Effect shall have occurred nor shall result from the occurrence of the transactions contemplated hereby on the Third Restatement Date.

(f) The U.S. Lender shall have received (i) satisfactory evidence each Borrower, Holdings and Intermediate Holdings have obtained all required consents and approvals of all Persons, including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Loan Documents, or (ii) an officer’s certificate in form and substance satisfactory to the U.S. Lender affirming either that no such consents or approvals are required or that they have been duly received, with copies provided to the U.S. Lender.

(g) The organization and capital structure of the B. Riley Group shall be acceptable to the U.S. Lender in its sole discretion.

(h) No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court or Governmental Authority to enjoin, restrain or prohibit, or to obtain damages in respect of, or which is related to or arises out of, this Agreement or any of the other Loan Documents or the consummation of the transactions contemplated thereby and which, in the U.S. Lender’s sole judgment, would make it inadvisable to consummate the transactions contemplated by this Agreement or any of the other Loan Documents.

(i) The U.S. Lender shall have received all necessary credit committee and other internal approvals required for their execution and delivery of the Loan Documents and shall have completed preliminary business, legal, and collateral due diligence, including (i) all requirements related to the Patriot Act, anti-money laundering rules and regulations, and all other “know your customer” requirements with respect to each Borrower, Holdings, Intermediate Holdings and their respective Affiliates; and (ii) a preliminary collateral audit and review of each Borrower’s Books and verification of each Borrower’s representations and warranties to the U.S. Lender, the results of which shall be satisfactory to the U.S. Lender. Each Lender may require each Borrower to provide additional documents to satisfy its “know your customer” requirements following entry into of this Agreement if the U.S. Lender is required to do so in order to be in compliance with applicable Law, and each Borrower shall promptly provide such documents on such request.

(j) The U.S. Lender shall have received a preliminary reference check with respect to Holdings’, Intermediate Holdings’, and each Borrower’s senior management, the results of which are satisfactory to the U.S. Lender in its sole discretion.

(k) Borrowers shall have paid all Lender Expenses, including without limitation the fees and expenses of the U.S. Lender’s legal counsel, incurred in connection with the transactions evidenced by this Agreement and the Existing Credit Agreement.

(l) All other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed, or recorded and shall be in form and substance satisfactory to the U.S. Lender.

3.2 Conditions to each Inventory, Other Assets Advance and Letter of Credit. The Applicable Lender shall not make any Revolving Credit Advance or incur any Letter of Credit Obligations with respect to any Liquidation Sale until the following conditions have been satisfied or provided for in a manner satisfactory to the Applicable Lender, in the Applicable Lender’s sole discretion, or waived in writing by the Applicable Lender:

(a) The Applicable Lender shall have received such documents, information and other materials required to be included with the Liquidation Loan Proposal and such other documents, information and other materials as the Applicable Lender may reasonably request or are required hereunder, including executed versions of the Liquidation Sales Agreements, executed agreements establishing the Blocked Accounts for such Liquidation Sale, copies of any court orders required for any Merchant which is a party to any Insolvency Proceeding to enter into a Liquidation Sales Agreement and to sell its Inventory and, if applicable, Other Assets in a Liquidation Sale, Collateral Assignments together with notices to Merchant and any other parties required by the Applicable Lender, all in form and substance reasonably satisfactory to the Applicable Lender.

(b) The inventory taking and verification processes conducted by RGIS or another inventory taking company acceptable to the Applicable Lender shall have been completed in a manner reasonably satisfactory to the Applicable Lender; provided, that, so long as all other conditions precedent are satisfied, a portion of a Revolving Credit Advance may be made pursuant to Section 2.1(h)(iii) before the final inventory count has been completed.

(c) The Applicable Lender shall have received evidence reasonably satisfactory to the Applicable Lender that licenses (including going out of business sale licenses, if necessary), consents and acknowledgments have been obtained, and filings have been made (in each case to the extent applicable), or if such licenses, consents and acknowledgments have not been obtained or such filings have not been made, then such licenses, consents and acknowledgments will be obtained and such filings will be made at or before the time they are required, from all Persons whose licenses, consents and acknowledgments or with whom filings may be required, including all requisite Governmental Authorities, with respect to the terms and to the execution, delivery and performance of the Liquidation Sales Agreements, and the performance of this Agreement and the other Loan Documents with respect thereto.

(d) The Applicable Lender shall have received evidence satisfactory to it that (i) all Liens other than Permitted Encumbrances acceptable to the Applicable Lender with respect to the applicable Liquidation Sale, if any, and other than those of the Applicable Lender, upon any of the Collateral with respect to such Liquidation Sale, have been terminated, released, or assigned to a Borrower or the Applicable Lender, and (ii) in the event there are no Liens on the Retail Inventory and Other Assets, Borrowers shall have been granted a security interest in such Retail Inventory and Other Assets to secure the obligations of the Merchant under the Liquidation Sales Agreements. In either case, all such Liens held by any Borrower shall have been assigned to the Applicable Lender.

(e) The Applicable Lender shall have received evidence satisfactory to it that the “Merchandise,” as defined in the applicable Liquidation Sales Agreement, is free of all Liens, other than those of a Borrower or the Applicable Lender or Permitted Encumbrances acceptable to the Applicable Lender.

(f) No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain or prohibit, or to obtain damages in respect of, or which is related to or arises out of, the Liquidation Sales Agreements or the consummation of the transactions contemplated thereby and which, in the Applicable Lender’s sole judgment, would make it inadvisable to consummate the transactions contemplated thereby or by this Agreement or any of the other Loan Documents.

(g) Borrowers shall have deposited the Borrower Equity Amount with respect to such Liquidation Sale in the Disbursement Account and the Applicable Lender shall have received evidence satisfactory to it that any required Expense L/C or other letter of credit required under the applicable Liquidation Sales Agreement in respect to unpaid installments of the Guaranteed Amount or Purchase Price have been issued and remains outstanding or arranged to be issued. If the Applicable Lender is incurring Letter of Credit Obligations with respect to the Guaranteed Amount or Purchase Price with respect to such Liquidation Sale, the Applicable Lender shall have received from Borrowers cash collateral or a letter of credit in form, substance and issued by an issuer satisfactory to the Applicable Lender, in either case in an amount equal to the Borrower Equity Amount with respect to such Liquidation Sale.

(h) The Applicable Lender shall be satisfied that it shall have received a duly enforceable and perfected first priority Lien on all property and assets, and the products and proceeds thereof, of each Borrower, that the Applicable Lender need not qualify to do business in any jurisdiction in order to exercise any of its rights and remedies against any Borrower in any such jurisdiction or be required to obtain any other license, consent, or other approval or incur any Tax, liability, or expense. Each Lender shall further be satisfied with the Laws, practice, and procedures of the Governmental Authorities in such jurisdiction and there shall have not occurred, or be reasonably likely to occur, any material adverse event or circumstance effecting the political environment or capital markets in such jurisdiction.

(i) With respect to any Liquidation Borrowing financing any portion of a Liquidation Sale in any jurisdiction other than the United States or Canada, all documents, certificates, legal opinions, filings, and other instruments required by the Applicable Lender to be executed and delivered shall have been executed and delivered, in form and substance satisfactory to the Applicable Lender, and, if required by the Applicable Lender, a wholly-owned Subsidiary of Intermediate Holdings, in form and substance satisfactory to the Applicable Lender, shall have been formed to conduct such Liquidation Sale and shall have become a Borrower hereunder pursuant to a Borrower Joinder.

3.3 Further Conditions to Each Liquidation Borrowing. The Applicable Lender shall not be obligated to fund any Revolving Credit Advance (including any Inventory Advance or Other Assets Advance) or incur any Letter of Credit Obligations if, as of the date thereof:

(a) any representation or warranty by any Credit Party contained herein or in any of the other Loan Documents shall be untrue or incorrect in any material respect as of such date, except to the extent that such representation or warranty expressly relates to an earlier date and except for changes therein expressly permitted or expressly contemplated by this Agreement; or

(b) any event or circumstance having a Material Adverse Effect shall have occurred since the date hereof and be continuing; or

(c) any Default or Event of Default shall have occurred and be continuing or would result after giving effect to any Revolving Credit Advance or the incurrence of any Letter of Credit Obligations; provided that, if the Default or Event of Default is a payment default, a Default or an Event of Default with respect to Sections 4.20, 6.10 or 7.2 of this Agreement, a Default or an Event of Default with respect to the occurrence of an event that has a Material Adverse Effect, in any case, solely with respect to any particular Liquidation Borrowing, or any other Default or Event of Default solely with respect to any particular Liquidation Borrowing (other than a Default or an Event of Default that is the result of any fraud, acts in bad faith or intentional breach by any Borrower), the Applicable Lender shall not be obligated to fund any Revolving Credit Advances or incur any Letter of Credit Obligations only with respect to such Liquidation Borrowing; or

(d) after giving effect to any Revolving Credit Advance or the issuance of any Letter of Credit, the Revolving Outstandings would exceed the Revolving Loan Ceiling.

The request and acceptance by any Borrower of the proceeds of any Revolving Credit Advance or the incurrence by the Applicable Lender of any Letter of Credit Obligations, in each case, shall be deemed to constitute, as of the date of such request or acceptance, (i) a representation and warranty by Borrowers that the conditions in this Section 3.3 have been satisfied and (ii) a reaffirmation by Borrowers of the granting and continuance of the Lenders’ Liens pursuant to the Collateral Documents.

4. REPRESENTATIONS AND WARRANTIES

To induce the Lenders to make, in their sole discretion and with no obligation to do so, the Revolving Credit Advances and incur Letter of Credit Obligations, each Borrower makes the following representations and warranties to the Lenders, each and all of which shall survive the execution and delivery of this Agreement.

4.1 Limited Liability Company Existence; Compliance with Law. Borrowers’ exact legal name is that indicated on the Perfection Certificate and on the signature page hereof or, as applicable, the signature page to a Borrower Joinder. Lead Borrower is a limited liability company duly organized, in good standing, and validly existing under the laws of its jurisdiction of formation. The Canadian Borrower is an unlimited company, duly organized, in good standing, and validly existing under the laws of its jurisdiction of formation. Each other Borrower which becomes party hereto pursuant to a Borrower Joinder has the corporate, company, or partnership form identified in the Borrower Joinder applicable to it and is duly organized, in good standing, and validly existing under the laws of its jurisdiction of formation. Each Borrower (a) is duly qualified to conduct business in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification; (b) has the requisite power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease and to conduct its business as now, heretofore and proposed to be conducted; (c) has all licenses, permits, consents or approvals from or by, and has made all filings with, and has given all notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct; (d) is in compliance with its Organizational Documents; and (e) is in compliance with all applicable provisions of Law, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

4.2 Executive Offices; FEIN; Organizational Number. The current location of Lead Borrower’s chief executive office and principal place of business as of the Third Restatement Date is 30870 Russell Ranch Road, Suite 250, Westlake Village, CA 91362, and Lead Borrower has not had any other chief executive office or principal place of business. Lead Borrower’s federal employer identification number is 26-3540693 and its organizational number given to it by its jurisdiction of formation is 200828810099. The location of Canadian Borrower’s chief executive office and principal place of business as of the Third Restatement Date is 30870 Russell Ranch Road, Suite 250, Westlake Village, CA 91362, and Canadian Borrower has not had any other chief executive office or principal place of business. Canadian Borrower’s organizational number given to it by its jurisdiction of formation is BC1026199. All information set forth on the Perfection Certificate pertaining to each Borrower is accurate and complete as of the date hereof; and there has been no change in any of such information from the date on which the Perfection Certificate was signed by such Borrower to the Third Restatement Date.

4.3 Company Power, Authorization, Enforceable Obligations. The execution, delivery and performance by each Borrower of the Loan Documents to which it is a party and the creation of all Liens provided for therein: (a) are within such Borrower’s corporate (or equivalent company) authority; (b) have been duly authorized by all necessary or proper company or corporate action; (c) do not contravene any provision of such Borrower’s Organizational Documents; (d) do not violate any Law; (e) do not conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which such Borrower is a party or by which such Borrower or any of its property is bound; (f) do not result in the creation or imposition of any Lien upon any of the property of such Borrower other than those in favor of the Lenders pursuant to the Loan Documents; and (g) do not require the consent or approval of any Governmental Authority or any other Person, except those, if any, that have been received and except for recordings and filings by the Lenders in connection with the Liens granted to the Lenders under any of the Loan Documents, all of which will have been duly obtained, made or complied with prior to the Third Restatement Date. Each Loan Document to which a Borrower is a party constitutes a legal, valid and binding obligation of such Borrower enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to its enforceability, and, without prejudice to the generality of the foregoing, each Collateral Document to which a Borrower is a party creates the security interests which it purports to create, those security interests are valid and effective and the security created thereby has or will have first ranking priority and shall not be subject to any prior ranking or pari passu ranking security interest. Further, the choice of governing law of the Loan Documents will be recognized and enforced in each Borrower’s Relevant Jurisdiction and a judgment obtained in relation to a Loan Document in the jurisdiction of the governing law of that Loan Document will be recognized and enforced in each Borrower’s Relevant Jurisdiction.

4.4 Material Adverse Effect. All financial statements relating to Borrowers, Holdings, and Intermediate Holdings that have been delivered by or on behalf of Borrowers pursuant to Article 5 have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to normal year-end audit adjustments) and present fairly in all material respects Borrowers’, Holdings’, or Intermediate Holdings’ (as applicable) financial condition as of the date thereof and results of operations for the period then ended. No event has occurred, which alone or together with other events, could reasonably be expected to have a Material Adverse Effect.

4.5 Agreements Entered Into by Borrowers. (a) No Borrower has entered into any contract, instrument, or other agreement other than this Agreement, the other Loan Documents, any Liquidation Sales Agreements, any Liquidator Joint Venture Agreements, and any other agreement entered into in the ordinary course of business and necessary to the performance of the foregoing agreements; and (b) no Borrower is in default and, except as previously disclosed to the Lenders in writing, to Borrower’s knowledge no third party is in default under any of such agreements.

4.6 Ownership of Property; Liens. No Borrower owns any property other than (a) the rights under the agreements described in Section 4.5(a) and (b) the Retail Inventory and/or Other Assets purchased pursuant to a Purchase Agreement or an Agency Agreement under clauses thereof that may permit a Borrower to retain any unsold Retail Inventory or other property of a Merchant at the conclusion of any Liquidation Sale, if any. Each applicable Borrower has good and marketable title to such property, and none of such property is subject to any Liens other than Permitted Encumbrances. Each Borrower has disclosed in writing to the Lenders any Retail Inventory, Other Assets, or other Collateral that is known by such Borrower subject to a retention of title claim. In addition, there are no facts, circumstances or conditions known to any Borrower that may result in any Liens other than those in favor of the Lenders pursuant to the Loan Documents or Liens in relation to retention of title claims disclosed to the Lenders in writing. The Lenders’ Liens against the Collateral are validly created, perfected, and first priority Liens, subject only to Permitted Encumbrances.

4.7 Operations of Borrower. Each Borrower has no employees and operates its business solely through services provided by Intermediate Holdings.

4.8 Ventures, Subsidiaries and Affiliates, and Indebtedness.

(a) Other than Credit Parties which may become party hereto after the Third Restatement Date pursuant to a Borrower Joinder, no Borrower (i) has any Subsidiaries (other than the Subsidiaries identified on Schedule 4.8 as of the Third Restatement Date), (ii) is engaged in any joint venture or partnership with any other Person (other than pursuant to any Liquidator Joint Venture Agreement) or (iii) is an Affiliate of any other Person (other than Intermediate Holdings and their respective Affiliates identified as Affiliates on Schedule 4.8 as of the Third Restatement Date and those natural Persons who may be deemed Affiliates by being managers of the Affiliates listed on Schedule 4.8 (it being understood and agreed that such Persons are not required to be listed on such Schedule)).

(b) Intermediate Holdings is a wholly-owned Subsidiary of Holdings. Intermediate Holdings is the sole member of Lead Borrower. Each Borrower is a direct or indirect wholly-owned Subsidiary of Intermediate Holdings; provided, however, that, notwithstanding the foregoing, B. Riley shall be permitted to own up to 1,000 non-voting preferred shares of the Capital Stock of B. Riley Retail.

(c) No Borrower has any outstanding Indebtedness for borrowed money other than as may be permitted under this Agreement from time to time and has no Liens on its assets other than as may be permitted under this Agreement.

4.9 Requirements of Law. No Borrower is an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940 as amended. No Borrower is subject to regulation under the Federal Power Act, or any other federal, state, national or local statute that restricts or limits its ability to incur indebtedness or to perform its obligations hereunder. The making of Revolving Credit Advances by the Lenders to Borrowers, the incurrence of the Letter of Credit Obligations on behalf of Borrowers, the application of the proceeds thereof and repayment thereof and the consummation of the Liquidation Sales will not violate any provision of any such statute or any rule, regulation or order issued by the SEC or any other Governmental Authority in any jurisdiction to which a Borrower may be subject. Each Borrower is in compliance with, and shall hereafter comply with and use its assets in compliance with, all requirements of applicable Law except where the failure of such compliance will not be reasonably likely to result in a Material Adverse Effect. No Borrower has received any notice of any violation of any requirement of Law (other than of a violation which could not be reasonably likely to result in a Material Adverse Effect).

4.10 Margin Regulations. No Borrower is engaged, nor will any Borrower engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin security” as such terms are defined in Regulation U of the Federal Reserve Board as now and from time to time hereafter in effect (such securities being referred to herein as “Margin Stock”). No Borrower owns any Margin Stock, and none of the proceeds of the Revolving Credit Advances, the Letters of Credit, or other extensions of credit under this Agreement will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any Margin Stock or for any other purpose which might cause any of the Revolving Credit Advances, Letters of Credit, or other extensions of credit under this Agreement to be considered a “purpose credit” within the meaning of Regulation T, U or X of the Federal Reserve Board. No Borrower will take or permit to be taken any action which might cause any Loan Document to violate any regulation of the Federal Reserve Board.

4.11 Taxes. All Tax Returns, reports and statements, including information returns, required by any Governmental Authority to be filed by any Borrower have been filed with the appropriate Governmental Authority and all Charges have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof (or any such fine, penalty, interest, late charge or loss has been paid). There are no assessments or threatened assessments by the IRS or any other applicable Government Authority currently outstanding. No Borrower has executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection-of any Charges. No Borrower or any of their predecessors is liable for any Charges: (a) under any agreement (including any tax sharing agreements) or (b) to Borrowers’ knowledge, as a transferee.

4.12 ERISA and Canadian Plans.

(a) No Borrower has any employee benefit plans as defined in Section 3(3) of ERISA. No Borrower or any ERISA Affiliate has taken, or failed to take, any action that has subjected or would subject any Borrower to any liability with respect to any employee benefit plan.

(b) No Borrower or any of its Subsidiaries maintains, contributes, sponsors, administers or has liability with respect to any Canadian Pension Plan or Canadian Benefit Plan.

4.13 No Litigation. No action, claim, lawsuit, demand, investigation or proceeding is now pending or, to Borrowers’ knowledge, threatened against any Borrower, before any Governmental Authority or before any arbitrator or panel of arbitrators (collectively, “Litigation”) that challenges any Borrower’s right or power to enter into or perform any of its obligations under the Loan Documents to which it is a party, or the validity or enforceability of any Loan Document or any action taken thereunder. There is no Litigation pending or, to Borrowers’ knowledge, threatened that seeks damages or injunctive relief or alleges criminal misconduct of any Borrower.

4.14 Brokers. No broker or finder acting on behalf of any Borrower brought about the obtaining, making or closing of this Agreement, and no Borrower has any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.

4.15 Full Disclosure. No information contained in this Agreement, any of the other Loan Documents, any financial statement, or any other reports from time to time delivered hereunder or any written statement furnished by or on behalf of any Borrower to the Lenders pursuant to the terms of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

4.16 Environmental Matters.

(a) (i) No Borrower is involved in operations nor does it know of any facts, circumstances or conditions, including any Releases of Hazardous Materials, that are likely to result in any Environmental Liabilities of any Borrower; (ii) no notice has been received by any Borrower identifying it as a “potentially responsible party” or requesting information under CERCLA or analogous state statutes, and to Borrowers’ knowledge, there are no facts, circumstances or conditions that may result in any Borrower being identified as a “potentially responsible party” under CERCLA or analogous state statutes; and (iii) Borrowers have provided to the Lenders copies of all existing environmental reports, reviews and audits and all written information, if any, pertaining to actual or potential Environmental Liabilities.

(b) Each Borrower hereby acknowledges and agrees that the Applicable Lender (i) is not now, and has not ever been, in control of any of such Borrower’s affairs, and (ii) does not, other than in connection with the Applicable Lender exercising certain of its rights under certain of the Loan Documents after an Event of Default, have the capacity through the provisions of the Loan Documents or otherwise to influence such Borrower’s conduct with respect to the ownership, operation or management of its compliance with Environmental Laws or Environmental Permits.

4.17 Deposit and Disbursement Accounts. Schedule 4.17 lists all banks and other financial institutions at which each Borrower maintains deposits and/or other accounts as of the Third Restatement Date, including any DDAs and any Disbursement Accounts, and such Schedule correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number.

4.18 Government Contracts. No Liquidation Sales Agreement or Purchase Agreement is or will be subject to the Federal Assignment of Claims Act, as amended (31 U.S.C. Section 3727), the Financial Administration Act (Canada) or any similar Law of any Governmental Authority.

4.19 Solvency; Fraudulent Transfer.

(a) Both before and after giving effect to (i) the Revolving Credit Advances and Letter of Credit Obligations to be made or extended on the Third Restatement Date or such other date as Revolving Credit Advances or Letter of Credit Obligations requested hereunder are made or extended, (ii) the disbursement of the proceeds of such Revolving Credit Advances or Letters of Credit pursuant to the instructions of any Borrower, (iii) any Liquidation Sale, and (iv) the payment and accrual of all transaction costs in connection with the foregoing, each Credit Party is Solvent.

(b) No transfer of property is being made by any Credit Party and no obligation is being incurred by any Credit Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of any Credit Party.

(c) No transfer of property is being made by any Credit Party without receiving a reasonably equivalent value in exchange for such transfer and each Credit Party’s remaining assets are not unreasonably small in relation to its business.

4.20 Liquidation Sales Agreements. Borrowers have delivered to the Lenders complete and correct copies of all existing Liquidation Sales Agreements and Liquidator Joint Venture Agreements (including all schedules, exhibits, amendments, supplements, modifications, assignments and all other documents delivered pursuant thereto or in connection therewith). No Borrower nor, to Borrowers’ knowledge, any other Person party thereto is in default in the performance or compliance with any provisions thereof. All Liquidation Sales Agreements and Liquidator Joint Venture Agreements comply with, and all Liquidation Sales and purchases made pursuant thereto or pursuant to any Liquidation Sales Agreements prior to such time have been consummated in accordance with, all applicable Laws of all applicable Governmental Authorities. All requisite approvals by Governmental Authorities having jurisdiction over Borrower (or any Liquidator JV) and, to Borrowers’ knowledge, Merchants and other Persons referenced therein, with respect to the transactions contemplated by such Liquidation Sales Agreements or Liquidator Joint Venture Agreements have been obtained, and no such approvals impose any conditions to the consummation of the transactions contemplated by such Liquidation Sales Agreements or Liquidator Joint Venture Agreements or to the conduct by any Borrower of its business thereafter. To Borrowers’ knowledge, none of the Merchant’s representations or warranties in such Liquidation Sales Agreements contain any untrue statement of a material fact or omit any fact necessary to make the statements therein not misleading. Each of the representations and warranties given by any Borrower in such Liquidation Sales Agreements is true and correct in all material respects. Notwithstanding anything contained in such Liquidation Sales Agreements to the contrary, such representations and warranties of Borrower are incorporated into this Agreement by this Section 4.20 and shall, solely for purposes of this Agreement and the benefit of the Lenders, survive the consummation of the related Liquidation Sale, purchase by a Borrower, or other transactions contemplated therein.

4.21 Patriot Act, Foreign Assets, Etc. No Credit Party or any of its Subsidiaries is in violation of any Sanctions and no Credit Party or any of its Subsidiaries is (nor will it be) a Person with whom the Applicable Lender is restricted from doing business under regulations of OFAC (including, those persons named on the OFAC’s specially designated and Blocked Persons list), the federal government of Canada or under any similar statute, executive order (including the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support, or Terrorism) or other governmental action; no Credit Party or any of its Subsidiaries is knowingly engaging in and (shall not knowingly engage in) any dealings or transactions or otherwise associated with such persons. In addition, each Borrower hereby agrees to provide the Applicable Lender with any additional information that the Applicable Lender deems reasonable and necessary from time to time in connection with the transactions contemplated by this Agreement in order to assure compliance with all applicable Laws concerning money laundering and similar activities. None of the requesting or borrowing of any Revolving Credit Advances, the requesting or issuance, extension or renewal of any Letters of Credit or the use of the proceeds of any thereof will violate any Anti-Corruption Laws, Anti-Money Laundering Laws, Sanctions, the Trading With the Enemy Act (50 U.S.C. §1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56)). Furthermore, none of Credit Parties nor any of their Subsidiaries, nor, to the knowledge of such Credit Party, any director, officer, employee, agent or Affiliate of such Credit Party or such Subsidiary (a) is or will become a Sanctioned Person or a Sanctioned Entity, (b) has or will have any assets located in Sanctioned Entities, or (c) engages or will engage in any dealings or transactions, or otherwise be associated with Sanctioned Persons or Sanctioned Entities. None of the transactions contemplated by the Loan Documents violates the Canadian Economic Sanctions and Export Control Laws. Furthermore, no Credit Party nor any Subsidiary thereof is a Canadian Blocked Person and, to the actual knowledge of each Credit Party, no Credit Party or Subsidiary thereof engages in any dealings or transactions, or is otherwise associated, with a Canadian Blocked Person.

4.22 No Events of Default. As of any date of determination, both before and after giving effect to the making of any Revolving Credit Advances or the issuance of any Letters of Credit, there are no Events of Default.

4.23 Use of Proceeds. The proceeds of any Revolving Credit Advances or any Letter of Credit are neither intended or anticipated to be used nor have been used in any way which would cause a breach of Section 2.2, Section 7.24 or otherwise result in an Event of Default.

4.24 Investments. Other than Investments made by a Borrower in connection with any Liquidation Sale, no Borrower has any Investments or made any agreements or other legally binding commitments to invest in any Person.

4.25 Indebtedness. Other than the Obligations, the Indebtedness permitted in Section 7.4 and any obligations in respect to Liquidation Sale Agreements or Liquidator Joint Venture Agreements, no Borrower has any Indebtedness.

5. FINANCIAL STATEMENTS AND INFORMATION

5.1 Reports and Notices. Each Borrower covenants and agrees that, from and after the Third Restatement Date and until the Termination Date, it shall deliver to the Applicable Lender (a) concurrently with the delivery of such information to the applicable Merchant, copies of financial statements, notices, projections and other financial information at the times and in the manner set forth in the Liquidation Sales Agreements with such Merchant, (b) promptly after receipt by such Borrower, copies of any notices, financial statements, or other reports from any Merchant under or relating to the Liquidation Sales Agreements, (c) copies of any notices delivered to such Borrower under any Liquidator Joint Venture Agreement or any other agreement executed in connection therewith, and (d) copies of any motion filed in connection with any bankruptcy case involving a Merchant or, if relevant, order of any court hearing such case (including the court order (if applicable) approving the retention of such Borrower or a Liquidator JV as the liquidator and the terms of such retention) concerning the Liquidation Sale and/or any transactions contemplated under any Liquidation Sale Agreement.

5.2 Reports Relating to Liquidation Sales. In addition, each Borrower shall provide to the Applicable Lender the information with respect to each Liquidation Sale described on Schedule 5.2.

5.3 Financial Reports and SEC Filings.

(a) As soon as available, but in any event within ninety (90) days after the end of each Fiscal year, Borrowers shall deliver to the Lenders, or cause Holdings to deliver to the Lenders, (i) Consolidated and consolidating financial statements of Holdings and its Subsidiaries for each such Fiscal year, audited by independent certified public accountants selected by Holdings and reasonably acceptable to the Lenders and certified, without any qualifications, by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, and statement of cash flow and, if prepared, such accountants’ letter to management) together with a certificate of such accountants addressed to the Lenders stating that such accountants do not have knowledge of the existence of any Default or Event of Default and (ii) the annual 10-K reports (or any successor form) of Holdings filed with the SEC or any other applicable Governmental Authority.

(b) As soon as practicable, but in any event not later than fifty (50) days after the end of each of the first three Fiscal quarters of each Fiscal year of Holdings, Borrowers shall deliver to the Lenders, or cause Holdings to deliver to the Lenders, (i) copies of the unaudited consolidated balance sheet of Holdings and its Subsidiaries as at the end of such quarter, and the related consolidated statement of operations for such quarter and for the portion of Holdings’ Fiscal year then elapsed, and the related consolidated statement of cash flow for such quarter and for the portion of Holdings’ Fiscal year then elapsed, all in reasonable detail and prepared in accordance with GAAP (subject to year-end adjustments and except for the absence of notes), and (ii) the quarterly 10-Q (or any successor form) reports of Holdings filed with the SEC.

(c) Upon the Lenders’ request (which such request shall not require delivery earlier than thirty-five (35) days after the end of the applicable Fiscal month of Holdings), Borrowers shall deliver to the Lenders, or cause Holdings to deliver to the Lenders, copies of the unaudited consolidated balance sheet of Holdings and its Subsidiaries as at the end of any Fiscal month of Holdings, and the related consolidated statement of operations for such month and for the portion of Holdings’ Fiscal year then elapsed, and the related consolidated statement of cash flow for such month and for the portion of Holdings’ Fiscal year then elapsed, all in reasonable detail and prepared in accordance with GAAP (subject to year-end adjustments and except for the absence of notes).

(d) Simultaneously with the delivery of financial statements to the Lenders hereunder pursuant to clauses (a), (b) and (c) above, Borrowers shall deliver to the Lenders, or cause Holdings to deliver, each of the following (which may be prepared by Holdings internally):

(i) a Holdings prepared Consolidated and individual balance sheet, income statement, and statement of cash flow covering Holding’s and its Subsidiaries’ operations during such period and comparing the same period during the prior year on a Consolidated, consolidating and individual basis;

(ii) a certificate signed by the chief financial officer of Holdings to the effect that:

(A) the financial statements delivered hereunder have been prepared in accordance with GAAP (except for the lack of footnotes and being subject to Fiscal year-end audit adjustments) and fairly present in all material respects the financial condition of Holdings and its Subsidiaries,

(B) the representations and warranties of each Borrower contained in this Agreement and the other Loan Documents, and of Holdings and Intermediate Holdings contained in the B. Riley Guaranty, are true and correct in all material respects on and as of the date of such certificate, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date), and

(C) there does not exist any condition or event that constitutes a Default or Event of Default (or, to the extent of any non-compliance, describing such non-compliance as to which he or she may have knowledge and what action Borrowers have taken, are taking, or propose to take with respect thereto).

(e) Promptly after the same become publicly available, Borrowers shall deliver to the Lenders, or cause Holdings to deliver to the Lenders, copies of all periodic and other reports, proxy statements and other materials filed by Holdings or any of its Subsidiaries with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, as the case may be.

(f) Promptly after the sending or filing thereof, Borrowers shall deliver to the Lenders, or cause Holdings to deliver to the Lenders, copies of all quarterly and annual reports and proxy solicitations that Holdings sends to its public security holders generally, and copies of all reports on form 8-K (or its equivalent) and registration statements for the public offering (of securities that Holdings or any of its Subsidiaries files with the SEC or any national securities exchange).

(g) Copies of reports and financial statements filed by Holdings with the SEC and required to be delivered to the Lenders under this Section 5.3 by Borrowers shall be deemed to have been delivered on the date on which Holdings causes such reports, or reports containing such financial statements, to be posted on the Internet at www.sec.gov or at such other website identified by Borrowers in a notice to the Lenders and that is accessible by the Lenders without charge.

(h) Upon the Lenders’ request, Borrowers shall deliver evidence in form and substance satisfactory to the Lenders of their compliance with Section 6.15 hereof.

6. AFFIRMATIVE COVENANTS

Each Borrower agrees that from and after the date hereof and until the Termination Date, Borrowers shall comply with each of the following covenants:

6.1 Maintenance of Existence and Conduct of Business. Each Borrower shall: (a) do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence as in effect on the Third Restatement Date or the date of any Borrower Joinder with respect to any Borrower not party hereto on the Third Restatement Date, and its rights and franchises necessary to the proper conduct of its business; (b) continue to conduct its business solely for the purpose of conducting Liquidation Sales or consummating purchases under Liquidation Sales Agreements; (c) at all times maintain, preserve and protect all of its assets and properties used or useful in the conduct of its business, and keep the same in good repair, working order and condition in all material respects (taking into consideration ordinary wear and tear); and (d) transact business only in its legal name. Each Borrower shall cause any Liquidator JV to comply with the foregoing from the date of any Liquidation Joint Venture Agreement.

6.2 Payment of Obligations.

(a) Subject to Section 6.2(b), Borrowers shall, or if applicable shall cause any Liquidator JV to, pay and discharge or cause to be paid and discharged promptly all Charges and lawful claims for labor, materials, supplies and services or otherwise, before any thereof shall become past due.

(b) Borrowers may in good faith contest, by appropriate proceedings, the validity or amount of any Charges or claims described in Section 6.2(a); provided that (a) at the time of commencement of any such contest no Default or Event of Default shall have occurred and be continuing, (b) adequate reserves with respect to such contest are maintained on the books of Borrowers, in accordance with GAAP, (c) such contest is maintained and prosecuted continuously and with diligence and operates to suspend collection or enforcement of such Charges or claims or any Lien in respect thereof, (d) none of the Collateral becomes subject to forfeiture or loss as a result of such contest, (e) no Lien shall be imposed to secure payment of such Charges, (f) Borrowers shall promptly pay or discharge such contested Charges or claims and all additional charges, interest, penalties and expenses, if any, and shall deliver to the Lenders evidence acceptable to the Lenders of such compliance, payment or discharge, if such contest is terminated or discontinued adversely to Borrowers or the conditions set forth in this Section 6.2(b) are no longer met, and (g) the Lenders have not advised Borrowers in writing that the Lenders reasonably believe that nonpayment or nondischarge thereof could have or result in a Material Adverse Effect.

6.3 Books and Records. Borrowers shall keep adequate Books and Records with respect to their business activities (which includes the business activities of any Liquidator JV), including Books and Records relating to all Expenses, in which proper entries, reflecting all financial transactions, are made in accordance with GAAP. All Expenses shall be documented and available for inspection by the Lenders or their representatives.

6.4 Insurance.

(a) Borrowers shall, at their sole cost and expense, maintain or cause any Liquidator JV or Merchant to maintain, as the case may be, policies of insurance required to be maintained (or caused to be maintained) by a Borrower or a Liquidator JV in any applicable Liquidation Sales Agreement, in form and with insurers acceptable to the Lenders. In the event any Borrower or any Liquidator JV is to acquire or acquires ownership of any Retail Inventory, Other Assets, or other Collateral then, prior to acquiring such ownership, Borrowers shall notify the Lenders and shall maintain policies of insurance with respect thereto satisfactory to the Lenders in its discretion prior to the acquisition thereof by any Borrower. If requested by the Lenders, Borrowers shall cause the Lenders to be named as an additional insured, loss payee, or other similar term under such insurance policies. If Borrowers at any time or times hereafter shall fail to obtain or maintain, or shall fail to cause any Liquidator JV to obtain or maintain, any of the policies of insurance required above or to pay all premiums relating thereto, the Lenders may at any time or times thereafter obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which the Lenders deems advisable. No Lender shall have an obligation to obtain insurance for any Borrower or pay any premiums therefor. In the event a Lender does obtain such insurance or pay any such premiums, the Applicable Lender shall not be deemed to have waived any Default or Event of Default arising from any Borrower’s failure to maintain such insurance or pay any premiums therefor. All sums so disbursed, including attorneys’ fees, court costs and other charges related thereto, shall be payable on demand by Borrowers to the Applicable Lender and shall be additional Obligations hereunder secured by the Collateral and subject to the B. Riley Guaranty.

(b) the Applicable Lender reserves the right at any time upon any change in Borrowers’ risk profile to require additional forms and limits of insurance to, in the Applicable Lender’s reasonable opinion, adequately protect both the Applicable Lender’s interests in all or any portion of the Collateral and to ensure that each Borrower is protected by insurance in amounts and with coverage customary for its industry or the type of property acquired by Borrowers. If requested by the Applicable Lender, Borrowers shall deliver to the Applicable Lender from time to time a report of a reputable insurance broker, reasonably satisfactory to the Applicable Lender, with respect to their insurance policies.

(c) Borrowers shall deliver to the Lenders, in form and substance reasonably satisfactory to the Lenders, endorsements to all policies of insurance naming the Lenders as loss payee or additional insured, as appropriate, for those policies of insurance under which a Borrower or a Liquidator JV is named as an insured. Borrowers shall promptly notify the Lenders of any loss, damage, or destruction to the Retail Inventory, the Other Assets, or any other Collateral, whether or not covered by insurance. After deducting from such proceeds the expenses, if any, incurred by the Lenders in the collection or handling thereof, the Lenders shall apply such proceeds to the reduction of the Obligations in accordance with Section 2.8.

6.5 Compliance with Laws. Each Borrower shall, and shall cause any Liquidator JV to, comply with all federal, state, national, local, and foreign laws and regulations applicable to it, except to the extent that the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

6.6 Supplemental Disclosure. From time to time as may be requested by the Lenders (which request will not be made more frequently than once each year absent the occurrence and continuance of a Default or an Event of Default), and upon any Borrower becoming party hereto pursuant to a Borrower Joinder, Borrowers shall supplement each Schedule hereto, or any representation herein or in any other Loan Document, with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Schedule or as an exception to such representation or which is necessary to correct any information in such Schedule or representation which has been rendered inaccurate thereby (and, in the case of any supplements to any Schedule, such Schedule shall be appropriately marked to show the changes made therein); provided that (a) no such supplement to any such Schedule or representation shall be or be deemed a waiver of any Default or Event of Default resulting from the matters disclosed therein, except as consented to by the Lenders in writing; and (b) no supplement shall be required as to representations and warranties that relate solely to the Third Restatement Date.

6.7 Intellectual Property. Each Borrower will conduct, and will cause any Liquidator JV to conduct, its business and affairs without infringement of or interference with any intellectual property of any other Person. Borrowers shall obtain all intellectual property rights necessary for the conduct of any Liquidation Sale or to enable Borrowers to purchase and resell any Retail Inventory, Other Assets, or other Collateral purchased by any Borrower pursuant to a Liquidation Sales Agreement.

6.8 Environmental Matters. Each Borrower shall and shall cause each Person within its control (including any Liquidator JV) to: (a) conduct its operations and keep and maintain its property in compliance with all Environmental Laws and Environmental Permits; (b) implement any and all investigation, remediation, removal and response actions which are appropriate or necessary to comply with Environmental Laws and Environmental Permits pertaining to the presence, generation, treatment, storage, use, disposal, transportation or Release of any Hazardous Material on, at, in, under, above, to, from or about any of its property; (c) notify the Lenders promptly after such Borrower becomes aware of any violation of Environmental Laws or Environmental Permits or any Release on, at, in, under, above, to, from or about any property; and (d) promptly forward to the Lenders a copy of any order, notice, request for information or any communication or report received by such Borrower in connection with any such violation or Release or any other matter relating to any Environmental Laws or Environmental Permits, in each case whether or not the Environmental Protection Agency or any Governmental Authority has taken or threatened any action in connection with any such violation, Release or other matter. No Borrower shall be deemed to have a Merchant “within its control” solely because of the provisions of any Liquidation Sales Agreement.

6.9 Further Assurances. Borrowers agree that they shall and shall cause any Liquidator JV and Merchant to, at Borrowers’ expense and upon request of the Lenders, duly execute and deliver, or cause to be duly executed and delivered, to the Lenders such further instruments and do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of the Lenders to carry out more effectually the provisions and purposes of this Agreement or any other Loan Document. Without limiting the foregoing, Borrowers shall take all actions necessary such that (a) any Foreign Credit Party concurrently with becoming a Foreign Credit Party, shall execute and deliver to the Lenders such Foreign Security Documents together with a guaranty of the Obligations and any other agreements, legal opinions, documents and instruments as are required by the Lenders each in form and substance satisfactory to the Lenders and (b) the Liens granted to the Lenders pursuant to the Collateral Documents will at all times be fully perfected first priority Liens in and to the Collateral described therein, subject, as to priority, only to Permitted Encumbrances with respect to the Collateral.

6.10 Liquidation Related Agreements.

(a) Each Borrower shall comply, and shall cause each Liquidator JV to comply, with all material terms, provisions and conditions of the Liquidation Sales Agreements and Liquidator Joint Venture Agreements, and Borrowers shall promptly notify the Lenders of any breach of or noncompliance with any material terms, provisions, or conditions of any Liquidation Sales Agreement by the applicable Merchant of which any Borrower has knowledge or of any Liquidator Joint Venture Agreements by any Person party thereto of which any Borrower has knowledge.

(b) Contemporaneously with any Borrower’s execution and delivery of any Liquidation Sales Agreement or Liquidator Joint Venture Agreement (or any amendment, modification, waiver, supplement, or restatement of any of the foregoing), Borrowers shall deliver to the Lenders a complete copy of such Liquidation Sales Agreement or Liquidator Joint Venture Agreement and a duly executed Collateral Assignment with respect thereto.

6.11 Investment Proceeds, Etc. The proceeds of any Investment from any source in any Borrower and any other funds received by any Borrower other than from ordinary course business operations (including sales or other dispositions of any Borrower’s assets other than in the ordinary course of such Borrower’s business, the proceeds from the issuance of any debt or the incurrence of any Indebtedness by any Borrower other than Indebtedness permitted under Section 7.4, any proceeds from the issuance of membership interests of any Borrower after the date hereof, tax refunds, damage awards, or insurance or condemnation proceeds) shall be deposited directly into a Collection Account; provided, however, that notwithstanding the foregoing, Borrowers may deposit the Borrower Equity Amount needed for specific Liquidation Sales directly into a Disbursement Account.

6.12 Immediate Notice to the Lenders. Borrowers shall provide the Lenders with written notice promptly upon the occurrence of any of the following events, which written notice shall state with reasonable particularity the facts and circumstances of the event for which such notice is being given:

(a) Any change in the Authorized Persons;

(b) Any cessation by Holdings, Intermediate Holdings or any Borrower of making payments to its creditors generally as the same become due;

(c) Any failure by Holdings, Intermediate Holdings or any Borrower to pay rent at any location, which failure continues for more than three (3) Business Days following the last day on which such rent was due;

(d) Any Material Adverse Effect;

(e) The discharge of any of Borrower’s, Holdings’ or Intermediate Holdings’ present independent accountants or the withdrawal or resignation by such independent accountants from their acting in such capacity;

(f) Any litigation which, if determined adversely to any of the Credit Parties, could reasonably be expected to result in a Material Adverse Effect;

(g) Any material default or dispute under any Liquidation Sales Agreement or any Liquidator Joint Venture Agreement;

(h) Any acquisition or formation of any Subsidiary of Borrower or any Liquidation Joint Venture involving Borrower;

(i) The filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting Holdings, Intermediate Holdings, any Borrower, or any other Subsidiary of Holdings or any of their assets that could reasonably be expected to result in a Material Adverse Effect; and

(j) The filing of any motion to convert a chapter 11 proceeding of a Merchant under the Bankruptcy Code to a proceeding under chapter 7 thereof, application for relief from an automatic stay by any creditor of a Merchant in any case involving such Merchant under the Bankruptcy Code, or any other request for relief under the Bankruptcy Code or any other Debtor Relief Law which, if granted by the applicable court or other Governmental Authority, could suspend, terminate, interrupt, or otherwise impede any Liquidation Sale.

6.13 Solvency. The Credit Parties at all times shall be and remain in compliance with Section 4.19.

6.14 Tax Matters.

(a) Each Borrower shall duly and timely file, or cause to be duly and timely filed, all Tax Returns required to be filed by it in respect of Taxes, and duly and timely pay, or cause to be duly and timely paid, all Taxes due and payable by it as required by applicable Law, including all Taxes assessed, reassessed or for which a demand for payment is made by any Governmental Authority, except when and so long as the validity of any such Taxes is being contested in good faith by it or any other Person on its behalf through appropriate proceedings and adequate provisions for such Taxes have been made in its financial statements in accordance with GAAP.

(b) Subject to Section 2.13, each Borrower shall duly and timely withhold, or cause to be duly and timely withheld, all material Taxes required to be withheld by it in accordance with applicable Law from any amount paid, or credited, or deemed to be paid or credited by it to or for the account of any Person (including any employees, officers or any non-resident Person), and shall duly and timely remit, or cause to be duly and timely remitted, to the appropriate Governmental Authority such Taxes required by applicable Law to be remitted by it.

(c) Each Borrower shall not fail to pay any Taxes or other amounts which would result in a Lien (other than a Permitted Encumbrance) on any Collateral.

(d) Each Borrower shall, upon written request, furnish to the Lenders evidence satisfactory to the Lenders that such Borrower has paid such Taxes in each jurisdiction in which Borrower is required to pay such Taxes.

6.15 Borrower’s Activities.

(a) No Borrower shall engage in any activity except for:

(i) conducting Liquidation Sales that are at least partially funded with Liquidation Borrowings from the Applicable Lender and other activities reasonably incidental thereto; or

(ii) becoming a member of a Liquidator JV for the purpose of conducting Liquidation Sales that are at least partially funded with Liquidation Borrowings from the Applicable Lender and other activities reasonably incidental thereto.

(b) No Borrower shall, nor shall Holdings or Intermediate Holdings cause or permit any Borrower to, enter into any Liquidation Sales Agreement or Liquidator Joint Venture Agreements, unless such Borrower’s obligations thereunder are at least partially financed by Liquidation Borrowings from the Applicable Lender (and no other Indebtedness of a Borrower).

(c) Until the Revolving Credit Termination Date, the Credit Parties agree that no Credit Party nor any of their Affiliates shall conduct any going out of business, liquidation or store closing sales with respect to any Retail Inventory or Other Assets of a Merchant which if conducted by a Borrower (or any Liquidator JV of which a Borrower is a joint venturer) would be a Liquidation Sale or enter into any agreement with any Person that, if entered into by a Borrower, would be a Liquidation Sales Agreement or Liquidator Joint Venture Agreement, unless:

(i) the “Guaranteed Amount” or “Purchase Price” (as such terms are defined in the applicable agency or purchase agreement) is less than $7,500,000 and not funded from the proceeds of any Indebtedness incurred by any Credit Party except, directly or indirectly (as in the form of an advance from Holdings or Intermediate Holdings to any of its Subsidiaries other than a Borrower), from the proceeds of the Parent Working Capital Facility; or

(ii) Holdings, Intermediate Holdings or any of their respective Subsidiaries (other than a Borrower), funds its obligations with respect to the “Guaranteed Amount” or “Purchase Price” (as such terms are defined in the applicable agency or purchase agreement) out of Holdings’, Intermediate Holdings’ or such Subsidiary’s cash resources without the use of any Indebtedness (including any Indebtedness derived from the Parent Working Capital Facility); or

(iii) a Borrower has presented the Applicable Lender with a Liquidation Loan Proposal for such proposed Liquidation Sale, and the Applicable Lender has determined that it will not provide Revolving Credit Advances, Letters of Credit, or has offered alternate terms therefor which such Borrower has rejected, all in a manner consistent with the requirements of Section 2.1(h).

(d) Nothing contained in this Section 6.15 or elsewhere in this Agreement shall prevent Holdings’, Intermediate Holdings’ or any other Affiliate or Subsidiary thereof (other than a Borrower) from engaging in any activities related to the liquidation of any real property, personal property or other property of a Person other than a Merchant or an Affiliate thereof that in the ordinary course of its business sells Retail Inventory, including the conducting of a liquidation sale of such real property, personal property or other property and issuing any guarantees in connection therewith.

6.16 Applications under the CCAA and BIA. Each Borrower and each of its Subsidiaries acknowledges that its business and financial relationships with the Lenders is unique from its relationship with any other of its creditors. Each Borrower and each of its Subsidiaries agrees that it shall not file any plan of arrangement under the CCAA or proposal under the BIA which provides for, or would permit, directly or indirectly, the Lenders to be classified with any other creditors of such Borrower and each of its Subsidiaries for purposes of such CCAA plan of arrangement, BIA proposal or otherwise.

6.17 OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws. Each Credit Party will, and will cause each of its Subsidiaries to, comply with all applicable Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Each of the Credit Parties and its Subsidiaries shall implement and maintain in effect policies and procedures designed to ensure compliance by the Credit Parties and their Subsidiaries and their respective directors, officers, employees, agents and Affiliates with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws.

7. NEGATIVE COVENANTS

Each Borrower agrees that, without the prior written consent of the Lenders, from and after the date hereof until the Termination Date, Borrowers shall comply with each of the following covenants:

7.1 Mergers, Subsidiaries, Etc. No Borrower shall directly or indirectly, by operation of law or otherwise, (a) acquire any Subsidiary, (b) merge with, amalgamate with, consolidate with, acquire all or substantially all of the assets or capital stock of, or otherwise combine with or acquire, any Person; provided, that, the acquisition of any assets by a Borrower in connection with any Liquidation Sale pursuant to the Liquidation Sales Agreements shall not be violation of this covenant, or (c) liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution).

7.2 Liquidation Related Agreements. No Borrower shall amend, modify, supplement, waive, or assent to noncompliance with any material term, provision or condition of any Liquidation Sales Agreements or any Liquidator Joint Venture Agreement without the Lenders’ prior written consent.

7.3 Investments, Loans and Advances. No Borrower shall make or permit to exist any Investment in, or make, accrue or permit to exist loans or advances of money to, any Person, through the direct or indirect lending of money, holding of securities or otherwise except that, so long as no Default or Event of Default shall have occurred and be continuing, Borrowers may collectively make Investments up to $2,000,000 in the aggregate, subject to Control Agreements in favor of the Lenders or otherwise subject to a perfected security interest in favor of the Lenders, in (a) marketable direct obligations issued or unconditionally guaranteed by the United States, the federal government of Canada or any agency thereof maturing within one year from the date of acquisition thereof, (b) certificates of deposit, maturing no more than one year from the date of creation thereof, issued by commercial banks incorporated under the laws of the United States or Canada, each having combined capital, surplus and undivided profits of not less than $300,000,000 and having a senior secured rating of “A” or better by a nationally recognized rating agency (an “A Rated Bank”), and (c) time deposits, maturing no more than thirty (30) days from the date of creation thereof with A Rated Banks.

7.4 Indebtedness. No Borrower shall create, incur, assume or permit to exist any Indebtedness or liabilities, other than (a) the Liquidation Borrowings and the other Obligations, (b) deferred Taxes (so long as no Default or Event of Default would occur or occurs as a result thereof); (c) obligations arising under or in relation to Liquidation Sales Agreements or Liquidator Joint Venture Agreements; and (d) Indebtedness owed to Intermediate Holdings in an amount not to exceed $1,000,000 in the aggregate and incurred solely in connection with services provided by Intermediate Holdings or one of its Affiliates.

7.5 Affiliate Transactions. Except as otherwise permitted under Section 7.4(d), no Borrower shall enter into or be a party to any transaction with any Affiliate; provided that, a Borrower, subject to and with funds received by Borrower in accordance with Section 2.8, may (a) make payments to Intermediate Holdings so long as such payments are not Restricted Payments (unless otherwise allowed hereunder) and are limited to the reimbursement of actual out-of-pocket expenses consistent with the Budget for any Liquidation Sale and (b) make payments to its other Affiliates so long as such payments are limited to the payment or reimbursement of such Affiliates’ actual, out of pocket costs and expenses (without any mark-up or profit) related to providing goods or services which relate to a Liquidation Sale. Notwithstanding anything to the contrary set forth in this Agreement, in connection with any Liquidation Sale where a Borrower is required to post an Expense L/C, the applicable Borrower, at its discretion, shall have the right to satisfy such requirement either through (i) a Letter of Credit Obligations hereunder, or (ii) Intermediate Holdings causing a letter of credit to be issued through the Parent Capital Working Facility; provided that no Borrower shall incur any Indebtedness with respect to such letter of credit.

7.6 Capital Structure and Business. No Borrower shall (a) make any changes in any of its business objectives or purposes, or any material change in its operations, (b) make any change in its capital structure as described in Section 4.8, or (c) form any Restricted Subsidiary that does not promptly execute a Borrower Joinder.

7.7 Guaranteed Indebtedness. No Borrower shall create, incur, assume or permit to exist any obligation to guaranty any Indebtedness or other obligation of any other Person in any manner except by endorsement of instruments or items of payment for deposit to the general account of Borrowers.

7.8 Liens. No Borrower shall create, incur, assume or permit to exist any Lien on or with respect to the any of its properties or assets (whether now owned or hereafter acquired), except for (a) Liens in favor of (or assigned to) the Lenders pursuant to the Loan Documents, (b) Liens for taxes not yet due, (d) potential or actual retention of title claims known to a Borrower, disclosed in writing to the Lenders and reasonably acceptable to the Lenders, in relation to the assets of a Merchant which are the subject of Liquidation Sales conducted outside of the United States and Canada, and (e) materialmen’s, mechanic’s, workmen’s, repairmen’s or other like Liens arising in the ordinary course of business securing obligations that are not overdue (collectively, “Permitted Encumbrances”). In addition, no Borrower shall become a party to any agreement, note, indenture or instrument, or take any other action, that would prohibit the creation of a Lien on any of its properties or other assets in favor of the Lenders as additional collateral for the Obligations.

7.9 Sale of Membership Interests and Assets. No Borrower shall sell, transfer, convey, assign or otherwise dispose of any of its properties or other assets, including any membership interest (whether in a public or a private offering or otherwise), other than the sale of Retail Inventory or Other Assets in Liquidation Sales pursuant to the Liquidation Sales Agreements. With respect to any disposition of assets or other properties in connection with any Liquidation Sale pursuant to the respective Liquidation Sales Agreements, the Lenders agree to release their Lien on such assets or other properties in order to permit Borrowers to effect such disposition and shall execute and deliver to Borrowers, at Borrowers’ expense, appropriate UCC-3 termination statements, PPSA termination statements and other releases as reasonably requested by Borrowers.

7.10 ERISA. No Borrower shall cause or permit any ERISA Affiliate to cause or permit to occur an event which could result in the imposition of a Lien under Section 412 of the IRC or Section 302 or 4068 of ERISA.

7.11 Hazardous Materials. No Borrower shall cause nor, to the extent its permission or acquiescence is sought or required, permit a Release of any Hazardous Material on, at, in, under, above, to, from or about any of the real estate upon which any Liquidation Sale is being held, where such Release would (a) violate in any respect, or form the basis for any Environmental Liabilities under, any Environmental Laws or Environmental Permits or (b) otherwise adversely impact the value or marketability of any of the Collateral, Retail Inventory, or Other Assets, other than such violations or impacts which could not reasonably be expected to have a Material Adverse Effect.

7.12 Sale-Leasebacks. No Borrower shall engage in any sale-leaseback, synthetic lease or similar transaction involving any assets.

7.13 Cancellation of Indebtedness. No Borrower shall cancel any claim or debt owing to it, except for reasonable consideration negotiated on an arm’s-length basis and in the ordinary course of its business.

7.14 Restricted Payments. No Borrower shall, directly or indirectly, (a) declare, order, pay or make any Restricted Payment or (b) set aside any sum or property therefor, except Borrowers may make payments to Intermediate Holdings of amounts received by Borrowers in connection with a Liquidation Sale pursuant to Section 2.8(a)(xiii) and the last sentence of Section 2.8.

7.15 Change of Company Name or Location; Change of Fiscal Year. No Borrower shall (a) change its name, or (b) change its chief executive office, principal place of business, other business offices, warehouses or other locations, or the location of its records concerning the Collateral, in any case of clause (a) or (b) above, without providing at least thirty (30) days prior written notice to the Lenders and after completing or taking any reasonable action requested by the Lenders in connection therewith, including to continue the perfection of any Liens in favor of the Lenders in any Collateral, and provided that any such new location shall be in the continental United States or Canada. Without limiting the foregoing, no Borrower shall change its name, identity or structure in any manner which might make any financing statement, financing change statement or continuation statement filed in connection herewith insufficient or inadequate to comply with the requirements of Section 9-503 of the Code, the filing requirements of the PPSA or any other then applicable provision of the Code except upon prior written notice to the Lenders and after completing or taking any reasonable action requested by the Lenders in connection therewith, including to continue the perfection of any Liens in favor of the Lenders in any Collateral. No Borrower shall change, nor suffer or permit Holdings or Intermediate Holdings to change, its Fiscal year.

7.16 No Speculative Transactions. No Borrower shall engage in any transaction involving commodity options, futures contracts or similar transactions.

7.17 Leases. No Borrower shall enter into any lease for real or personal property.

7.18 Change of Control. No Borrower shall cause, permit, or suffer, directly or indirectly, the occurrence of any Change of Control.

7.19 Accounting Methods. No Borrower shall modify or change its method of accounting (other than as may be required to conform to GAAP) or enter into, modify, or terminate any agreement currently existing, or at any time hereafter entered into with any third party accounting firm or service bureau for the preparation or storage of any Borrower’s accounting records without said accounting firm or service bureau agreeing to provide the Lenders information regarding the Collateral and each Borrower’s financial condition.

7.20 Suspension. No Borrower shall suspend or go out of a substantial portion of any of its business.

7.21 Benefit Plans. No Borrower nor any ERISA Affiliate shall maintain or contribute to any Benefit Plan.

7.22 Preferred Stock. Holdings agrees not to issue any Capital Stock to any Person that would constitute “Preferred Stock” as defined and described in Holdings’ Certificate of Incorporation filed with the State of Delaware on May 7, 2009, without providing the Lenders with at least 30 days advance written notice thereof, together with copies of all documents, certificates, and agreements to be issued by Holdings or any other Person in connection with such issuance.

7.23 Canadian Pension Plans. No Borrower shall contribute to or assume an obligation to contribute to any Canadian Pension Plan that has a “defined benefit” provisions as such term is defined in the Income Tax Act (Canada).

7.24 Use of Proceeds. No part of the proceeds of the Revolving Credit Advances will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Federal Reserve Board. No part of the proceeds of any Revolving Credit Advance or Letter of Credit will be used, directly or indirectly, to make any payments to a Sanctioned Entity or a Sanctioned Person, to fund any investments, loans or contributions in, or otherwise make such proceeds available to, a Sanctioned Entity or a Sanctioned Person, to fund any operations, activities or business of a Sanctioned Entity or a Sanctioned Person, or in any other manner that would result in a violation of Sanctions by any Person. No part of the proceeds of any Revolving Credit Advance or Letter of Credit will be used, directly or indirectly, in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws. Notwithstanding the foregoing, the covenant in this Section 7.24 shall not apply to any Person that qualifies as a corporation that is registered or incorporated under the laws of Canada or any province thereof and that carries on business in whole or in part in Canada within the meaning of Section 2 of the Foreign Extraterritorial Measures (United States) Order, 1992 passed under the Foreign Extraterritorial Measures Act (Canada) in so far as such representations would result in a violation of or conflict with the Foreign Extraterritorial Measures Act (Canada) or any similar law.

8. TERM

8.1 Termination. The financing arrangements contemplated hereby shall be in effect until the Revolving Credit Termination Date, and any then outstanding Obligations shall be automatically due and payable in full on such date. Lead Borrower may terminate this Agreement at any time upon ten (10) days’ prior written notice to the Lenders upon payment in full in cash of the Obligations. The security interests, Liens and rights granted to Lenders hereunder and the other Loan Documents, and the financing statements (and equivalent filings) filed in connection herewith and therewith shall continue in full force and effect, notwithstanding the termination of this Agreement. Accordingly, the Lenders shall not be required to send termination statements to each Loan Party, or to file them with any filing office, until the payment in full in cash of the Obligations shall have occurred.

8.2 Survival of Obligations Upon Termination of Financing Arrangements. Except as otherwise expressly provided for in the Loan Documents, no termination or cancellation (regardless of cause or procedure) of any financing arrangement under this Agreement shall in any way affect or impair the obligations, duties and liabilities of any Borrower or the rights of the Lenders relating to any unpaid portion of the Obligations, due or not due, liquidated, contingent or unliquidated or any transaction or event occurring prior to such termination, or any transaction or event, the performance of which is required after the Revolving Credit Termination Date. Except as otherwise expressly provided herein or in any other Loan Document, all undertakings, agreements, covenants, warranties and representations of or binding upon any Borrower, and all rights of the Lenders, all as contained in the Loan Documents, shall not terminate or expire, but rather shall survive any such termination or cancellation and shall continue in full force and effect until the Termination Date; provided, however that in all events the provisions of Section 11, the payment of obligations under Sections 2.11 and 2.13, and the indemnities contained in the Loan Documents shall survive the Termination Date.

9. EVENTS OF DEFAULT; RIGHTS AND REMEDIES

9.1 Events of Default. The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an “Event of Default” hereunder:

(a) Payment Defaults. Any Borrower (i) shall fail to make any payment of principal of any Revolving Credit Advance or any of the other Obligations when due and payable, (ii) shall fail to make any payment of interest or any Fee when due and payable and the same remains unremedied for more than one (1) Business Day, or (iii) fails to pay or reimburse the Applicable Lender for any expense reimbursable hereunder or under any other Loan Document within ten (10) Business Days following such Borrower’s receipt of the Applicable Lender’s written demand for such reimbursement or payment of expenses.

(b) Specified Covenant Defaults. Any Borrower shall fail or neglect to perform, keep or observe any of the provisions of Sections 2.2, 2.6, 6.4 or 7.

(c) Financial Information Defaults. Any Borrower shall fail or neglect to perform, keep or observe any of the provisions of Section 5, and the same shall remain unremedied for more than five (5) Business Days.

(d) Covenant Defaults Generally. Any Borrower shall fail or neglect to perform, keep or observe any other provision of this Agreement or of any of the other Loan Documents (other than any provision embodied in or covered by any other clause of this Section 9) and such failure continues after the earlier of (i) three (3) Business Days after such Borrower shall receive written notice of any such failure from the Applicable Lender or (ii) five (5) Business Days after such Borrower shall become aware thereof.

(e) Representations and Warranties. Any representation or warranty herein or in any Loan Document or in any written statement, report, financial statement or certificate made or delivered to the Applicable Lender by any Borrower shall be untrue or incorrect in any material respect as of the date when made or deemed made.

(f) Attachment. Any assets of any Borrower shall be attached, seized, levied upon or subjected to a writ or distress warrant, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors of any Borrower.

(g) Voluntary Insolvency Proceedings. An Insolvency Proceeding shall be commenced by Holdings, Intermediate Holdings or any Borrower.

(h) Involuntary Insolvency Proceedings. An Insolvency Proceeding shall be commenced against Holdings, Intermediate Holdings or any Borrower and any of the following events occur: (i) such Person consents to the institution of the Insolvency Proceeding against it, (ii) the petition commencing the Insolvency Proceeding is not timely controverted, (iii) the petition commencing the Insolvency Proceeding is not dismissed within forty-five (45) days of the date of the filing thereof, (iv) an interim trustee or received is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of such Person, or (v) an order for relief shall have been entered therein.

(i) Liens, Levies and Assessments. A notice of Lien, levy, or assessment shall be filed of record with respect to the assets of Holdings or Intermediate Holdings valued in the aggregate in excess of $200,000 or any asset of a Borrower valued in the aggregate in excess of $50,000 by the United States, Canada or any department, agency, or instrumentality thereof, or by any state, province, territory, county, municipal, or governmental agency, or any other Governmental Authority and with respect to Holdings and Intermediate Holdings the same is not discharged within ten (10) Business Days of the date of such filing and with respect to a Borrower, the same is not discharged within five (5) Business Days of the date of such filing, or if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a Lien, whether choate or otherwise, upon such entities’ assets and the same is not paid on the payment date thereof.

(j) Monetary Judgments. A final judgment or judgments for the payment of money involving an aggregate amount of (i) $100,000 or more shall be rendered against any Borrower or (ii) $2,000,000 or more shall be rendered against Holdings or Intermediate Holdings and in each case the same shall not, within thirty (30) days after the entry thereof, have been discharged or execution thereof stayed or bonded pending appeal, or shall not have been discharged prior to the expiration of any such stay.

(k) Loan Documents. Any material provision of any Loan Document shall for any reason cease to be valid, binding and enforceable in accordance with its terms (or Holdings, Intermediate Holdings or any Borrower, as the case may be, shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms), or any security interest created under any Loan Document shall cease to be a valid and perfected first priority security interest or Lien (except as otherwise permitted herein or therein) in any of the Collateral purported to be covered thereby, unless such security interests cease to be a valid and perfected first priority security interest or Lien in the Collateral solely by reason of any Lender’s act or failure to act.

(l) Cessation of Business. Holdings, Intermediate Holdings or any Borrower shall be enjoined, restrained, or in any way prevented by court order or otherwise from continuing to conduct all or any material part of its business affairs.

(m) Cross-Default. There shall be a default in any other agreement material to the operations of the business of any Intermediate Holdings or any Borrower and such default (i) shall occur at the final maturity of the obligations thereunder or (ii) shall result in a right by the other party thereto, irrespective of whether exercised, to accelerate the maturity of such Intermediate Holdings’ or such Borrower’s obligations thereunder, to terminate such agreement, or to refuse to renew such agreement pursuant to an automatic renewal right therein.

(n) Material Misstatements and Misrepresentations. Any material misstatement or misrepresentation shall exist in any warranty, representation, statement, or Record made to the Lenders by Holdings, Intermediate Holdings or any Borrower, or any officer, employee, agent, director (or comparable manager) of Holdings, Intermediate Holdings or any Borrower on behalf of Holdings, Intermediate Holdings or any Borrower.

(o) B. Riley Guaranty. There shall occur an event of default or any other material breach under the B. Riley Guaranty (after taking into account any applicable notice and cure provisions related thereto).

(p) Change of Control. There shall occur a Change of Control.

(q) Forfeiture Proceedings. There shall occur an indictment of, or institution of any legal process or proceeding against, Holdings, Intermediate Holdings or any Borrower, or any member, officer, director, or senior manager of Holdings, Intermediate Holdings or any Borrower, where the relief, penalties or remedies sought or available include the forfeiture of any property of Holdings, Intermediate Holdings or any Borrower and/or the imposition of any stay or other order, the effect of which could be to restrain in any material way the conduct by Holdings, Intermediate Holdings or any Borrower of its business in the ordinary course or would otherwise result in a Material Adverse Effect.

(r) Breach of Material Agreements. There shall occur an event of default or any other material breach by any Person party to any Liquidator Joint Venture Agreement, Liquidation Sales Agreement, Agency Agreement or Purchase Agreement (after taking into account any applicable notice and cure provisions related thereto). Any Expense L/C required under any Liquidation Sales Agreement shall not be issued when and as required by such Liquidation Sales Agreement, or shall be cancelled, terminated, or shall be permitted to expire except in accordance with the terms of any Liquidation Sales Agreement.

(s) Material Adverse Effect. There shall occur any other event that has a Material Adverse Effect.

9.2 Remedies. Upon the occurrence, and during the continuation, of an Event of Default, the Lenders may exercise any of the rights and remedies of a secured party under the Code and any other rights and remedies provided for in this Agreement or any other Loan Document or otherwise available to it at Law or in equity, such rights and remedies to include, without limitation, the following, all of which are authorized by each Borrower:

(a) If any Default or Event of Default shall have occurred and be continuing, the Lenders may without notice suspend this facility with respect to further Revolving Credit Advances and the incurrence of further Letter of Credit Obligations whereupon any further Revolving Credit Advances and Letter of Credit Obligations shall be made or extended in the Lenders’ sole discretion so long as such Default or Event of Default is continuing.

(b) If any Event of Default shall have occurred and be continuing, the Lenders may, without notice, (i) terminate this facility with respect to further Revolving Credit Advances and the incurrence of further Letter of Credit Obligations; (ii) except as otherwise expressly provided herein, increase the rate of interest and Letter of Credit Fees applicable to the Obligations to the Default Rate; (iii) declare all or any portion of the Obligations, including all or any portion of any Liquidation Borrowing to be forthwith due and payable, and require that the Letter of Credit Obligations be cash collateralized as provided in Annex B, all without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Borrowers; and (iv) exercise any rights and remedies provided to the Lenders under the Loan Documents and/or at Law or equity, including all remedies provided under the Code; provided that, upon the occurrence of an Event of Default specified in Sections 9.1 (f), (g) or (h), all of the Obligations shall become immediately due and payable without declaration, notice or demand by any Person.

(c) If any Event of Default shall have occurred and be continuing and if the Lenders determine that any Borrower is unwilling or unable to conduct any Liquidation Sale as required under a Liquidation Sales Agreement, then the Lenders may assume control of, and conduct and complete, or appoint an agent to assume control of, conduct, and complete, such Liquidation Sale pursuant to the terms of such Liquidation Sales Agreement.

(d) If any Event of Default shall have occurred and be continuing, the Lenders may, without notice to any Borrower (such notice being expressly waived), and without constituting a retention of any collateral in satisfaction of an obligation (within the meaning of the Code), set off and apply to the Obligations any and all (i) balances and deposits of any Borrower held by the Lenders or any Affiliate thereof (including any amounts received in the Cash Management Accounts), or (ii) Indebtedness at any time owing to or for the credit or the account of any Borrower held by the Lenders or any Affiliate thereof.

(e) If any Event of Default shall have occurred and be continuing, the Lenders may: (i) hold, as cash collateral, any and all balances and deposits of any Borrower held by the Lenders, and any amounts received in the Cash Management Accounts, to secure the full and final repayment of all of the Obligations and/or (ii) instruct each Cash Management Bank and any other depositary with whom a DDA subject to a Control Agreement is maintained, to pay any and all balances and deposits in the applicable Cash Management Account or other DDA to Lender’s Account.

9.3 Remedies Cumulative. The rights and remedies of the Lenders under this Agreement, the other Loan Documents, and all other agreements shall be cumulative and may be exercised simultaneously. Each Lender shall have all other rights and remedies not inconsistent herewith as provided under the Code, by other applicable Law, or in equity. No exercise by the Lenders of one right or remedy shall be deemed an election, and no waiver by the Lenders of any Event of Default shall be deemed a continuing waiver. No delay by the Lenders shall constitute a waiver, election, or acquiescence by it.

9.4 Waivers by Borrower. Except as otherwise provided for in this Agreement or by applicable Law, each Borrower waives: (a) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by the Lenders on which such Borrower may in any way be liable, and hereby ratifies and confirms whatever the Lenders may do in this regard, (b) all rights to notice and a hearing prior to any Lender’s taking possession or control of, or to such Lender’s replevy, attachment or levy upon, the Collateral or any bond or security which might be required by any court prior to allowing the such Lender to exercise any of its remedies, and (c) the benefit of all valuation, appraisal and exemption laws.

10. SUCCESSORS AND ASSIGNS

10.1 This Agreement and the other Loan Documents shall be binding on and shall inure to the benefit of each Borrower, the Lenders and their respective successors and assigns (including a debtor-in-possession on behalf of any Borrower), except as otherwise provided herein or therein.

10.2 No Borrower shall assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder or under any of the other Loan Documents without the prior express written consent of the Lenders. Any such purported assignment, transfer, hypothecation or other conveyance by any Borrower without the prior express written consent of the Lenders shall be void.

10.3 Each Lender (“Assignor”) may assign and delegate to one or more assignees (each, an “Assignee”) all, or any ratable part of all, of the Obligations and the other rights and obligations of the Assignor hereunder and under the other Loan Documents (except that any documents or agreements concerning Bank Products may only be assigned in accordance with their terms); provided, however, that Borrowers may continue to deal solely and directly with such Assignor in connection with the interest so assigned to an Assignee until (a) written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Borrowers and (b) the Assignor and its Assignee have delivered to Borrowers an Assignment and Acceptance substantially in the form of Exhibit 10.3 hereto.

10.4 The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of Borrowers and the Lenders with respect to the transactions contemplated hereby and no Person shall be a third party beneficiary of any of the terms and provisions of this Agreement or any of the other Loan Documents.

11. MISCELLANEOUS

11.1 Complete Agreement; Modification of Agreement. This Agreement, together with the other Loan Documents constitute the complete agreement between the parties with respect to the subject matter thereof and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof. This Agreement may not be modified, altered or amended except as set forth in Section 11.2.

11.2 Amendments. No amendment, modification, or termination of any provision of this Agreement or any other Loan Document, or any consent to any departure by any Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Lenders and the Credit Party who is a party to this Agreement or such Loan Document (as applicable); provided that any amendment contemplated by Section 2.4(n) or Section 2.4(m) in connection with the use or administration of Term SOFR or in connection with a Benchmark Transition Event, as applicable, shall be effective as contemplated by such Section 2.4(n) or Section 2.4(m), as applicable.

11.3 Releases. Upon indefeasible payment in full in cash and performance of all of the Obligations (other than indemnification Obligations under Section 2.11), termination of this Agreement and a release of all claims against the Lenders, and so long as no suits, actions proceedings, or claims are pending or threatened against any Indemnified Person asserting any damages, losses or liabilities that are Indemnified Liabilities, the Lenders shall deliver to Borrowers termination statements, mortgage releases and other documents necessary or appropriate to evidence the termination of the Liens securing payment of the Obligations.

11.4 Fees and Expenses.

(a) Borrowers jointly and severally agree to pay from time to time on demand all costs of collection, Lender Expenses and all reasonable costs, expenses, and disbursements (including reasonable attorneys’ fees and expenses) which are incurred by the Lenders in connection with the preparation, negotiation, execution, administration and delivery of this Agreement and of any other Loan Documents, and all other reasonable costs, expenses, and disbursements which may be incurred in connection with or in respect to the credit facility contemplated hereby or which otherwise are incurred with respect to the Obligations.

(b) Borrowers jointly and severally agree to pay from time to time on demand all Lender Expenses (including reasonable attorneys’ fees and reasonable attorneys’ expenses) incurred by the Lenders, following the occurrence of any Event of Default.

(c) Each Borrower authorizes the Lenders to pay all such fees and expenses, and in the Lenders’ discretion, to add such fees and expenses to the Loan Account.

(d) The undertaking on the part of Borrowers in this Section 11.4 shall survive payment of the Obligations and/or any termination, release, or discharge executed by the Lenders in favor of any Borrower, other than a termination, release, or discharge which makes specific reference to this Section 11.4.

11.5 Tax and Expenses. If any Borrower fails to pay any monies (whether taxes, assessments, insurance premiums, or, in the case of leased properties or assets, rents or other amounts payable under such leases) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then, the Applicable Lender, in its sole discretion and without prior notice to any Borrower, may do any or all of the following: (a) make payment of the same or any part thereof, or (b) in the case of the failure to comply with Section 6.4, obtain and maintain insurance policies of the type described in Section 6.4 and take any action with respect to such policies as the Applicable Lender deems prudent. Any such amounts paid by the Applicable Lender shall constitute Lender Expenses and any such payments shall not constitute an agreement by the Applicable Lender to make similar payments in the future or a waiver by the Applicable Lender of any Event of Default under this Agreement. Each Lender need not inquire as to, or contest the validity of, any such expense, tax, or Lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

11.6 No Waiver. The Applicable Lender’s failure, at any time or times, to require strict performance by any Borrower of any provision of this Agreement and any of the other Loan Documents shall not waive, affect or diminish any right of the Applicable Lender thereafter to demand strict compliance and performance therewith. Any suspension or waiver of an Event of Default shall not suspend, waive or affect any other Event of Default whether the same is prior or subsequent thereto and whether the same or of a different type. None of the undertakings, agreements, warranties, covenants and representations of any Borrower contained in this Agreement or any of the other Loan Documents and no Default or Event of Default by any Borrower shall be deemed to have been suspended or waived by the Applicable Lender, unless such waiver or suspension is by an instrument in writing signed by an officer of or other authorized employee of the Applicable Lender and directed to Borrowers specifying such suspension or waiver.

11.7 Remedies. Each Lender’s and the Credit Parties’ respective rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies which the Applicable Lender or any Credit Party may have under any other agreement, including the other Loan Documents, by operation of Law or otherwise. Recourse to the Collateral shall not be required.

11.8 Severability. Wherever possible, each provision of this Agreement and the other Loan Documents shall be interpreted in such a manner as to be effective and valid under applicable Law, but if any provision of this Agreement shall be prohibited by or invalid under applicable Law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11.9 Conflict of Terms. Except as otherwise provided in this Agreement or any of the other Loan Documents by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement is in conflict with, or inconsistent with, any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

11.10 Confidentiality. Each Lender agrees to use reasonable efforts (equivalent to the efforts such Lender applies to maintain as confidential its own confidential information) to maintain as confidential all information provided to it by Borrowers and/or any other Credit Party and/or their Affiliates and designated as confidential; provided that each Lender may disclose such information (a) to Persons employed or engaged by such Lender in evaluating, approving, structuring or administering the Liquidation Borrowings and the credit facility evidenced by the Loan Documents; (b) to any bona fide participant or potential participant that has agreed to comply with the covenant contained in this Section 11.10 (and any such bona fide participant or potential participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (d) as required or requested by any Governmental Authority or reasonably believed by such Lender to be compelled by any court decree, subpoena or legal or administrative order or process; (e) as, in the opinion of such Lender’s counsel, required by Law; (f) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any litigation to which such Lender is a party, or (g) which ceases to be confidential through no fault of such Lender. Each Lender may at any time destroy any documents containing such confidential information.

11.11 CHOICE OF LAW AND VENUE.

(a) THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS.

(b) THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF SUFFOLK, COMMONWEALTH OF MASSACHUSETTS, PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT LENDER’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE LENDER ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. BORROWERS WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 11.11(b).

11.12 Notices. Unless otherwise provided in this Agreement, all notices or demands by any Borrower or the Lenders to the other relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as Borrowers or the Lenders, as applicable, may designate to each other in accordance herewith), or telefacsimile (with a confirming receipt from the sending machine) to Borrowers or to the Lenders, as the case may be, at its address set forth below:

If to any
Credit Party:	B. Riley Retail Solutions WF, LLC
21255 Burbank Boulevard
Suite 400
Woodland Hills, CA 91367
Attn: Phillip Ahn, Chief Financial Officer
Fax No.: (818) 746-9921
Email: pahn@greatamerican.com

with copies
in all cases to:	B. Riley Financial, Inc.
590 Madison Ave., 29th Floor
New York, NY 10022
Attn: Alan Forman,
Executive Vice President & General Counsel
E-Mail: aforman@brileyfin.com

and:	Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
Chrysler Center
666 Third Avenue
New York, NY 10017
Attn: Matthew Gautier, Esquire
E-Mail: MBGautier@mintz.com

If to the Lenders:	Wells Fargo Bank, National Association
125 High Street
Boston, MA 02110
Attn: Joseph Burt
Fax No.: (617) 523-4032
E-Mail: Joseph.Burt@wellsfargo.com

with copies
in all cases to:	Choate, Hall & Stewart LLP
Two International Place
Boston, MA 02110
Attn: Kevin J. Simard, Esquire
Fax No.: (617) 248-4000
E-Mail: ksimard@choate.com

the Lenders and Borrowers may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 11.12, other than notices by the Lenders in connection with enforcement rights against the Collateral under the provisions of the Code, shall be deemed received on the earlier of the date of actual receipt or three (3) Business Days after the deposit thereof in the mail. Borrowers acknowledge and agree that notices sent by the Lenders in connection with the exercise of enforcement rights against Collateral under the provisions of the Code shall be deemed sent when deposited in the mail or personally delivered, or, where permitted by Law, transmitted by telefacsimile or any other method set forth above.

11.13 Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

11.14 Counterparts; Telefacsimile Execution. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 3.1, this Agreement shall become effective when it shall have been executed by the Lenders and when the Lenders shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Execution of any such counterpart may be executed by means of (a) an electronic signature that complies with the federal Electronic Signatures in Global and National Commerce Act, as in effect from time to time, state enactments of the Uniform Electronic Transactions Act, as in effect from time to time, or any other relevant and applicable electronic signatures law; (b) an original manual signature; or (c) a faxed, scanned, or photocopied manual signature. Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. The Lenders reserve the right, in its sole discretion, to accept, deny, or condition acceptance of any electronic signature on this Agreement or on any notice delivered to the Lenders under this Agreement. Any party delivering an executed counterpart of this Agreement by faxed, scanned or photocopied manual signature shall also deliver an original manually executed counterpart, but the failure to deliver an original manually executed counterpart shall not affect the validity, enforceability and binding effect of this Agreement. The foregoing shall apply to each other Loan Document, and any notice delivered hereunder or thereunder, mutatis mutandis, except as otherwise specifically provided therein.

11.15 WAIVER OF JURY TRIAL. BORROWERS AND LENDERS EACH HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. BORROWERS AND LENDERS REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

11.16 Press Releases. Each Borrower agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of the Lenders or their Affiliates or referring to this Agreement or the other Loan Documents without at least two (2) Business Days’ prior notice to the Lenders and without the prior written consent of the Lenders unless (and only to the extent that) such Borrower or Affiliate is required to do so under applicable Law and then, in any event, such Borrower or Affiliate will consult with the Lenders before issuing such press release or other public disclosure. Each Borrower, on its own behalf and on behalf of its Affiliates, consents to the publication by the Lenders of advertising material relating to the financing transactions contemplated by this Agreement using any Borrower’s or Affiliate’s name, product photographs, logo or trademark. The Lenders shall provide a draft reasonably in advance of any advertising material to Borrowers for review and comment prior to the publication thereof. Each Lender reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

11.17 Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Borrower for liquidation or reorganization, should any Borrower become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of any Borrower’s assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable Law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

11.18 Advice of Counsel. Each of the parties represents to each other party hereto that it has discussed this Agreement and, specifically, the provisions of Sections 11.11 and 11.15, with its counsel.

11.19 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

11.20 Effectiveness. This Agreement shall be binding and deemed effective when executed by Borrowers and the Lenders.

11.21 Intentionally Omitted .

11.22 Right of Set-Off. Any and all deposits or other sums at any time credited by or due to a Borrower from the Applicable Lender or from any Affiliate of the Applicable Lender, and any cash, securities, instruments or other property of a Borrower in the possession of any of the foregoing, whether for safekeeping or otherwise (regardless of the reason such Person had received the same) shall at all times constitute security for any and all Obligations of Borrowers to the Applicable Lender or such Affiliate and may be applied or set off against the Obligations at any time, whether or not such are then due and whether or not other collateral is then available to the Applicable Lender or such Affiliate.

11.23 Pledges To Federal Reserve Banks. Nothing included in this Agreement shall prevent or limit the Applicable Lender, to the extent that the Applicable Lender is subject to any of the twelve Federal Reserve Banks organized under §4 of the Federal Reserve Act (12 U.S.C. §341) from pledging all or any portion of the Applicable Lender’s interest and rights under this Agreement, provided, however, neither such pledge nor the enforcement thereof shall release the Applicable Lender from any of its obligations hereunder or under any of the Loan Documents.

11.24 USA Patriot Act Notice. Each Lender hereby notifies Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Borrower, Holdings, Intermediate Holdings, and their respective Subsidiaries, which information includes the name and address of each Borrower, Holdings, Intermediate Holdings, and their respective Subsidiaries, and other information that will allow such Lender to identify each Borrower, Holdings, Intermediate Holdings, and their respective Subsidiaries in accordance with the Act. Each Borrower, Holdings, Intermediate Holdings, and their respective Subsidiaries are in compliance, in all materials respects, with the Patriot Act. No part of the proceeds of any Liquidation Borrowing will be used by any Borrower, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA.

11.25 Canadian Anti-Money Laundering Legislation. Each Borrower acknowledges that, pursuant to the Canadian Anti-Money Laundering Legislation, the Lenders may be required to obtain, verify and record information regarding the Borrowers and their respective directors, authorized signing officers, direct or indirect shareholders or other Persons in control of the Borrowers, and the transactions contemplated hereby. Each Borrower shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by the Lenders or any assignee thereof, in order to comply with any applicable Canadian Anti-Money Laundering Legislation, whether now or hereafter in existence.

11.26 No Joint Venture. Nothing contained herein shall be deemed or construed to create a partnership or joint venture between any Borrower and the Lenders.

11.27 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Applicable Lender could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower in respect of any such sum due from it to the Applicable Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by such the Applicable Lender of any sum adjudged to be so due in the Judgment Currency, such the Applicable Lender may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of this Agreement Currency so purchased is less than the sum originally due to the Applicable Lender from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such the Applicable Lender against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to such the Applicable Lender in such currency, such the Applicable Lender may be, agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable Law).

11.28 Appointment for Perfection. The Canadian Lender hereby appoints the U.S. Lender as its agent for the purpose of perfecting Liens, including for assets which, in accordance with Article 9 of the UCC, the PPSA, the Securities Transfer Act (Ontario) or any other applicable law can be perfected only by possession or control. Should the Canadian Lender obtain possession or control of any such Collateral, Canadian Lender shall notify the U.S. Lender thereof, and, promptly upon the U.S. Lender’s request therefor shall deliver such Collateral to the U.S. Lender or otherwise deal with such Collateral in accordance with the U.S. Lender’s instructions.

11.29 Loss Sharing. If following the occurrence of an Event of Default and realization upon the Collateral and the Guarantee Agreements, the U.S. Lender on the one hand and the Canadian Lender on the other hand has suffered or incurred a loss not recovered from available Collateral, each Lender shall make such payments to the other of them so that the loss is shared by all the Lenders.

11.30 Amendment and Restatement. Upon satisfaction of the conditions precedent to the effectiveness of this Agreement, (a) this Agreement shall amend and restate the Existing Credit Agreement in its entirety (except to the extent that definitions from the Existing Credit Agreement are incorporated herein by reference) and (b) the rights and obligations of the parties under the Existing Credit Agreement shall be subsumed within, and be governed by, this Agreement; provided, however, that Borrowers, Holdings, and Intermediate Holdings each hereby agree that (y) the Letters of Credit issued pursuant to the Existing Credit Agreement and outstanding on the Third Restatement Date (and any outstanding Obligations with respect thereto), shall be hereafter deemed to be Letters of Credit issued hereunder, and (z) all Obligations under, and as defined in, the Existing Credit Agreement shall remain outstanding, shall constitute continuing Obligations secured by the Collateral, and this Agreement shall not be deemed to evidence or result in a novation or repayment and reborrowing of such Obligations and other liabilities.

11.31 Appointment of Hypothecary Representative. Without limiting the powers of the U.S. Lender, for the purposes of holding any hypothec granted to the Attorney (as defined below) pursuant to the laws of the Province of Québec to secure the prompt payment and performance of any and all Obligations by any Credit Party, each of the Lenders hereby irrevocably appoints and authorizes the U.S. Lender and, to the extent necessary, ratifies the appointment and authorization of the U.S. Lender, to act as the hypothecary representative of the creditors as contemplated under Article 2692 of the Civil Code of Quebec (in such capacity, the “Attorney”), and to enter into, to take and to hold on their behalf, and for their benefit, any hypothec, and to exercise such powers and duties that are conferred upon the Attorney under any related deed of hypothec.  The Attorney shall:  (a) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to the Attorney pursuant to any such deed of hypothec and applicable law, and (b) benefit from and be subject to all provisions hereof with respect to the U.S. Lender mutatis mutandis, including all such provisions with respect to the liability or responsibility to and indemnification by the Lenders and Credit Parties.  Any person who becomes a Lender shall be deemed to have consented to and confirmed the Attorney as the person acting as hypothecary representative holding the aforesaid hypothecs as aforesaid and to have ratified, as of the date it becomes a Lender, all actions taken by the Attorney in such capacity.

11.32 Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Credit Party to honor all of its obligations under any guaranty in respect of Hedging Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 11.32 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 11.32, or otherwise under a guaranty, voidable under applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until payment in full of the Obligations. Each Qualified ECP Guarantor intends that this Section 11.32 constitute, and this Section 11.32 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

11.33 Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

11.34 Acknowledgment Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for swap contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States): In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

B. RILEY RETAIL SOLUTIONS WF, LLC,
a California limited liability company

By:	/s/ Phillip Ahn
Name:	Phillip Ahn
Title:	Manager

B. RiLEY Retail, INc., a California corporation

By:	/s/ Phillip Ahn
Name:	Phillip Ahn
Title:	Chief Financial Officer

B. RILEY RETAIL CANADA, ULC, an unlimited liability company formed under the laws of the Province of British Columbia

By:	/s/ Phillip Ahn
Name:	Phillip Ahn
Title:	Chief Financial Officer

[Signature Page to Third Amended and Restated Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as the U.S. Lender

By:	/s/ Brent E. Shay
Name:	Brent E. Shay
Title:	Director

WELLS FARGO CAPITAL FINANCE CORPORATION CANADA,
as the Canadian Lender

By:	/s/ Carmela Massari
Name:	Carmela Massari
Title:	Senior Vice President

[Signature Page to Third Amended and Restated Credit Agreement]

ACKNOWLEDGMENT AND AGREEMENT

Each of the undersigned hereby acknowledges and agrees to the provisions of the foregoing Third Amended and Restated Credit Agreement applicable to it, including but not limited to the indemnity provisions set forth in Section 2.11; the access provisions in Section 2.12, the currency indemnity set forth in Section 2.19(a); the covenants contained in Sections 6.13, 6.15 and 6.17; and the provisions of Section 7.22; and agrees to cause Borrowers to, and take all action necessary to permit Borrowers to, comply with all reporting requirements set forth in Article 5 of the foregoing Third Amended and Restated Credit Agreement.

B. RILEY FINANCIAL, INC.,
a Delaware corporation

By:	/s/ Phillip Ahn
Name:	Phillip Ahn
Title:	Chief Financial Officer

B. RILEY RETAIL SOLUTIONS, LLC,
a California limited liability company

By:	/s/ Phillip Ahn
Name:	Phillip Ahn
Title:	Manager

[Acknowledgment to Third Amended and Restated Credit Agreement]